Exhibit 10.6

RECEIVABLES PURCHASE AGREEMENT

dated as of April 27, 2012

among

PHILLIPS 66 RECEIVABLES FUNDING LLC,

as Seller,

PHILLIPS 66 COMPANY,

as Servicer and Originator,

THE CONDUIT PURCHASERS LISTED ON SCHEDULE I FROM TIME TO TIME,

THE COMMITTED PURCHASERS LISTED ON SCHEDULE I FROM TIME TO TIME,

THE LC BANKS LISTED ON SCHEDULE I FROM TIME TO TIME,

THE FACILITY AGENTS LISTED ON SCHEDULE I FROM TIME TO TIME,

and

ROYAL BANK OF CANADA,

as Administrative Agent and Structuring Agent

and

PHILLIPS 66,

as Parent

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-ii-

-iii-

Exhibit A	—	Credit and Collection Policy

Exhibit B	—	Form of Monthly Report

Exhibit C	—	Form of Assignment and Assumption Agreement

Exhibit D	—	Form of Letter of Credit Application

Exhibit E	—	Form of Purchase Notice/Letter of Credit Request

SCHEDULE I	—	Schedule of Purchase Groups, Purchase Group Maximum Net Investments, Purpose Group Percentages, LC Bank Sublimits, Notice Addresses and Funds Transfer Address)

SCHEDULE II	—	List of Eligible and Ineligible Branches

SCHEDULE III	—	Schedule of Depositary Banks, Lockboxes, Lockbox Accounts and Depositary Accounts

SCHEDULE IV	—	List of Set-Off Group Entities

SCHEDULE V	—	LIBOR Margin

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RECEIVABLES PURCHASE AGREEMENT

RECEIVABLES PURCHASE AGREEMENT, dated as of April 27, 2012, among PHILLIPS 66 RECEIVABLES FUNDING LLC, a Delaware limited liability company (the “Seller”), PHILLIPS 66 COMPANY, a Delaware corporation, as servicer (in such capacity, the “Servicer”) and as originator (in such capacity, the “Originator”), the CONDUIT PURCHASERS (as defined herein) party hereto from time to time and listed on Schedule I hereto, the COMMITTED PURCHASERS (as defined herein) party hereto from time to time and listed on Schedule I hereto, the LC BANKS (as defined herein) party hereto from time to time and listed on Schedule I hereto, the FACILITY AGENTS (as defined herein) party hereto from time to time and listed on Schedule I hereto, ROYAL BANK OF CANADA, as administrative agent for the Conduit Purchasers, the Committed Purchasers, the LC Banks and the Facility Agents (together with its successors and assigns, in such capacity, the “Administrative Agent”) and as structuring agent (in such capacity, the “Structuring Agent”), and PHILLIPS 66, a Delaware corporation (the “Parent”).

RECITALS

WHEREAS, the Seller intends to purchase from the Originator accounts receivable generated by the Originator from time to time, and certain rights and interests rights and interests related thereto;

WHEREAS, the Facility Agents, on behalf of their respective Purchase Groups (defined herein), will from time to time purchase from the Seller undivided percentage ownership interests in such receivables pursuant to and in accordance with the terms hereof;

WHEREAS, the LC Banks will from time to time issue letters of credit at the request of the Seller and the Seller will assign an undivided percentage interest in such receivables to secure its reimbursement obligations with respect to such letters of credit pursuant to and in accordance with the terms hereof;

WHEREAS, the Parent has agreed to provide a performance guaranty with respect to the obligations of the Servicer and the Originator contained herein or in the Purchase and Contribution Agreement (as defined herein); and

WHEREAS, the Administrative Agent will act on behalf of the Facility Agents and the Purchase Groups hereunder.

NOW, THEREFORE, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.01. Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Accounts Payable Deduction Amount” shall mean, on any day, for the preceding Calculation Period, the sum of, for each Set-Off Group, an amount equal to the sum of (i) the aggregate amounts payable as of the last day of such Calculation Period by Eligible Branches of the Originator to Persons in such Set-Off Group pursuant to any contract or other arrangement of any kind between the Originator and such Persons (other than a Net-Out Agreement), (ii) the excess, if any, of (y) the aggregate amounts payable as of the last day of such Calculation Period by Ineligible Branches of the Originator (excluding the Ineligible Branch with the Company Code of NADG) to Persons in such Set-Off Group pursuant to any contract or arrangement of any kind between such Ineligible Branches and such Persons, over (z) the aggregate Outstanding Balance of Receivables due from such Persons to such Ineligible Branches as of the last day of such Calculation Period and (iii) the excess, if any, of (A) the aggregate amount of purchases during such Calculation Period by the Ineligible Branch of the Originator with the Company Code NADG from Persons in such Set-Off Group pursuant to any contract or other arrangement of any kind between such Ineligible Branch and such Persons, over (B) the aggregate amount of sales during such Calculation Period by the Ineligible Branch of the Originator with the Company Code NADG to Persons in such Set-Off Group, provided that the sum of preceding clauses (i), (ii) and (iii) shall not exceed the aggregate Outstanding Balance of Eligible Receivables of the Obligors in such Set-Off Groups as the last day of such Calculation Period.

“Administrative Agent” shall mean Royal Bank of Canada, and its successors and assigns.

“Administrative Agent Fee Letter” shall mean the agreement between the Seller and the Administrative Agent, setting forth the fees payable by the Seller to the Administrative Agent, as the same may be from time to time amended, modified or supplemented.

“Administrative Agent Fee” shall mean the fee payable to the Administrative Agent, as provided in the Administrative Agent Fee Letter.

“Affected Person” shall have the meaning specified in Section 2.14 hereof.

“Affiliate” shall mean, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

“Affiliated Obligor” shall mean any Obligor that is an Affiliate or Subsidiary of another Obligor.

“Aggregate Exposure Amount” shall mean, at any time, the sum of (i) the Aggregate Net Investment, (ii) the undrawn Stated Amount of all Letters of Credit outstanding and (iii) the outstanding Participation Advances.

“Aggregate Net Investment” shall mean, at any time, the sum of each Purchase Group’s Net Investment at such time.

“Aggregate Unpaids” shall mean, at any time, an amount equal to the sum of (i) the aggregate accrued and unpaid Yield on the Aggregate Net Investment and the Reimbursement Obligations at such time, (ii) the Aggregate Net Investment at such time, (iii) the aggregate amount of Reimbursement Obligations at such time; (iv) all fees accrued and unpaid hereunder or under the Transaction Fee Letters at such time and (v) all other amounts owed (whether due or accrued) hereunder by the Seller to the Purchasers, the Facility Agents, the LC Banks and the Administrative Agent, or the Support Providers at such time.

“Agreement” shall mean this Receivables Purchase Agreement, as the same may from time to time be amended, supplemented or otherwise modified.

“Assignment and Assumption Agreement” shall mean an assignment and assumption agreement in the form of Exhibit C hereto (with such changes as may be appropriate under the specific circumstances) executed and delivered in accordance with Section 11.02 hereof.

“Alternate Base Rate” shall mean, for any Purchase Group, on any day, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the highest of (i) the prime rate announced from time to time by the related Facility Agent in effect on such day, (ii) (A) the rate equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by such Facility Agent or LC Bank, as applicable, from three Federal funds brokers of recognized standing selected by it, plus (B) one-half of one percent (.50%) per annum and (iii) the one-month Eurodollar Rate plus one percent (1%) per annum.

“Beneficiaries” shall mean the Administrative Agent, for the benefit of itself, the Facility Agents, the Purchasers and the LC Banks

“Blocked Account Agreement” shall mean the “control” agreement related to each Lockbox Account and Depositary Account, in form and substance reasonably acceptable to the Administrative Agent, by and among the Seller, the Servicer, the Administrative Agent and the Depositary Bank.

“Break Funding Costs” shall mean the following amount payable by the Seller on any Reduction Date if on such Reduction Date:

(a) all or any portion of a Purchase Group’s Net Investment which is being repaid or assigned is:

(i) funded with Commercial Paper which cannot be reduced on such Reduction Date: an amount equal to (a) the sum of, for each day any portion of that Commercial Paper is outstanding, the difference between (1) the Yield on such amount of that Commercial Paper (which may be all) which remains outstanding on that day and (2) the income actually received on that day by reinvesting the portion of the Net Investment that is equal to that outstanding amount of Commercial Paper plus (b) any loss or expense arising from the investment of such Net Investment; and

(ii) funded with a funding source that is LIBOR: an amount equal to any losses or expenses which any Purchaser in such Purchase Group may sustain or incur as a consequence of such repayment or assignment, including any loss or expense arising from the reinvestment of such Net Investment or the termination of such funding source; or

(b) all or any portion of an Incremental Purchase is not made as a result of any failure by the Seller to complete such Incremental Purchase, an amount equal to the losses or expenses which any Purchaser in a Purchase Group may sustain or incur as a consequence of such failure.

“Business Day” shall mean any day on which (i) banks are not authorized or required to close under the Laws of New York and (ii) if used in connection with the Eurodollar Rate, dealings are carried out in the London interbank market.

“Calculation Period” shall mean a calendar month.

“Canadian Obligor” shall mean an Obligor which (i) if a natural person, is a resident of Canada or (ii) if a corporation or other business organization, (a) either is organized under the laws of Canada or any political subdivision thereof, or is a resident of Canada or any political subdivision thereof, and (b) has significant operations within Canada.

“Capital Lease Obligations” shall mean as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided, that any lease that would have been considered an operating lease under the provisions of GAAP in effect as of December 31, 2011 shall be treated as an operating lease for all purposes under this Agreement.

“Carrying Cost Reserve Amount” shall mean, on any day, the product of (i) the Carrying Cost Reserve Ratio and (ii) the Net Receivables Balance on such day.

“Carrying Cost Reserve Ratio” shall mean, on any day, calculated for the preceding Calculation Period, the product of (i) 1.5, (ii) the Default Rate and (iii) a fraction, the numerator of which is the highest Days Sales Outstanding for the prior 12 Calculation Periods and the denominator of which is 360.

“Change in Control” shall mean (i) the consummation of a transaction the result of which is that any “person” or “group” (within the meaning of Section 13(d) and 14(d) of the Exchange Act and the rules of the SEC thereunder as in effect on the Closing Date) acquires ownership, direct or indirect, beneficially or of record, of more than 50% of the Voting Stock, or (ii) Continuing Directors cease to constitute a majority of the board of directors of the Parent or of its successor by merger or consolidation.

“Closing Date” shall mean April 27, 2012.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall have the meaning specified in Section 2.01(b) hereof.

“Collections” shall mean, for any Receivable as of any date, all cash collections and other cash proceeds (whether in the form of cash, wire transfer, or checks) of that Receivable, including, without limitation, all finance charges, if any, and cash proceeds of the related property with respect to such Receivable, and any Deemed Collections of such Receivable.

“Commercial Paper” shall mean the commercial paper notes which fund the purchase of Receivables by each Conduit Purchaser and which are issued in the commercial paper market by such Conduit Purchaser or an entity sponsored by the same financial institution to provide funding to the related Conduit Purchaser.

“Committed Purchaser” shall mean each financial institution which is or becomes a party to this Agreement by executing this Agreement or an Assignment and Assumption Agreement and which is identified as such from time to time on Schedule I to this Agreement, and any of its successors.

“Complete Servicing Transfer” shall have the meaning specified in Section 4.09 hereof.

“Concentration Limit” shall mean, on any day, the aggregate Outstanding Balance of all Reserve Receivables with respect to a single Obligor and its Affiliated Obligor(s), if any, may not constitute more than the applicable Concentration Limit as a percentage of the aggregate Outstanding Balance of Eligible Receivables on such day set forth below:

CATEGORY	RATING OF OBLIGOR[1]	LIMIT
A	A-1/P-1 (A+/A1) or above	6.67%
B	Below A-1/P-1 (A+/A1), but not lower than A-2/P-2 (BBB+/Baa1)	4.00%
C	Below A-2/P-2 (BBB+/Baa1), but not lower than A-3/P-3 (BBB-/Baa3)	2.67%
D	Below A-3/P-3 (BBB-/Baa3) or unrated	1.60%

“Conduit Purchaser” shall mean each entity that is or becomes a party to this Agreement in such capacity by executing this Agreement or an Assignment and Assumption Agreement and that is identified as such from time to time on Schedule I to this Agreement, and any of its successors and assigns.

“Conduit Support Document” shall mean any agreement entered into by any Support Provider providing for the issuance of one or more letters of credit for the account of any Conduit Purchaser, the issuance of one or more surety bonds for which any Conduit Purchaser is obligated to reimburse the applicable Support Provider for any drawings thereunder, the sale by any Conduit Purchaser to any Support Provider of its interest in the Receivables (or any portion thereof) and/or the making of loans and/or other extensions of credit to any Conduit Purchaser in connection with such Conduit Purchaser’s securitization program (whether for liquidity or credit enhancement support), together with any letter of credit, surety bond or other instrument issued thereunder.

“Continuing Director” shall mean (i) each individual who is a director of the Parent on the Closing Date (as defined in the Credit Agreement) and (ii) each other director of the Parent whose election, appointment or nomination for election by the Parent’s stockholders was approved by a vote of at least a majority of the then Continuing Directors or by a vote of at least a majority of a committee of the Parent’s board of directors comprised solely of Continuing Directors.

“Contract” shall mean a contract between the Originator and an Obligor, and/or any and all invoices and other writings which, in either case, give rise to an account receivable arising from the sale by the Originator of goods or services in the ordinary course of the Originator’s business.

[1]

If no short-term rating is available, the long-term equivalent (specified in the parentheses above) will be used. If such entity is split rated, the lower of the two available ratings will be used to determine the applicable Limit. If only one rating is available, the next lower rating category will apply to determine the applicable Limit. If an Obligor’s payment obligation under a Contract is guaranteed by such Obligor’s parent, the parent’s ratings will be used, subject to the rules of the three preceding sentences.

“Contribution” shall mean the transfer (in one or more transactions) by ConocoPhillips and its Subsidiaries to the Parent and its Subsidiaries of the Contribution Business.

“Contribution Business” shall mean certain assets, liabilities and operations of ConocoPhillips Company’s and certain of its Subsidiaries’ crude oil and petroleum products refining, marketing and transportation business, chemicals business and midstream business (along with certain related miscellaneous assets and liabilities), and the Equity Interests of certain entities holding certain of such assets, liabilities and operations.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “controlling” and “controlled” shall have meanings correlative thereto.

“Credit Agreement” shall mean the Revolving Credit Agreement, dated as of February 22, 2012, among Phillips 66, as borrower, Originator, as guarantor, the lenders party thereto from time to time, and JPMorgan Chase Bank, N.A., as Administrative Agent, as the same may from time to time be amended, supplemented or otherwise modified.

“Credit and Collection Policy” shall mean the Originator’s credit, collection, enforcement and other policies and practices relating to Contracts and Receivables existing on the date hereof and as set forth on Exhibit A hereto, as the same may be modified from time to time in compliance with Section 4.05 hereof.

“Daily Report” shall have the meaning specified in Section 4.11(a)(iii) hereof.

“Daily Report Date” shall mean each Business Day.

“Days Sales Outstanding” shall mean, on any day for the preceding Calculation Period, an amount equal to the product of (i) a fraction, the numerator of which is the Outstanding Balance of all Reserve Receivables on the first day of such Calculation Period and the denominator of which is the aggregate amount of Reserve Receivables originated during such Calculation Period times (ii) 30.

“Deemed Collections” shall mean collections deemed received by the Seller in an amount equal to (i) all Dilutions and (ii) the aggregate Outstanding Balance of any Receivables (a) which were included in the Net Receivables Balance and which were not Eligible Receivables, (b) in which the Administrative Agent does not have a first priority perfected ownership or security interest and (c) as to which the other representations and warranties made by the Seller or the Servicer are no longer true and correct in all material respects.

“Defaulting Purchaser” shall mean any Committed Purchaser that fails to make a Purchase or to fund a Participation Advance.

“Default Rate” shall mean the Alternate Base Rate plus 2.0% per annum.

“Default Ratio” shall mean the ratio (expressed as a percentage) calculated on any day, for the preceding Calculation Period, of (i) the aggregate amount of all Reserve Receivables that were not Defaulted Receivables at the beginning of such Calculation Period but that became Defaulted Receivables or that were written off the books of the Originator during such Calculation Period (without duplication) to (ii) the aggregate amount payable in respect of Reserve Receivables originated during the third Calculation Period preceding such Calculation Period.

“Defaulted Receivable” shall mean the debit balance of a Receivable (i) which remains unpaid for 61 days or more from the original due date, (ii) the Obligor of which is in a bankruptcy or similar proceeding as debtor, or (iii) which, consistent with the Originator’s Credit and Collection Policy, would be written off as uncollectible.

“Delinquency Ratio” shall mean the ratio (expressed as a percentage), calculated on any day, for the preceding Calculation Period, of (i) the aggregate outstanding debit balance of all Reserve Receivables which remain unpaid 31 days or more from the original due date as of the last day of such Calculation Period to (ii) the aggregate Outstanding Balance of all Reserve Receivables on such last day.

“Depositary Account” shall mean an account maintained at a Depositary Bank into which Collections in the form of wire transfer or electronic funds transfers are made by Obligors.

“Depositary Bank” shall mean, at any time, JPMorgan Chase Bank, N.A., or any financial institution reasonably acceptable to the Administrative Agent which holds a Lockbox Account or a Depositary Account.

“Dilution” shall mean the portion of any Receivable which is either (i) reduced or canceled as a result of (a) any defective, rejected, returned or repossessed goods or services, any cash or other discount, or any failure by the Originator to deliver any goods or perform any services or otherwise perform under the underlying Contract or invoice, (b) any change in or cancellation of any of the terms of such contract or invoice or any other adjustment by the Originator or the Seller which reduces the amount payable by the Obligor on the related Receivable, (c) any rebates, warranties, allowances or charge-backs, or (d) any setoff or credit in respect of any claim by the Obligor thereof (whether such claim arises out of the same or a related transaction or an unrelated transaction) or (ii) subject to any specific dispute, offset, counterclaim or defense whatsoever (except the discharge of bankruptcy of the Obligor thereof). The Seller shall be deemed to have received a Collection of each Receivable on the day such Dilution occurs.

“Dilution Horizon Ratio” shall mean a fraction, calculated on any day for the preceding Calculation Period, the numerator of which equals the aggregate amount of all Reserve Receivables generated during such Calculation Period and the denominator of which equals the Net Receivables Balance at the end of such Calculation Period.

“Dilution Ratio” shall mean the ratio (expressed as a percentage), calculated for the preceding Calculation Period, of (i) the amount of Dilution for Reserve Receivables for such Calculation Period to (ii) the aggregate amount of all Reserve Receivables generated during the preceding Calculation Period.

“Dilution Reserve Amount” shall mean, on any day, the product of (i) the Dilution Reserve Percentage and (ii) the Net Receivables Balance on such day.

“Dilution Reserve Percentage” shall mean, on any day, a percentage equal to the greater of (i) 15.0% (the “Dilution Reserve Floor”) and (ii) the amount expressed as a percentage and calculated in accordance with the following formula:

{(SF x ED) + ((DS – ED) x (DS/ED))} x DHR

Where:

SF =	2.25;

ED =	the average of the Dilution Ratios for the twelve most recently ended Calculation Periods;

DS =	the highest Dilution Ratio during the twelve most recently ended Calculation Periods; and

DHR =	the Dilution Horizon Ratio at such time.

“Distribution” shall mean the pro rata dividend of the Parent’s common stock in connection with the Spin-Off substantially as described in the Registration Statement.

“Distribution Date” shall mean each of (i) before the Termination Date, (a) the second (2nd) Business Day after each Monthly Report Date and (b) the Business Day after each Weekly Report Date and Daily Report Date and (ii) on and after the Termination Date, each Business Day.

“Dollar” and “$” shall mean lawful currency of the United States of America.

“Downgrade Event” shall mean that the Parent’s senior unsecured debt rating is downgraded below BBB- by S&P or below Baa3 by Moody’s.

“Effective Date” shall mean the time at which the Spin-Off occurs.

“Eligible Branch” shall mean each branch of the Originator/Seller listed on Schedule II hereto as an “Eligible Branch”, as such Schedule may be amended from time to time in accordance with Section 11.21 hereof.

“Eligible Receivable” shall mean, at any time for the determination thereof, any Receivable:

(a) which arises from the sale of products or services of the Originator in the ordinary course of business, but does not arise from the sale of products or provision of services from the Ineligible Branches;

(b) which is an “account” as defined in Article 9 of the UCC;

(c) the Obligor of which (i) is a U.S. Obligor, except that up to (A) 2.0% of the aggregate Outstanding Balance of all non-Defaulted Receivables may consist of Receivables owing by Canadian Obligors and (B) 5.0% of the aggregate Outstanding Balance of all non-Defaulted Receivables may consist of Receivables owing by Foreign Obligors (excluding Canadian Obligors), (ii) is not an affiliate of the Seller or the Originator, and (iii) is not a Government Obligor, except that up to 1.0% of the aggregate Outstanding Balance of all non-Defaulted Receivables may consist of Receivables owing by Government Obligors;

(d) which is denominated in U.S. dollars and payable in the U.S.;

(e) the sale of or granting of a security interest in which does not contravene any law and the related Contract does not contain any enforceable restriction on assignment of such Receivable that is effective under applicable Law;

(f) which represents a bona fide obligation of the Obligor to pay the stated amount, and the Receivable, together with the related Contract, is enforceable against the related Obligor in accordance with its terms;

(g) which is not subject to (i) any dispute, counterclaim or defense or (ii) any asserted set-off and is not a Net-Out Receivable;

(h) which, together with the related Contract, does not contravene in any material respect applicable law, rule or regulation (including those relating to export and re-export control, including, without limitation, the Export Administration Regulations maintained by the U.S. Department of Commerce, trade and economic sanctions regulations maintained by the U.S. Treasury Department’s Office of Foreign Assets Control, and the International Traffic in Arms Regulations maintained by the U.S. Department of State) and no party to such Contract is in violation of any such law, rule or regulation if such contravention or violation, as applicable, would impair the collectability of such Receivable;

(i) which satisfies all applicable requirements of the Originator’s Credit and Collection Policy;

(j) which is due within 90 days of the original billing date therefor;

(k) in and to which the Originator has validly sold all of its right, title and interest in and to such Receivable to the Seller, and Seller owns good and marketable title to the Receivable, free and clear of any encumbrance, lien or security interest, except that Oil and Gas Lien Receivables which result in the Oil and Gas Lien Receivable Calculation not exceeding the following applicable percentage of the aggregate Outstanding Balance of all non-Defaulted Receivables shall be eligible (subject to the eligibility requirement in clause (s) below): (i) if the Parent’s senior unsecured debt is rated above BBB- by S&P and above Baa3 by Moody’s, 10%, (ii) if the Parent’s senior unsecured debt is rated BBB- by S&P or Baa3 by Moody’s, 5%, and (iii) if a Downgrade Event has occurred and is continuing, 0% (that is, all Oil and Gas Lien Receivables shall be ineligible);

(l) the representations and warranties with respect to which in the Purchase and Contribution Agreement and this Agreement are true and correct in all material respects;

(m) which arises under a Contract that contains an obligation to pay a specified sum of money, contingent only upon the sale of goods or the provision of services;

(n) with respect to which no Facility Agent has provided to the Seller at least ten (10) days’ prior written notice that such Facility Agent has determined that such Receivable either (i) is generated by a line of business which did not exist at the closing of the Facility or that is changed from the business as it then existed or (ii) has a related Obligor which is unacceptable to such Facility Agent in its reasonable credit judgment;

(o) which is payable by an Obligor who is not the subject of bankruptcy or similar proceedings;

(p) which is not a Defaulted Receivable;

(q) which has not been extended, rewritten or otherwise modified from the original terms thereof except in accordance with the Originator’s Credit and Collection Policy;

(r) which has been fully earned by performance on the part of the Originator, and no further action is required to be performed by the Originator or any other Person with respect thereto other than payment thereon by the applicable Obligor;

(s) if an Oil and Gas Lien Receivable, no holder of a lien or security interest arising or perfected pursuant to an Oil and Gas Lien Act has taken any step to enforce such lien or security interest with respect thereto;

(t) the purchase of the obligation constitutes a current transaction within the meaning of the Section 3(a)(3) of the Securities Act of 1933; and

(u) which represents the sales price of goods or services within the meaning of Section 3(c)(5) of the Investment Company Act of 1940.

“Equity Interests” shall mean with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such securities (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Parent, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any Reportable Event with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (c) the incurrence by the Parent or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, other than a standard termination under Section 4041(b) of ERISA; (d) the receipt by the Parent or any ERISA Affiliate of any notice from the PBGC of any intention of the PBGC to terminate any Plan or to appoint a trustee to administer any Plan; (e) the incurrence by the Parent or any of its ERISA Affiliates of any Withdrawal Liability or other liability under Title IV of ERISA with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (f) the receipt by the Parent or any ERISA Affiliate of any notice of a determination that a Multiemployer Plan is insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar Liabilities” shall have the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Rate” shall mean, for any Purchase Group and any Calculation Period, the sum of LIBOR and the Eurodollar Reserve Percentage for such Purchase Group and such Calculation Period or other period.

“Eurodollar Reserve Percentage” of any Committed Purchaser or LC Bank for any Calculation Period shall mean the reserve percentage applicable two Business Days before the first day of such Calculation Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) (or if more than one such percentage shall be applicable, the daily average of such percentages for those days in such Calculation Period or other period during which any such percentage shall be so applicable) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve, special deposit or similar requirement) for such Committed Purchaser or LC Bank with respect to liabilities or assets consisting of or including, or deposits with respect to, Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Liabilities is determined) having a term equal to such Calculation Period or other period.

“Eurocurrency Liabilities” shall have the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Event of Termination” shall have the meaning specified in Section 8.02(a) hereof.

“Excess Concentration Amount” shall mean, on any day, the sum of all amounts determined as follows: for each Obligor, the amount, if any, by which (i) the aggregate Outstanding Balance of the Eligible Receivables of such Obligor and its Affiliated Obligor(s), if any, exceeds (ii) the applicable Concentration Limit for such Obligor.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time and any successor statute thereto.

“Excluded Taxes” shall mean, with respect to an Indemnified Party, any of the following Taxes imposed on or with respect to such Indemnified Party or required to be withheld or deducted from a payment to such Indemnified Party: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, state gross receipts Taxes, and branch profits Taxes imposed as a result of such Indemnified Party being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or that are Other Connection Taxes, (b) U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Indemnified Party with respect to its portion of any Exposure Amount pursuant to a law in effect on the date on which such Indemnified Party funds such Exposure Amount or becomes obligated to fund a portion of Aggregate Exposure Amount, (c) any Tax, assignment or other governmental charge attributable to and which would not have been imposed but for such Indemnified Party’s failure to comply with the delivery requirements contained in Section 11.07 with respect to the applicable tax forms (including any successor forms), reports and documentation required to be properly completed and duly executed by such Indemnified Party establishing such Indemnified Party’s exemption from U.S. federal withholding tax, and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Exposure Amount” shall mean, for each Purchase Group, the applicable Purchase Group Percentage of the Aggregate Exposure Amount.

“Facility” shall mean the facility governed by the terms and conditions set forth in this Agreement, pursuant to which (i) the Facility Agents, on behalf of their respective Purchase Groups, purchase from the Seller undivided interests in the Receivables, the Related Security and the Collections, and (ii) the LC Banks make available to the Sellers Letters of Credit in favor of beneficiaries specified by the Seller and permissible under applicable Law.

“Facility Agent” shall mean, with respect to any Conduit Purchase, Committed Purchaser or LC Bank, the entity acting as agent for such Conduit Purchaser, Committed Purchaser or LC Bank identified from time to time on Schedule I hereto, which executes this Agreement or an Assignment and Assumption Agreement, and any successor thereto

“Facility Termination” shall mean the date on which (i) all Aggregate Unpaids have been fully paid, (ii) the Maximum Net Investment is reduced to zero and (iii) no Letters of Credit remain outstanding.

“FATCA” shall mean the Foreign Account Tax Compliance Act under Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended, and any successor statute thereto.

“Fee Collateral Amount” shall mean, on any day on and after the Termination Date, the sum of the Used Fees, the Letter of Credit Fronting Bank Fees and other fees to accrue on the Letters of Credit that are outstanding and undrawn on such day through their stated expiration dates (as such stated expiration dates may be extended in accordance with the proviso in the definition of LC Obligations herein).

“Fee Letter” shall mean the agreement among the Seller and the Facility Agents, setting forth certain fees payable by the Seller in connection with the purchase by the Facility Agents (on behalf of their respective Purchase Groups) of the Receivable Interest and the Purchasers’ obligation to make Participation Advances in the event draws on the Letters of Credit are not reimbursed.

“Financial Test” shall have the meaning specified in Section 8.01(q) hereof.

“Foreign Obligor” shall mean an Obligor which is not a U.S. Obligor or a Canadian Obligor.

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time.

“Government Obligor” shall mean the United States of America, any territory, possession or commonwealth of the United States of America, any State, any political subdivision of any of the foregoing, any agency or instrumentality of any of the foregoing, any public school and any public healthcare institution.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee” shall mean as to any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Incremental Purchase” shall have the meaning specified in Section 2.02 hereof.

“Indebtedness” shall mean as to any Person, at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all Capital Lease Obligations of such Person, (v) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person (provided, that for the purposes of this clause (v), if such Person has not assumed or otherwise become personally liable for any such Indebtedness, the amount of Indebtedness of such Person in connection therewith shall be limited to the lesser of (a) the fair market value of such asset(s) and (b) the amount of Indebtedness secured by such Lien), (vi) all Indebtedness of others Guaranteed by such Person, (vii) all obligations of such Person in respect of bankers’ acceptances, (viii) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument (other than trade letters of credit and documentary letters of credit), provided, however that in the case of letters of credit other than Letters of Credit issued under the Credit Agreement, reimbursement obligations shall not be considered Indebtedness unless they have not been reimbursed within three Business Days after becoming due, and (ix) all production payments, proceeds production payments or similar obligations of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefore as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indebtedness for Borrowed Money” shall mean as to any Person, at any date, without duplication, Indebtedness of the types referred to in clauses (i) and (ii) of the definition of Indebtedness and Guarantees thereof.

“Indemnified Parties” shall have the meaning specified in Section 10.01(a) hereof.

“Ineligible Branches” shall mean each branch of the Originator listed on Schedule II hereto as an “Ineligible Branch”, as such Schedule may be amended from time to time in accordance with Section 11.21 hereof.

“Investment Grade Rating” shall mean as to any Person, a rating of senior long-term unsecured debt of such Person without any third-party credit enhancement of (i) BBB- or higher by S&P or (ii) Baa3 or higher by Moody’s.

“Issuance” shall mean the initial issuance by an LC Bank of a Letter of Credit in accordance with the provision of Section 2.10 hereof. “Issue” shall mean the doing of such action.

“Law” shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Official Body.

“LC Bank” and “LC Banks” shall mean each financial institution which agrees to issue Letters of Credit at the request of the Seller by being or becoming a party to this Agreement by executing this Agreement or an Assignment and Assumption Agreement and which is identified as such from time to time on Schedule I to this Agreement, and any of its successors.

“LC Bank Fee Letter” shall mean, for each LC Bank, the fee letter between such LC Bank and the Seller, setting forth the Letter of Credit Fronting Bank Fee and the other fees payable by the Seller to such LC Bank in connection with the Issuance and/or Modification of a Letter of Credit, as the same may be from time to time amended, modified or supplemented.

“LC Bank Sublimit” shall mean, with respect to any LC Bank, the dollar amount indicated from time to time on Schedule I to this Agreement. For the avoidance of doubt, although the aggregate of the LC Bank Sublimits may exceed the LC Sub-Facility, the Stated Amount of the outstanding Letters of Credit may not exceed at any time the LC Sub-Facility.

“LC Cash Collateral Account” shall mean the account designated as the LC Cash Collateral Account established and maintained at JPMorgan Chase Bank, N.A., account number 464639090, or any other commercial bank designated by the Administrative Agent, which account shall be in the name of the Administrative Agent, for the benefit of the Purchase Groups, in respect of Phillips 66 Receivables Facility.

“LC Obligations” shall mean, at any time, an amount equal to the sum of (a) the aggregate Stated Amount of the then undrawn and outstanding Letters of Credit and (b) the aggregate Reimbursement Obligations described in clause (i) of the definition thereof that have not then been reimbursed pursuant to Section 2.11; provided that any Letter of Credit that has expired by its terms but may still be drawn upon in accordance with Rule 3.14 of the International Standby Practices, shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“LC Sub-Facility” shall mean $1,200,000,000.

“Letter of Credit” shall have the meaning set forth in Section 2.10(a) of this Agreement.

“Letter of Credit Application” shall mean, for each LC Bank, such LC Bank’s form of Letter of Credit Application, substantially in the form of Exhibit D hereto, or such other form as shall be agreed to from time to time by the Seller and such LC Bank.

“Letter of Credit Fronting Bank Fee” shall mean the fees payable to an LC Bank which issues a Letter of Credit, as provided in the applicable LC Bank Fee Letter.

“Letter of Credit Reimbursement Agreement” shall mean the Reimbursement Agreement dated as of April 27, 2012, among, the Parent, the Seller and Phillips 66 Co., as the same may be from time to time amended, modified or supplemented, pursuant to which Phillips 66 Co. may from time to time request from the Seller that the Seller direct the Issuance or Modification of a Letter of Credit hereunder and Phillips 66 Co. will have an obligation to reimburse the Seller for any drawing under such Letter of Credit.

“Letter of Credit Request” shall mean the request for the Issuance or Modification of a Letter of Credit in substantially the form of Exhibit E hereto.

“LIBOR” shall mean, for any Purchase Group and any Calculation Period, a rate per annum, to be reasonably determined by the related Facility Agent, equal to the rate per annum which appears on the Reuters BBA Libor Page 3750, or such other page as may replace page 3750 on that service (rounded up to the nearest 1/100 of 1%), for the purpose of displaying London interbank offered rates of major banks for deposits of Dollars, at or about 11:00 a.m. (London time) two London Business Days prior to the first day of such Calculation Period or other period, as applicable, for a period equal to such Calculation Period or other period, as applicable, in an amount substantially equal to the amount of Dollars to be funded; provided, that in the event no rate is so posted, “LIBOR” shall mean the arithmetic average (rounded up to only four decimal places) of the offered quotations by the related Facility Agent for deposits of Dollars at or about 11:00 a.m. (London time) two London Business Days prior to the Calculation Period or other period, as applicable, in an amount substantially equal to the amount of Dollars to be funded.

“LIBOR Margin” shall mean the applicable margin added to the Eurodollar Rate, based on the senior unsecured debt rating of the Parent, as set forth on Schedule V hereto.

“Lien,” with respect to any asset, shall mean any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset (including any production payment, proceeds production payment or similar financing arrangement with respect to such asset).

“Limited Liability Company Agreement” shall mean the First Amended and Restated Limited Liability Company Agreement of the Seller dated April 27, 2012.

“Lockbox” shall mean a post office box to which Collections are sent and which is administered by a Depositary Bank.

“Lockbox Account” shall mean an account maintained at a Depositary Bank into which Collections are deposited.

“Loss Ratio” shall mean, on any day, the highest average of the Default Ratios for any three consecutive Calculation Periods during the twelve Calculation Periods preceding the day on which determined.

“Loss Horizon Ratio” shall mean a fraction, calculated on any day, for the preceding Calculation Period, (i) the numerator of which equals aggregate Outstanding Balance of all Reserve Receivables generated during the three Calculation Periods ended on the last day of such Calculation Period times the Weighted Average Term Factor and (ii) the denominator of which is equal to the Net Receivables Balance on the last day of such Calculation Period.

“Losses” shall have the meaning specified in Section 10.01(a) hereof.

“Loss Reserve Amount” shall mean, on any day, the product of (i) the Loss Reserve Percentage and (ii) the Net Receivables Balance on such day.

“Loss Reserve Percentage” shall mean, the percentage, calculated on any day, for the preceding Calculation Period, equal to the greater of (a) 8.0% (the “Loss Reserve Floor”) and (b) the product of (a) 2.25, (b) the Loss Ratio and (c) the Loss Horizon Ratio.

“Loss-to-Liquidation Ratio” shall mean, the ratio (expressed as a percentage), calculated on any day, for the preceding Calculation Period, of (i) the aggregate Outstanding Balance of all Reserve Receivables written off by the Originator or the Seller during such Calculation Period and (ii) the aggregate amount of Collections on all Reserve Receivables actually received during such Calculation Period.

“Mandatory Reduction Amount” shall mean the amount necessary to cause the Percentage Interest to be less than or equal to 100%, or, following a Downgrade Event, less than or equal to 95%.

“Material Adverse Effect” shall mean a material adverse effect on (i) the financial condition or operations of the Seller; (ii) the ability of the Seller, Phillips 66 Co. or the Parent to perform its obligations under any Transaction Document; (iii) the legality, validity or enforceability of any Transaction Document, (iv) any Purchaser’s or LC Bank’s interest in the Receivables generally or in any significant portion of the Receivables, the Related Security or the Collections with respect thereto; or (v) the collectability of the Receivables generally or of any material portion of the Receivables.

“Material Subsidiary” shall mean Originator and at any time, any Subsidiary which as of such time meets the definition of a “significant subsidiary” contained as of the date hereof in Regulation S-X of the SEC other than the Seller or any other Securitization Entity.

“Maximum Net Investment” shall mean $1,200,000,000, unless such amount shall be reduced pursuant to the next sentence or as provided in Section 2.15 or following the termination of a Purchase Group pursuant to Section 11.08 hereof. On a Non-Extension Date for any Non-Extending Purchase Group, unless such Non-Extending Purchase Group’s Purchase Group Maximum Net Investment has been assigned pursuant to Section 11.02, the Maximum Net Investment shall be reduced by that Non-Extending Purchase Group’s Purchase Group Maximum Net Investment.

“Modification” shall mean any renewal, extension (to the extent not automatically renewed subject to the terms of Section 2.10), increase, decrease or other modification of a Letter of Credit, other than a ministerial amendment. “Modify” shall mean the doing of such action.

“Monthly Report” shall have the meaning specified in Section 4.11(a)(i) hereof.

“Monthly Report Date” shall mean the 25th calendar day of each month, or, if such day is not a Business Day, the next Business Day.

“Moody’s” shall mean Moody’s Investors Service, Inc., together with any successor that is a nationally recognized statistical rating association.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Parent or any ERISA Affiliate (i) makes or is obligated to make contributions or (ii) has any liability, including Withdrawal Liability.

“Net Investment” shall mean, for each Purchase Group, at any time, the sum of the amounts of Purchase Price paid by the Purchasers in that Purchase Group to the Seller for each Incremental and Reimbursement Purchase less the aggregate amount of Collections and other amounts received and applied by the Servicer or the related Facility Agent to reduce such Net Investment in accordance with the terms hereof; provided, that each Purchase Group’s Net Investment shall be increased by the amount of any Collections so received and applied if at any time the distribution of such Collections is rescinded or must otherwise be returned or restored for any reason.

“Net-Out Agreement” shall mean a “net-out agreement”, an “exchange agreement” or similar agreement with respect to purchases and sales between the Originator and another party, pursuant to which amounts payable by Originator and such other party are settled on a net basis based on physical deliveries that occurred in a specified period.

“Net-Out Receivables” shall mean any Receivable originated under a Net-Out Agreement.

“Net Receivables Balance” shall mean, at any time, the Outstanding Balances of the Eligible Receivables at such time reduced by the sum of, without duplication of amounts reducing the amount of total Receivables to determine Eligible Receivables, the following: (i) the Accounts Payable Deduction Amount, (ii) the Excess Concentration Amount (net of any deduction made pursuant to preceding clause (i) for any Obligor), (iii) the aggregate amount of

Collections that are unapplied cash, and (iv) after a Downgrade Event, the aggregate accrual balance of sales, excise, motor fuel, business and occupation, and other similar taxes payable in connection with the Receivables, adjusted for a factor of the highest Days Sales Outstanding for the prior twelve Calculation Periods.

“Non-Extending Purchase Group” shall have the meaning specified in Section 2.16 hereof.

“Non-Extension Date” shall have the meaning specified in Section 2.16 hereof.

“Obligor” shall mean a Person who purchased goods or services on credit under a Contract and who is obligated to make payments to the Seller or the Originator pursuant to such Contract.

“Official Body” shall mean any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case, whether foreign or domestic.

“Oil and Gas Lien Act” shall mean Section 9.343 of the Texas UCC, the Oil and Gas Products Lien Act of the State of New Mexico (N.M. Stat. Ann. §48-9-1 et seq.), the Oil and Gas Owners’ Lien Act of the State of Oklahoma (52 Okl. St. Ann § 548 et seq.), the Oil and Gas Owner’s Sales Liens statute of North Dakota (N.D. Cent. Code §§35-37-01-06), the Montana Oil and Gas Owners’ Lien Act (Mont. Code Ann. §§71-3-1601-1607), and any comparable provision of the law of any other jurisdiction.

“Oil and Gas Lien Receivable Calculation” shall mean, on any day, for the preceding Calculation Period, an amount equal to the product of (i) the aggregate amount of Oil and Gas Lien Receivables for the Calculation Period preceding such Calculation Period and (ii) 1.15.

“Oil and Gas Lien Receivables” shall mean an equivalent amount of Receivables equal to the amount of purchases by the Originator that are subject or potentially subject to an Oil and Gas Lien Act, that give rise or potentially give rise to adverse claims on such Receivables pursuant to an Oil and Gas Lien Act.

“Originator” shall mean Phillips 66 Company, a Delaware corporation.

“Optional Reduction Amount” shall mean the amount of reduction of the Aggregate Net Investment specified by the Seller pursuant to Section 2.15(b) hereof.

“Optional Reduction Date” shall mean the date on which an Optional Reduction Amount is paid.

“Other Companies” shall have the meaning set forth in Section 7.05(a) hereof.

“Other Connection Taxes” shall mean with respect to any Indemnified Party, Taxes imposed as a result of a present or former connection between such Indemnified Party and the jurisdiction imposing such Tax (other than connections arising from such Indemnified Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any portion of its Aggregate Exposure).

“Other Phillips 66 Companies” shall have the meaning set forth in Section 7.05(d) hereof.

“Outstanding Balance” of any Receivable shall mean, at any time, the then outstanding amount thereof.

“Parent” shall mean Phillips 66, a Delaware corporation.

“Parent Material Adverse Effect” shall mean (a) on or prior to the Closing Date, (i) a material adverse change in, or a material adverse effect upon, the business, operations, property or financial condition of the Parent and its Subsidiaries and of the Contribution Business, taken as a whole, (ii) a material impairment of the ability of the Parent and Originator, taken as a whole, to perform their obligations under the Transaction Documents, or material impairment of the ability of the Parent to consummate the Spin-Off or (iii) material adverse effect upon the rights or remedies of the Administrative Agent, the Facility Agents, the Purchasers and the LC Banks under the Transaction Documents; and (b) after the Closing Date, (i) a material adverse change in, or a material adverse effect upon, the business, operations, property or financial condition of the Parent and its Subsidiaries, taken as a whole, (ii) a material impairment of the ability of the Parent and Originator, taken as a whole, to perform their obligations under the Transaction Documents, or (iii) a material adverse effect upon the rights or remedies of the Administrative Agent, the Facility Agents, the Purchasers and the LC Banks under the Transaction Documents; provided, that the consummation of the Transactions shall not be considered to be a material adverse change, effect or impairment.

“Parent Undertaking” shall mean the unconditional guarantee by the Parent, for the benefit of the Beneficiaries, of the performance of Phillips 66 Co. under the Transaction Documents, provided in Section 5.01 hereof.

“Participation Advance” shall mean a purchase or deemed purchase by a Purchaser or an LC Bank of a participation interest in the Reimbursement Obligations which are unsatisfied by the Seller pursuant to Section 2.11(b).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Percentage Interest” shall mean, at any time of determination, an undivided percentage interest in the Receivables, Related Security and Collections and equal to the following:

AEA– LCA + TRA

NRB

Where:

AEA	=	the Aggregate Exposure Amount at the time of such determination;

LCA	=	the amount on deposit in the LC Cash Collateral Account (other than the amount deposited therein pursuant to Section 2.12(a) or (c) hereof or allocable to the Fee Collateral Amount) at the time of determination;

TRA	=	the Total Reserve Amount at the time of such determination; and

NRB	=	the Net Receivables Balance at the time of such determination.

Following the Scheduled Termination date or the occurrence of a Termination Event, for the purpose of allocating Collections pursuant to Section 2.08, the Percentage Interest shall be equal to 100% until the Facility Termination.

“Person” shall mean an individual, corporation, limited liability company, partnership (general or limited), trust, business trust, unincorporated association, joint venture, joint-stock company, Official Body or any other entity of whatever nature.

“Phillips 66 Co.” shall mean Phillips 66 Company, a Delaware corporation.

“Phillips 66 Letter of Credit Documents” shall mean the Letter of Credit Reimbursement Agreement, and each letter of credit request and any other document, agreement or instrument delivered in connection therewith.

“Plan” shall mean any employee benefit (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Parent or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Potential Termination Event” shall mean any event that, with the giving of notice or the passage of time, or both, would constitute a Termination Event.

“Proceeds” shall mean “proceeds” as defined in Section 9-102(a)(64) of the Uniform Commercial Code as in effect in the State of New York and the jurisdiction whose Law governs the perfection of the Administrative Agent’s ownership or security interests therein.

“Purchase” shall mean a purchase, including each Reinvestment Purchase, Incremental Purchase and Reimbursement Purchase, by a Facility Agent (on behalf of its related Purchasers) of the Receivable Interest.

“Purchase and Contribution Agreement” shall mean the Purchase and Contribution Agreement dated as of April 27, 2012, by and between the Seller, as purchaser, and Originator, as seller, as the same may from time to time be amended, supplemented or otherwise modified.

“Purchase Group” shall mean each separate group consisting of one or more Conduit Purchasers, if any, one or more Committed Purchasers, one or more LC Banks and a Facility Agent, identified from time to time on Schedule I to this Agreement.

“Purchase Group Maximum Net Investment” shall mean, with respect to any Purchase Group, the dollar amount indicated from time to time on Schedule I to this Agreement; provided, that if any Purchase Group becomes a Non-Extending Purchase Group, then, effective on its Non-Extension Date, such Non-Extending Purchase Group’s Purchase Group Maximum Net Investment will equal the Net Investment until repaid in accordance with Section 2.16 hereof; and provided further, that if any Purchase Group is terminated without replacement pursuant to Section 11.08, such Purchase Group’s Purchase Group Maximum Net Investment will be reduced to $0.

“Purchase Group Percentage” shall mean, with respect to a Purchase Group, the percentage equivalent of a fraction, the numerator of which is the Purchase Group Maximum Net Investment of such Purchase Group and the denominator of which is the Maximum Net Investment.

“Purchase Notice” shall have the meaning specified in Section 2.02 hereof.

“Purchase Price” shall mean, with respect to any Incremental Purchase, the amount agreed to by the Seller and the Facility Agents and paid to the Seller by the Facility Agents, on behalf of the Purchasers, as set forth in the Purchase Notice related to such Incremental Purchase.

“Purchaser” or “Purchasers” shall mean a Conduit Purchaser or a Committed Purchaser, or one or more Conduit Purchasers or Committed Purchasers, as the context so requires, and shall include a Support Provider and any of their respective successors and assigns that may purchase any portion of the Receivable Interest pursuant hereto or which acquires an undivided interest in any Conduit Purchaser’s Receivable Interest pursuant to a Conduit Support Document.

“Rating Agencies” shall mean, collectively, Moody’s, S&P and Fitch Ratings.

“RBC” shall mean Royal Bank of Canada, a Canadian chartered bank.

“Receivable” shall mean all indebtedness and any other obligations of any Obligor arising from the sale of goods from the Originator’s crude oil, natural gas liquids and petroleum products refining, marketing and transportation business, and specialty businesses and the provision of related services, by the Originator under a Contract, including all rights to payment of any interest or finance charges and any security related thereto.

“Receivable Interest” shall mean, at any time, an undivided percentage ownership or security interest in (i) each and every then outstanding Receivable owned by the Seller, (ii) all Related Security with respect to each such Receivable, (iii) all Collections with respect thereto, and (iv) all cash and non-cash Proceeds of the foregoing, equal to the Percentage Interest at such time, and only at such time (without regard to prior calculations).

“Records” shall mean correspondence, memoranda, computer programs, tapes, discs, reports, papers, books or other documents or transcribed information of any type whether expressed in ordinary or machine readable language; provided, that any intellectual property (such as software) or rights therein that are not permitted by applicable Law or contract to be assigned shall not be included herein.

“Reduction Date” shall mean any day on which any portion of a Purchase Group’s Net Investment funded with Commercial Paper or with Yield based on LIBOR (i) is reduced without compliance by the Seller with the notice requirements under this Agreement, (ii) is assigned by a Conduit Purchaser to its Support Provider, (iii) is reduced in connection with the payment of an Optional Reduction Amount or a Mandatory Reduction Amount or (iv) would have increased due to an Incremental Purchase requested in a Purchase Notice delivered by the Seller in accordance with Section 2.02 but was not in fact increased.

“Registration Statement” shall mean the Parent’s Registration Statement on Form 10 filed with the SEC on January 3, 2012, as amended from time to time.

“Regulatory Change” shall mean the occurrence after the Closing Date (or with respect to any Purchaser or LC Bank, such later date on which such Purchaser or LC Bank, as the case may be, becomes a party to this Agreement) of (i) the adoption of any applicable Law, rule or regulation (including any applicable law, rule or regulation regarding capital adequacy) or any change therein, (ii) any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency, or (iii) the compliance, application or implementation, whether commenced prior to or after the Facility closing date, by any Affected Person with the requirements of (a) the final rule titled Risk-Based Capital Guidelines; Capital Adequacy Guidelines; Capital Maintenance: Regulatory Capital; Impact of Modifications to Generally Accepted Accounting Principles; Consolidation of Asset-Backed Commercial Paper Programs; and Other Related Issues, adopted by the United States bank regulatory agencies on December 15, 2009 (the “FAS 166/167 Capital Guidelines”), (b) the revised BASEL ACCORD prepared by the BASEL Committee on Banking Supervision entitled “A global regulatory framework for more resilient banks and banking systems”, revised June 2011 (“BASEL III”), or (c) the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any existing or future rules, regulations, guidance, interpretations or directives from the U.S. bank regulatory agencies relating to the FAS 166/167 Capital Guidelines, BASEL III or the Dodd-Frank Wall Street Reform and Consumer Protection Act (whether or not having the force of law), regardless of the date any of the foregoing is enacted, adopted or issued.

“Reimbursement Collateral Amount” shall mean, on any day, the sum of (i) if before the Termination Date, the amount, if any, required to be deposited in the LC Cash Collateral Account to cause the Percentage Interest to be less than 100% (95% if a Downgrade Event shall have occurred and be continuing) on such day, (ii) the amount required to be deposited therein pursuant to Section 2.12(a) with respect to a Defaulting Purchaser, and (iii) on and after the Termination Date, the aggregate Stated Amount of outstanding and undrawn Letters of Credit on such day.

“Reimbursement Obligation” shall mean the obligation of the Seller to (i) reimburse an LC Bank pursuant to Section 2.11(b) for amounts drawn under Letters of Credit not satisfied by a Reimbursement Purchase in accordance with the terms of Section 2.11(a) and/or (ii) cash collateralize the Stated Amount of undrawn and outstanding Letters of Credit pursuant to Section 2.11(f), as the context requires.

“Reimbursement Purchase” shall have the meaning specified in Section 2.11(a) hereof.

“Reinvestment Purchase” shall mean have the meaning specified in Section 2.05 hereof.

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Related Security” shall mean with respect to any Receivable:

(a) all Contracts with respect to such Receivable;

(b) all of the Seller’s interest, if any, in the goods (including returned goods) the sale of which by the Originator gave rise to such Receivable;

(c) all other security interests or Liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements signed by an Obligor describing any collateral securing such Receivable;

(d) all guarantees, indemnities, letters of credit, insurance or other agreements or arrangements of any kind from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise;

(e) all Records relating to, and all service contracts and any other contracts associated with, such Receivable, the related Contracts or the related Obligors;

(f) all of the Seller’s right, title and interests in and to the Purchase and Contribution Agreement and the Phillips 66 Letter of Credit Documents, including (i) all monies due or to become due to the Seller from Phillips 66 Co. thereunder or in connection therewith and (ii) all rights, remedies, powers, claims and privileges of the Seller against Phillips 66 Co. thereunder or in connection therewith; and

(g) all Proceeds of the foregoing.

“Reportable Event” shall mean a “reportable event” as that term is defined in Section 4043 of ERISA or the regulations issued thereunder.

“Required Facility Agents” shall mean the Administrative Agent and the Facility Agents representing Purchase Groups having Purchase Group Maximum Net Investments equal to more than 50% of the Maximum Net Investment; provided, that if any Facility Agent’s Purchase Group includes a Defaulting Purchaser, its Purchase Group Maximum Net Investment (including as part of the Maximum Net Investment) shall not be included for purposes of this definition.

“Required LC Cash Collateral Amount” shall mean the sum of the Reimbursement Collateral Amount and the Fee Collateral Amount, which is held in the LC Cash Collateral Account held for the benefit of the LC Banks, the Facility Agents and the Purchasers.

“Reserve Receivable” shall mean a Receivable which was not generated by an Ineligible Branch.

“Responsible Officer” shall mean, with respect to the Seller, the Servicer, the Originator or the Parent, the chief executive officer, the president, the chief financial officer or treasurer of such Person and any other Person designated as a Responsible Officer by any such officers, as the Seller, the Servicer, the Originator or the Parent, as applicable, may from time to time notify the Administrative Agent.

“Scheduled Termination Date” shall mean April 27, 2015, and such later date as the Seller, Phillips 66 Co., the Parent, the Administrative Agent, and the Facility Agents (other than any Facility Agent whose Purchase Group elects to become a Non-Extending Purchase Group) shall agree in writing in accordance with the provisions of Section 2.16 hereof.

“SEC” shall mean the United States Securities and Exchange Commission or any successor regulatory body.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time and any successor statute thereto.

“Securitization Entity” shall mean any Person engaged solely in the business of effecting Securitization Transactions and related activities.

“Securitization Transaction” shall mean any transaction in which the Parent or a Subsidiary sells or otherwise transfers accounts receivable or other rights to payment (whether existing or arising in the future) and assets related thereto (i) to one or more purchasers or (ii) to a special purpose entity that (a) borrows under a loan secured by or issues securities payable from such accounts receivable or other rights to payment (or undivided interests therein) and related assets or (b) sells or otherwise transfers such accounts receivable or other rights to payment (or undivided interests therein) and related assets to one or more purchasers, whether or not amounts received in connection with the sale or other transfer of such accounts receivable or other rights to payment and related assets to an entity referred to in clause (i) or (ii) above would under GAAP be accounted for as liabilities on a consolidated balance sheet of the Parent. The amount of any Securitization Transaction shall be deemed at any time to be (1) the aggregate outstanding principal or stated amount of the borrowings or securities in connection with the transactions referred to in clause (ii)(a) of the preceding sentence; (2) the outstanding amount of capital invested in or unrecovered outstanding purchase price paid in connection with a transaction referred to in clause (ii)(b) of the preceding sentence; or (3) if there shall be no such principal or stated amount or outstanding capital invested or unrecovered purchase price, the uncollected amount of the accounts receivable transferred to such purchaser(s) pursuant to such Securitization Transaction net of any such accounts receivable that have been written off as uncollectible and any discount in the purchase price thereof.

“Seller” shall have the meaning defined in the preamble hereto.

“Servicer” shall mean, initially, Originator, and thereafter, any Person which upon the termination of a Servicer succeeds to the functions performed by such Person as the Servicer of the Receivables pursuant to a Complete Servicing Transfer.

“Servicer Report” shall mean, as applicable, a Monthly Report, a Weekly Report or a Daily Report.

“Servicer Report Date” shall mean, as applicable, each Monthly Report Date, each Weekly Report Date or each Daily Report Date.

“Servicing Fee” shall mean for any Calculation Period, the product of (i) the Servicing Fee Percentage and (ii) the average daily outstanding balance of Receivables during such Calculation Period.

“Servicing Fee Percentage” shall mean 1.0%.

“Servicing Fee Reserve Amount” shall mean, on any day, the product of (i) the Servicing Fee Reserve Ratio and (ii) the aggregate Outstanding Balance of all Receivables on such day.

“Servicing Fee Reserve Ratio” shall mean, on any day, for the preceding Calculation Period, the product of (i) the Servicing Fee Percentage and (ii) a fraction the numerator of which is the highest Days Sales Outstanding for the preceding twelve Calculation Periods (including such Calculation Period) and the denominator of which is 360.

“Set-Off Group” shall mean (a) before a Downgrade Event, (i) each entity listed on Schedule IV hereto, as that Schedule may be modified from time to time by the Administrative Agent (with at least 45 days’ notice), and each Subsidiary, direct or indirect, of such entity, if any, and (ii) each entity and each Subsidiary, direct or indirect, of such entity, if any, which has one of the ten largest aggregate Eligible Receivables balance at such time, and (b) after a Downgrade Event, each entity and each Subsidiary, direct or indirect, of such entity, if any, which has an Eligible Receivables balance at such time.

“Settlement Date” shall mean (i) the second (2nd) Business Day of each calendar month beginning in June, 2012, and (ii) on and after the Termination Date, each Business Day.

“Special Distribution” shall mean the direct and indirect payments and distributions, whether in the form of repayment of intercompany Indebtedness and/or other distributions of cash or other property or assets, by the Parent and its Subsidiaries to ConocoPhillips or any of its Subsidiaries on or prior to the date on which loans may be obtained under the Credit Agreement.

“Spin-Off” shall mean a series of one or more transactions by ConocoPhillips and its Subsidiaries to give effect to the public spin-off of Phillips 66, including the transfer (in one or more transactions) by ConocoPhillips and its Subsidiaries to Phillips 66 and its Subsidiaries of the Contribution Business and the pro rata dividend of the common stock of Phillips 66 in connection with the Spin-Off substantially as described in the Registration Statement.

“Stated Amount” shall have the meaning specified in Section 2.10(g) hereof.

“Structuring Agent” shall have the meaning specified in the preamble to this Agreement.

“Subsidiary” shall mean, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent.

“S&P” shall mean Standard & Poor’s Ratings Services, together with any successor that is a nationally recognized statistical rating organization.

“Support Provider” shall mean and include any Person now or hereafter extending credit, or having a commitment to extend credit to or for the account of, or to make purchases from, any Conduit Purchaser or issuing a letter of credit, surety bond or other instrument to support any obligations arising under or in connection with such Conduit Purchaser’s securitization program (excluding any such Person providing any of the foregoing credit or support obligations only with respect to a transaction not related to this Agreement).

“Taxes” shall mean any all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed on an Indemnified Party by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” shall mean the earlier of (i) the Scheduled Termination Date and (ii) the date on which an Event of Termination occurs.

“Termination Event” shall have the meaning specified in Section 8.01 hereof.

“Total Reserve Amount” shall mean the sum of (i) the Loss Reserve Amount, (ii) the Dilution Reserve Amount, (iii) the Carrying Cost Reserve Amount and (iv) the Servicing Fee Reserve Amount.

“Transaction Documents” shall mean this Agreement, the Purchase and Contribution Agreement, the Purchase Notices, the Transaction Fee Letters, the Phillips 66 Letter of Credit Documents, the Letter of Credit Requests, the Letter of Credit Applications, the Blocked Account Agreements, the Limited Liability Company Agreement, and all other material agreements, documents and agreements executed and delivered in connection therewith.

“Transaction Fee Letters” shall mean the Fee Letter, the Administrative Agent Fee Letter and the LC Bank Fee Letters.

“Transactions” shall mean the Contribution, the Special Distribution, the execution and delivery of the Credit Agreement and the other senior credit facilities executed on the same date as the Credit Agreement, and the incurrence of Indebtedness by the Parent and Originator on or before the Closing Date under such facilities.

“Unused Fee” shall have the meaning specified in the Fee Letter.

“Used Fee” shall have the meaning specified in the Fee Letter.

“U.S. Obligor” shall mean (i) if a natural person, is a resident of the United States or (ii) if a corporation or other business organization, (a) either is organized under the laws of the United States or any political subdivision thereof, or is a resident of the United States or any political subdivision thereof, and (b) has significant operations within the United States.

“UCC” shall mean, with respect to any jurisdiction, the Uniform Commercial Code as in effect from time to time in such jurisdiction.

“Voting Stock” shall mean capital stock of the Parent that is entitled to vote in the election of the board of directors of the Parent (other than any such capital stock having such rights only upon the occurrence of a contingency that has not yet occurred).

“Weekly Report” shall have the meaning specified in Section 4.11(a)(ii) hereof.

“Weekly Report Date” shall mean, if a Weekly Report is required to be delivered pursuant to Section 4.11(a)(ii) hereof, the second Business Day of each week.

“Weighted Average Term Factor” shall mean, on any day, the greater of (i) 1.0 and (ii) the weighted average payment terms plus 60 divided by 90.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Yield” shall mean, for any Purchase Group, for any Calculation Period (or portion thereof), the sum of, for each day in such Calculation Period (or portion thereof):

(a) to the extent any portion of the Net Investment of such Purchase Group is funded on such day by a Conduit Purchaser through the issuance of Commercial Paper, the product of (i) the portion of the Net Investment of such Purchase Group funded on such day by a Conduit Purchaser through the issuance of Commercial Paper, (ii) a rate of interest equal to the per annum rate (expressed as a percentage and an interest yield equivalent) or, if more than one rate, the weighted average thereof, paid or payable by such Conduit Purchaser from time to time as interest on or otherwise in respect of the Commercial Paper issued by such Conduit Purchaser that is allocated, in whole or in part, by the related Facility Agent to fund such portion of Net Investment on such day and (iii) a fraction the numerator of which is one and the denominator of which is 360;

(b) if such Purchase Group does not include a Conduit Purchaser, the product of (i) the Net Investment on such day of the Purchaser (or the Net Investment on such day of the Purchasers) in such Purchase Group, (ii) a rate per annum equal to the Eurodollar Rate for such day, or, in the event (x) LIBOR cannot be determined for any reason, including the unavailability of rate bids or the general unavailability of the London interbank market for U.S. Dollar borrowings or (y) it shall become unlawful for the applicable Committed Purchaser to obtain funds in the London interbank market to fund or maintain any portion of the Net Investment of its Purchase Group, then a rate per annum equal to the Alternate Base Rate on such day and (iii) a fraction the numerator of which is one and the denominator of which is 360 (if the Eurodollar Rate is applicable) or 365 or 366, as applicable (if the Alternate Base Rate is applicable);

(c) if such Purchase Group does include a Conduit Purchaser or Purchasers, to the extent any portion of the Net Investment of such Purchase Group is funded on any day by any Purchaser other than through the issuance of Commercial Paper, the product of (i) the portion of the Net Investment of such Purchase Group funded on such day by such Purchaser other than through the issuance of Commercial Paper, (ii) a rate per annum equal to the Eurodollar Rate for such day, plus the applicable LIBOR Margin, or, in the event (x) LIBOR cannot be determined for any reason, including the unavailability of rate bids or the general unavailability of the London interbank market for U.S. Dollar borrowings or (y) it shall become unlawful for the applicable Purchaser to obtain funds in the London interbank market to fund or maintain any portion of the Net Investment of its Purchase Group, then a rate per annum equal to the Alternate Base Rate on such day and (iii) a fraction the numerator of which is one and the denominator of which is 365 or 366, as applicable; and

(d) to the extent such Purchase Group includes a related LC Bank which is owed a Reimbursement Obligation described in clause (i) of the definition thereof or a Purchaser which is owed a Participation Advance, the product of (i) the amount of such Reimbursement Obligation owed to such LC Bank on such day or the amount of the Participation Advance owed to such Purchaser on such day, (ii) a rate per annum equal to the Default Rate on such day and (iii) a fraction the numerator of which is one and the denominator of which is 360 (if the Default Rate is based on the Eurodollar Rate) or 365 or 366, as applicable (if the Default Rate is based on the prime rate or the federal funds rate);

provided, that at any time when any Termination Event shall have occurred, Yield for each Purchase Group on each day shall be the product of (i) the Net Investments of all Purchasers in such Purchase Group on such day, (ii) a rate per annum equal to the Default Rate on such day and (iii) a fraction the numerator of which is one and the denominator of which is 360 (if the Default Rate is based on the Eurodollar Rate) or 365 or 366, as applicable (if the Default Rate is based on the prime rate or the federal funds rate).

Section 1.02. Interpretation and Construction. (a) Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular, and references to the part include the whole. The words “hereof,” “herein,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.” The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation hereof in any respect. Section, subsection, exhibit and schedule references are to this Agreement unless otherwise specified. As used in this Agreement, the masculine, feminine or neuter gender shall each be deemed to include the others whenever the context so indicates. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. Terms not otherwise defined herein which are defined in the UCC as in effect in the State of New York from time to time shall have the respective meanings ascribed to such terms therein unless the context otherwise clearly requires.

(b) All terms in this Agreement that are defined by reference to the Credit Agreement shall be deemed to be automatically amended as those defined terms are amended in the Credit Agreement, but only so long as the Administrative Agent and all Facility Agents are parties to the Credit Agreement. At such time as any of the Administrative Agent or any Facility Agent is no longer a party to the Credit Agreement, the terms in this Agreement defined by reference to the Credit Agreement shall have the meanings contained in the Credit Agreement as in effect when the Administrative Agent and all of the Facility Agents were parties to the Credit Agreement or such other meanings as such parties may agree.

Section 1.03. Use of Historical Data. When necessary to calculate any ratios or other amounts under this Agreement with reference to periods prior to the date hereof, historical data shall be used.

ARTICLE II

PURCHASES AND SETTLEMENTS

Section 2.01. General Assignment and Conveyance; Intent of the Parties. (a) At the time of each Incremental Purchase (including the initial Incremental Purchase) pursuant and subject to Sections 2.02 and 2.03 hereof, each Reinvestment Purchase pursuant and subject to Section 2.05 hereof and each Reimbursement Purchase pursuant and subject to Section 2.11(a) hereof, the Seller hereby sells to the Facility Agents, for the benefit of the applicable Purchasers, and the Facility Agents, on behalf of the applicable Purchasers, purchases from the Seller of, all of the Seller’s right, title and interest in and to the Receivable Interest representing such Purchases. At the time of each Issuance or Modification of a Letter of Credit, as applicable, pursuant and subject to Section 2.10 hereof, and at all times as such Letters of Credit are outstanding, the Seller hereby assigns to the Facility Agents, for the benefit of the applicable Purchasers and LC Banks, and the applicable Facility Agents, on behalf of the applicable Purchasers and LC Banks, accept the assignment from the Seller of, all of the Seller’s right, title and interest in and to the Receivable Interest securing such Letters of Credit. Any change in the Receivable Interest on any day shall be deemed to be (i) in the event of an increase in the Percentage Interest, a further sale or assignment by the Seller to the Facility Agents, ratably in accordance with their respective Purchase Group Percentages, of an undivided percentage ownership or security interest in each Receivable, together with Related Security and Collections, equal to the amount of such increase or (ii) in the event of a reduction in the Percentage Interest, a reassignment by each Facility Agent, ratably in accordance with its applicable Purchase Group Percentage, to the Seller of an undivided percentage ownership or security interest in each Receivable, together with Related Security and Collections, equal to (in the aggregate for all Facility Agents) the amount of such reduction.

(b) It is the intention of the parties hereto that each Purchase shall convey to each Facility Agent (for the benefit of its Purchasers), to the extent of its Purchase Group Percentage of the Receivable Interests, an undivided ownership interest in the Receivables, Related Security, Collections and Proceeds in respect thereof and that such transaction shall not constitute a secured loan. It is not the intention of the parties that the Incremental Purchases, Reinvestment Purchases and Reimbursement Purchases be deemed a pledge of the Receivable Interests in the Receivables, Related Security, Collections and Proceeds from the Seller to the Facility Agents (on behalf of the Purchasers) to secure a debt or other obligation of the Seller. However, in the event that, notwithstanding the intent of the parties, the Receivable Interests in the Receivables, Related Security, Collections or Proceeds is characterized as collateral for a secured loan or otherwise held to be the property of the Seller, or if for any other reason this Agreement is held or deemed to create a security interest in the Receivable Interests in the Receivables, Related Security, Collections or Proceeds (any of the foregoing being a “Recharacterization”), then it is the intention of the parties hereto that this Agreement shall be a security agreement and the conveyance provided for in Section 2.01(a) shall be deemed to be a grant by the Seller to the Administrative Agent (for the benefit of the Facility Agents and the related Purchasers) of a first priority security interest, securing repayment of the Aggregate Net Investment and all other amounts payable to the Administrative Agent, Facility Agents and the Purchasers hereunder, in the Collateral. In the case of any Recharacterization, the Seller represents and warrants that each remittance of Collections to the Administrative Agent, the Facility Agents or the Purchasers hereunder will have been (i) in payment of a debt incurred in the ordinary course of its business or financial affairs and (ii) made in the ordinary course of its business or financial affairs. It is the intention of the parties hereto that each Issuance or Modification of a Letter of Credit shall convey to each Facility Agent (for the benefit of it related LC Bank(s) and Purchasers), to the extent of its Purchase Group Percentage of the Receivable Interest, a first priority security interest in the Collateral, securing repayment of all Reimbursement Obligations and Participation Advances and all other amounts payable to the Administrative Agent, the Facility Agents, the Purchasers and the LC Banks hereunder. “Collateral” shall mean the Seller’s right, title, and interest, whether now owned or hereafter acquired, in and to (a) (i) the Receivables, (ii) the Related Security with respect to such Receivables, (iii) all Collections, and (iv) the Lockboxes, Lockbox Accounts, the Depositary Accounts and the LC Cash Collateral Account and (b) all Proceeds of any of the foregoing.

Section 2.02. Incremental Purchases. Subject to the terms and conditions hereof, including Section 3.03, (i) the Seller may at any time and from time to time at its option sell to the Facility Agents (as agents for the applicable Purchaser(s)) undivided percentage ownership interests in each and every Receivable, together with the Related Security and Collections with respect thereto (each an “Incremental Purchase”), and (ii) each Facility Agent, on behalf of the applicable Purchaser(s) shall make an Incremental Purchase. The Seller shall provide the Administrative Agent and the Facility Agents with a notice in substantially the form of Exhibit E hereto (a “Purchase Notice”) by 1:00 p.m. (New York City time) at least two Business Days prior to each Incremental Purchase. Each Purchase Notice shall specify (a) the Purchase Price requested to be paid to the Seller and the allocation among the Purchase Groups (which shall be based on their respective Purchase Group Percentages) and (b) the date of such requested Purchase. Subject to the terms and conditions hereof, for any Purchase Group that includes a Conduit Purchaser, if any Conduit Purchaser in such Purchase Group chooses not to purchase (through its related Facility Agent) an Incremental Purchase, the applicable Committed Purchaser in such Conduit Purchaser’s Purchase Group shall purchase (through the related Facility Agent) such Incremental Purchase. Subject to the terms and conditions hereof, Incremental Purchases shall be allocated among the Facility Agents pro rata in accordance with the respective Purchase Group Percentages. No Facility Agent shall have any obligation to make an Incremental Purchase on any day if the conditions set forth in Section 3.03 hereof are not satisfied. No Facility Agent, on behalf of its related Purchaser(s), shall make any such Purchase at or after the Termination Date. Each Incremental Purchase shall be in an aggregate amount of at least $5,000,000 or any higher multiple of $1,000,000. Each Facility Agent shall purchase its related Purchase Group Percentage of each Incremental Purchase. Reimbursement Purchases will be made on the same terms as are set forth in this Section 2.02, except that (i) one Business Day’s notice will be permissible, (ii) the minimum amount of a Reimbursement Purchase shall be $1,000,000 and (iii) the Purchase Notice shall be delivered by the Administrative Agent.

Section 2.03. Purchase Price. (a) On the closing date for each Incremental Purchase, the Facility Agents, on behalf of the applicable Purchaser(s), shall pay to the Seller in immediately available funds an amount equal to the

Purchase Price for such Incremental Purchase. The Purchase Price of the initial Incremental Purchase shall equal the initial Aggregate Net Investment; each Facility Agent, on behalf of its Purchase Group, shall pay its Purchase Group Percentage of such initial Purchase Price. The Purchase Price of each subsequent Incremental Purchase shall equal the amount by which the Aggregate Net Investment is increased by such Incremental Purchase and shall be funded by the Facility Agents, pro rata on the basis of their respective Purchase Group Percentages. Each Purchase Notice shall be irrevocable and binding on the Seller and Seller shall pay Break Funding Costs under Section 2.07(c) incurred as a result of any failure by the Seller to complete such Incremental Purchase

(b) On the day of each Reimbursement Purchase, the Facility Agents, on behalf of the applicable Purchaser(s) shall pay to the applicable LC Bank in immediately available funds an amount equal to the Purchase Price for such Reimbursement Purchase. The Purchase Price for a Reimbursement Purchase shall be equal to the amount drawn under the Letter of Credit. Each Facility Agent, on behalf of its Purchase Group, shall pay its Purchase Group Percentage of the Purchase Price for each Reimbursement Purchase. The Aggregate Net Investment shall be increased by the amount of each Purchase Price for a Reimbursement Purchase.

Section 2.04. Payments to Seller. The Purchase Price for each Purchase and all other amounts paid by any Facility Agent or the Administrative Agent hereunder to the Seller shall be made to the Servicer’s account designated by the Seller to the Facility Agents and the Administrative Agent on the Closing Date or to such other account as the Seller may hereafter designate to the Administrative Agent in writing.

Section 2.05. Reinvestment Purchases. Subject to Section 3.03 hereof, on each Business Day occurring after the initial Incremental Purchase or Reimbursement Purchase, whichever first occurs hereunder, and prior to the Termination Date, the Seller hereby sells as set forth in Section 2.01 to the Facility Agents, for the benefit of the applicable Purchaser(s), and each Facility Agent shall, on behalf of the related Purchaser(s), purchase from the Seller undivided percentage ownership interests in each and every Receivable Interest not previously purchased to the extent that Collections are available for such Purchase in accordance with Section 2.08(a) hereof (each, a “Reinvestment Purchase”), such that after giving effect to such Purchase (and for each Facility Agent that is making such Reinvestment Purchase), (i) the amount of the Aggregate Net Investment of such Facility Agents, for the benefit of their respective Purchaser(s), at the end of each such day shall be equal to the amount of the Aggregate Net Investment of such Facility Agents, for the benefit of the related Purchaser(s), at the end of the day immediately preceding such day, plus the Purchase Price paid with respect to any Incremental Purchase or Reimbursement Purchase made on such day, if any, minus the reduction in Aggregate Net Investment pursuant to Section 2.08(b), 2.09, 2.15(b) or 2.16 hereof made on such day, if any, and (ii) such Facility Agent’s (for the benefit of its related Purchaser(s)) Purchase Group Net Investment, at the end of each such day shall be equal to the amount of its Purchase Group Net Investment at the end of the day immediately preceding such day, plus its Purchase Group Percentage of the Purchase Price paid with respect to any Incremental Purchase or Reimbursement Purchase made on such day, if any, minus its pro rata portion of the reduction in the Aggregate Net Investment pursuant to Section 2.08(b), 2.09, 2.15(b) or 2.16 hereof made on such day. Subject to the terms and conditions hereof, each such Reinvestment Purchase shall be allocated among the Facility Agents pro rata in accordance with the Purchase Group Percentage of the related Purchase Group.

Section 2.06. [Reserved]

Section 2.07. Yield and Fees; Break Funding Costs. (a) The Seller shall pay the Facility Agents (for distribution to the Purchasers and LC Banks, as applicable) Yield due on their Net Investment or Participation Advances, as applicable, on each Settlement Date. On the Business Day before each Settlement Date, each Facility Agent will provide the Seller and the Servicer with an invoice showing (a) the Yield due on the Net Investment funded by the Purchaser(s) in its Purchase Group and (b) the Yield due on the Reimbursement Obligations owed by the Seller to the LC Banks and Purchaser(s) in its Purchase Group, in each case, on such Settlement Date.

(b) The Seller shall pay the Facility Agents (for distribution to the Purchasers and LC Banks, as applicable) and the Administrative Agent, as applicable, the non-refundable fees set forth in the Transaction Fee Letters on Settlement Dates. For each Settlement Date, the Administrative Agent and each Facility Agent will provide the Seller and Servicer with an invoice showing the fees due to it and/or the Purchasers and LC Banks in its Purchase Group on such Settlement Date.

(c) The Seller shall pay Break Funding Costs to the Facility Agent for any Purchaser whose funding of its portion of Net Investment gives rise to Break Funding Costs on any Reduction Date. The Facility Agent for such Purchaser shall provide a certificate to the Seller and Servicer showing the calculation of such Break Funding Costs and the basis therefor. Break Funding Costs in connection with the payment of an Optional Reduction Amount or a Mandatory Reduction Amount shall be due and payable at the time such Optional Reduction Amount and Mandatory Reduction Amount is paid. Break Funding Costs in connection with the reduction of Net Investment without the required notice or due to an assignment by a Conduit Purchaser to its Support Provider shall be due and payable on the date of such reduction or assignment. Break Funding Costs in connection with the failure to make a requested Incremental Purchase shall be due and payable on the day such Incremental Purchase was requested to be made. Notwithstanding the foregoing, no Break Funding Costs shall be payable until one Business Day after the Seller shall have received from the applicable Facility Agent the certificate specified above.

(d) All payments made by the Seller or the Servicer to any Facility Agent shall be made to the account designated by such Facility Agent on Schedule I hereto.

(e) The calculations of amounts owing to any Facility Agent (for itself or on behalf of its Purchase Group) or to the Administrative Agent in any invoice or certificate provided in this Section 2.07 shall be conclusive and binding for all purposes, absent manifest error.

Section 2.08. Settlements and Other Payment Procedures. (a) The Servicer shall, on each day before a Termination Date on which Collections of Receivables are received or deemed received by it:

(i) set aside on its books and records and hold in trust from the Percentage Interest in such Collections, an amount equal to (A) with respect to each Purchase Group, the aggregate amount of Yield, Used Fee, Unused Fee and other fees, costs, expenses and indemnity amounts accrued through, or payable on, such day for such Purchase Group, (B) with respect to each LC Bank to which Reimbursement Obligations are due and owing and each Purchase Group that has a Participation Advance outstanding, an amount equal to accrued and unpaid Yield on any outstanding Reimbursement Obligations owed to such LC Bank, (C) with respect to each LC Bank that has issued Letters of Credit, all fees, including the Letter of Credit Fronting Bank Fee, accrued and unpaid to such LC Bank, (D) with respect to the Administrative Agent, any accrued and unpaid Administrative Agent Fees, and (F) with respect to the Servicer, any accrued and unpaid Servicing Fees;

(ii) with respect to any LC Bank to which Reimbursement Obligations are owed (whether or not Participation Advances with respect to such Reimbursement Obligations have been made), set aside the entire amount of such Reimbursement Obligations owed;

(iii) with respect to any Non-Extending Purchase Group on and after the applicable Non-Extension Date (so long as a Termination Event shall not have occurred), set aside its ratable share of Collections as described in Section 2.16 hereof;

(iv) if the Seller has provided timely notice of an optional reduction of the Aggregate Net Investment or a Mandatory Reduction Amount is due and unpaid, set aside from such Collections the Optional Reduction Amount and Mandatory Reduction Amount, as applicable, and any associated Break Funding Costs due and payable;

(v) apply all or a portion of the remainder of the Percentage Interest in such Collections, such that the Aggregate Net Investment after such receipt and Reinvestment Purchases is the same as before such receipt and Reinvestment Purchases; and

(vi) release any remaining Collections to the Seller;

and on each Settlement Date, Distribution Date, Reduction Date or other day on which due and payable pursuant to the terms of this Agreement, pay the amounts set aside above to the Administrative Agent, the Facility Agents (on behalf of their Purchase Groups), the Purchasers or the LC Banks, as the case may be.

(b) On the Termination Date and each Business Day thereafter, all Collections received or deemed received shall be applied in the following order of priority (whether or not such funds are sufficient to pay in full all such amounts and pro rata within each level based on the amounts due at such level):

FIRST, to the Servicer (if other than the Originator) in payment of all accrued and unpaid Servicing Fee and all other out-of-pocket costs and expenses owed to it, if any, in connection with the servicing, administering and collecting the Receivables;

SECOND, on a pro rata basis (a) to each Facility Agent, the accrued and unpaid Yield due on its Purchase Group’s Net Investment and (b) to any LC Bank, for further distribution to the Facility Agents who made, on behalf of their respective Purchasers, Participation Advances with respect thereto, accrued and unpaid Yield on any outstanding Reimbursement Obligations;

THIRD, on a pro rata basis, (a) to each Facility Agent, the accrued and unpaid Used Fees and Unused Fees due to its related Purchase Group, (b) to each LC Bank, all accrued and unpaid Letter of Credit Fronting Bank Fees due to it and (c) to the Administrative Agent, all accrued and unpaid Administrative Agent Fees due to the Administrative Agent;

FOURTH, to the LC Cash Collateral Account, the amount necessary to cause the amount therein to equal the Required LC Cash Collateral Amount;

FIFTH, to any LC Bank, in payment in full of any outstanding Reimbursement Obligations owed to it, for further distribution by such LC Bank to the Facility Agents who made, on behalf of their respective Purchasers, Participation Advances with respect thereto;

SIXTH, to each Facility Agent, to reduce the related Purchase Group’s Net Investment to zero;

SEVENTH, to the Administrative Agent and each Facility Agent, any amounts necessary to reimburse the Administrative Agent or such Facility Agent for the costs of collection and enforcement of the Facility;

EIGHTH, to each Facility Agent and LC Bank, in payment in full of any other amounts owed by the Seller to the Purchasers and LC Banks in their related Purchase Groups pursuant to this Agreement;

NINTH, to the Administrative Agent, in payment of expenses owed to it by the Seller pursuant to this Agreement; and

TENTH, to the Servicer (if the Originator), any accrued and unpaid Servicing Fee and out-of-pocket costs and expenses due to it.

(c) After the Aggregate Net Investment, Reimbursement Obligations, Participation Advances, Yield, fees and any other Aggregate Unpaids have been paid in full and, if required hereunder, the LC Cash Collateral Account has been funded to the Required LC Cash Collateral Amount, all additional Collections with respect to the Receivable Interest shall be paid to the Seller for its own account.

(d) For the purposes of this Section 2.08:

(i) if, on any day, there arises a Deemed Collection with respect to any Receivable, the Seller shall be deemed to have received on such day a Collection of such Receivable in the amount of such Deemed Collection;

(ii) except as otherwise required by applicable Law or the relevant Contract, all Collections received from an Obligor of any Receivable shall be applied to the Receivables of such Obligor in order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates its payment for application to specific Receivables; and

(iii) if and to the extent any Purchaser or LC Bank shall be required for any reason to pay over to an Obligor any amount received on its behalf hereunder, such amount shall be deemed not to have been so received but rather to have been retained by the Seller and, accordingly, such Purchaser or LC Bank, as applicable, shall have a claim against the Seller for such amount, payable when and to the extent that any distribution from or on behalf of such Obligor is made in respect thereof.

(e) The funds deposited into the LC Cash Collateral Account pursuant to (i) Section 2.08, Section 2.09 or Section 2.12 may be applied as set forth in (i) Section 2.11(b) to satisfy the Seller’s Reimbursement Obligations or (ii) in Sections 2.12(a) or (c) to satisfy a Defaulting Purchaser’s obligations to fund its portion of Reimbursement Purchases and Participation Advances. If on any day the amount on deposit in LC Cash Collateral Account exceeds the Required LC Cash Collateral Amount, the Administrative Agent shall, on the second Business Day after the next Monthly Report Date, withdraw such excess funds on deposit in the LC Cash Collateral Account, and pay the same to the Seller.

(f) Notwithstanding that Reinvestment Purchases are only made on Business Days pursuant to Section 2.05 and that Collections are only allocated and applied by the Servicer pursuant to this Section 2.08 on Business Days, the Seller and the Servicer agree that at all times Collections held by the Servicer or the Seller or in any Lockbox, Lockbox Account or Depositary Account shall be deemed to be held in trust for the benefit of the Facility Agents (for the benefit of their respective Purchasers and LC Banks) and the Seller (if held by the Servicer or in any Lockbox, Lockbox Account or Depositary Account), to the extent of their respective interests therein.

Section 2.09. Mandatory Reduction of Aggregate Exposure Amount. If, on any day, the Percentage Interest exceeds 100% (95% if a Downgrade Event exists and is continuing), the Servicer or the Seller shall promptly notify the Administrative Agent and the Facility Agents and shall specify the Mandatory Reduction Amount. On the second Business Day (first Business Day, if a Downgrade Event exists and is continuing) after the date of such notification, the Seller shall pay the Mandatory Reduction Amount to the Administrative Agent. The Administrative Agent shall distribute such funds (i) first, to each LC Bank owed any Reimbursement Obligations(s) (for further distribution to each Facility Agent whose Purchasers funded

Participation Advances to such LC Bank), its pro rata share (based on such LC Banks’ Reimbursement Obligation(s) as a percentage of the aggregate amount of Reimbursement Obligations owed to LC Banks) of such Mandatory Reduction Amount (but in no event in excess of the Reimbursement Obligations(s) owed to each such LC Bank), (ii) second, to pay to each Facility Agent, its Purchase Group’s Purchase Group Percentage of any remaining Mandatory Reduction Amount to repay all or a portion of the related Purchase Group’s Net Investment, and (iii) to the LC Cash Collateral Account, any remaining Mandatory Reduction Amount. On any day on which a Mandatory Reduction Amount is due and payable, the Seller shall also be obligated to pay to each Purchaser any Break Funding Costs incurred by such Person in connection with the payment of such Mandatory Reduction Amount.

Section 2.10. Letters of Credit. (a) Subject to the terms and conditions hereof, each LC Bank, in reliance on the agreements of the Facility Agents set forth in Section 2.11, agrees to issue standby and documentary letters of credit (the “Letters of Credit”) for the account of the Seller on any Business Day during the period from the Effective Date to the Termination Date (or, in the case of an LC Bank in a Non-Extending Purchase Group, the applicable Non-Extension Date) in such form as may be approved from time to time by such LC Bank; provided that no LC Bank shall have any obligation to Issue any Letter of Credit if, after giving effect to such Issuance, (i) without the consent of the applicable LC Bank, the LC Obligations owed to such LC Bank at such time would exceed such LC Bank’s LC Bank Sublimit, (ii) the Percentage Interest would exceed 100% (95% if a Downgrade Event exists and is continuing), (iii) in the event that the Scheduled Termination Date shall have been extended pursuant to Section 2.16 with respect to some but not all of the Purchase Groups, the portion of the LC Obligations attributable to Letters of Credit with expiry dates after the next Non-Extension Date will exceed the portion of the Maximum Net Investment attributable to the Maximum Net Investment of the Purchase Groups that are not Non-Extending Purchase Groups or (iv) any Committed Purchaser is a Defaulting Purchaser, unless (x) arrangements with respect to such Defaulting Purchaser have been made which are reasonably satisfactory to such LC Bank to mitigate such LC Bank’s risk with respect to such Defaulting Purchaser (as to both existing Letters of Credit and any proposed new Issuance), (y) the Seller has fulfilled the requirements set forth in Section 2.12(a), or (z) such Defaulting Purchaser has assigned all of its rights, interests and obligations hereunder to Assignee(s) in accordance with Sections 11.02 and 11.08 hereof. Each Letter of Credit shall (A) be denominated in Dollars, (B) have a face amount of at least $1,000,000, (C) expire no later than the earlier of (1) the first anniversary of its date of issuance and (2) the date that is five Business Days prior to the Scheduled Termination Date (or, in the case of an LC Bank in a Non-Extending Purchase Group, the applicable Non-Extension Date), provided that any Letter of Credit with a one-year term may provide for the automatic renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (2) above) and (D) provide for the payment of sight drafts or other written demands for payment no earlier than the next Business Day after being presented for honor thereunder (as long as presented by 2:00 P.M., New York City time, on such Business Day, and, if presented after 2:00 P.M., the second Business Day after being presented) in accordance with the terms thereof and when accompanied by the documents described therein.

(b) The Seller may from time to time request that an LC Bank Issue or Modify a Letter of Credit, as the case may be, by delivering to such LC Bank, at its address for notices specified on Schedule I hereto (or transmit by electronic communication, if arrangements for doing so have been approved by such LC Bank) and the Administrative Agent a Letter of Credit Application therefor, completed to the satisfaction of such LC Bank, and a Letter of Credit Request. Additionally, the Seller shall furnish to the applicable LC Bank such other certificates, documents and other papers and information as such LC Bank may request. Upon receipt of any Letter of Credit Application, such LC Bank will also provide a copy thereof to the Administrative Agent and, following receipt, the Administrative Agent shall advise the Facility Agents thereof. Such LC Bank will process such Letter of Credit Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures. Unless such LC Bank has knowledge, or has received written notice from any Facility Agent, the Administrative Agent or the Seller at least one Business Day prior to the requested date of the applicable Issuance or Modification, that one or more applicable conditions contained in Section 3.03 shall not then be satisfied, then, subject to the terms and conditions hereof, such LC Bank shall promptly Issue or Modify the Letter of Credit, as the case may be, requested by such Letter of Credit Application and related documentation (but in no event shall such LC Bank be required to Issue or Modify any Letter of Credit earlier than three Business Days after its receipt of the Letter of Credit Application therefor and all related documentation) by Issuing the original of such Letter of Credit (or requested Modification, if applicable) to the beneficiary thereof or as otherwise may be agreed to by such LC Bank and the Seller. Such LC Bank shall furnish a copy of such Letter of Credit or any amendment thereto to the Seller promptly following the Issuance or Modification thereof. Such LC Bank shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Facility Agents, notice of the Issuance or Modification, as applicable, of each Letter of Credit (including the amount thereof), each increase or decrease in the amount of such Letter of Credit (including the amount thereof) and the termination of such Letter of Credit.

(c) Notwithstanding the foregoing or anything else to the contrary contained herein, no LC Bank shall be under any obligation to Issue any Letter of Credit if: (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such LC Bank from Issuing such Letter of Credit, or any Law applicable to such LC Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such LC Bank (x) shall prohibit, or request that such LC Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular, (y) shall impose upon such LC Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such LC Bank is not otherwise entitled to be compensated hereunder) not in effect on the Closing Date, or (z) shall impose upon such LC Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such LC Bank in good faith deems material to it; provided that, in the cases of clauses (y) and (z), such LC Bank shall have provided written notice to the Seller of its refusal to issue any Letter of Credit and the specific reasons therefor and the Seller shall not have compensated such LC Bank for the imposition of such restriction, reserve or capital requirement or reimbursed such LC Bank for such loss, cost or expense, as applicable; (ii) the Issuance of such Letter of Credit would otherwise conflict with, or cause such LC Bank or any Purchase Group to exceed any limits imposed by, any applicable Law; or (iii) the Issuance of such Letter of Credit would violate one or more policies of such LC Bank applicable to letters of credit generally. An LC Bank shall not be obligated to Modify any Letter of Credit if (A) such LC Bank would have no obligation at such time to Issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(d) The Seller shall authorize and direct each LC Bank to name the Seller as the “Applicant” or “Account Party” of each Letter of Credit; provided, that any such Letter of Credit may indicate that it is issued “on behalf of Phillips 66 Company or an Affiliate of Phillips 66 Company”. Notwithstanding that a Letter of Credit Issued or otherwise outstanding hereunder is in support of any obligations of a Person other than the Seller, the Seller shall be obligated to reimburse the applicable LC Bank hereunder for any and all drawings under such Letter of Credit as provided in this Agreement.

(e) If any draft shall be presented for payment under any Letter of Credit, the relevant LC Bank shall promptly notify the Seller and the Administrative Agent of the date and the amount thereof and whether such LC Bank has made or will make a payment thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Seller of its obligation to reimburse such LC Bank with respect to any drawing under a Letter of Credit in accordance with the terms hereof. Upon receipt of any such notice, the Administrative Agent shall promptly advise the Facility Agents thereof. The responsibility of such LC Bank to the Seller in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

(f) To the extent that any provision of any Letter of Credit Application related to any Letter of Credit is inconsistent with the provisions of this Section 2.10, the provisions of this Section 2.10 shall apply.

(g) For purposes of determining the “Stated Amount” of a Letter of Credit at any time hereunder, such amount shall be deemed to be the maximum stated amount (including any automatic increases provided by its terms) of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

(h) The Seller shall cause the aggregate Stated Amount of all Letters of Credit outstanding hereunder and all Reimbursement Obligations under clause (i) of that definition to be secured at all times by the Receivable Interest, and shall on every Business Day make such further grant, assignment, transfer and conveyance to the Facility Agents, for the benefit of the related Purchasers and LC Banks, in the Receivables, Related Security and Collections, as is necessary (if any) to cause such Receivable Interest to be so maintained.

(i) All payments made by an LC Bank pursuant to any Letter of Credit shall be made from funds of such LC Bank, and not from the funds of any other Person.

Section 2.11. Letter of Credit Reimbursements; Participations and Payments. (a) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the applicable LC Bank will promptly notify the Seller and the Administrative Agent of such request on the date such request is made, and the Administrative Agent shall, in turn, promptly advise the Facility Agents thereof. Upon its receipt of such notice, (i) the Seller will be deemed to have requested that a Purchase (each such Purchase, a “Reimbursement Purchase”) be made on the date of the required drawing in the amount paid by such LC Bank under such Letter of Credit in respect of such drawing on such date and (ii) the Administrative Agent will deliver promptly to the Facility Agents a Purchase Notice with respect to the Reimbursement Purchase. If the conditions precedent to a Reimbursement Purchase set forth in Section 3.03 are satisfied, a Reimbursement Purchase will be made by each Facility Agent (on behalf of its related Purchasers) by delivering its portion of such Reimbursement Purchase (or, in the case of a Defaulting Purchaser, by the Administrative Agent using funds in the LC Cash Collateral Account, if available, to fund such Defaulting Purchaser’s portion of the Reimbursement Purchase as provided in Section 2.12(a)) in such amount as determined in accordance with, and pursuant to, the terms set forth in Section 2.02 hereof, directly to the applicable LC Bank pursuant to the remittance instructions provided by the applicable LC Bank.

(b) If a Reimbursement Purchase cannot occur because the conditions precedent therefor are not met, then the Seller will have a Reimbursement Obligation to reimburse such LC Bank at or prior to 11:00 A.M., New York time on the date on which such draw is required to be paid, in an amount equal to the amount paid by such LC Bank under such Letter of Credit in respect of such drawing. The Seller shall use its own funds available therefor to satisfy its Reimbursement Obligation; provided that on and after the Termination Date, the Administrative Agent shall apply funds on deposit in the LC Cash Collateral Account to pay the applicable LC Bank the Reimbursement Obligation owed to it. If the Seller shall not have satisfied its Reimbursement Obligation, the applicable LC Bank shall promptly, notify the Administrative Agent, the Seller and the Facility Agents of such non-payment by the Seller of its Reimbursement Obligation and that it is requesting that each Facility Agent (on behalf of its related Purchaser(s)) fund a Participation Advance in an amount equal to its ratable share of such unreimbursed Reimbursement Obligation (or, in the case of a Defaulting Purchaser, by directing the Administrative Agent to apply funds in the LC Cash Collateral Account, if available, to fund such Defaulting Purchaser’s portion of such Participation Advance as provided in Section 2.12(a)) and pursuant to the remittance instructions provided by the applicable LC Bank. Any such notice given by an LC Bank may be oral if promptly confirmed in writing; provided, that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice. Each Purchaser may make a Participation Advance by making available to the applicable LC Bank by 5:00 P.M., New York time on such Business Day, an amount in immediately available funds equal to its ratable share of such unreimbursed Reimbursement Obligation; provided, that, in no event shall any Facility Agent make a Participation Advance in the event that, after giving effect to the making of such Participation Advance, the related Purchase Group’s Exposure Amount would exceed such Purchase Group’s Maximum Net Investment. The requirement to make Participation Advances hereunder shall continue until the last to occur of any of the following events: (i) each LC Bank ceases to be obligated to Issue or cause to be Issued Letters of Credit hereunder; (ii) no Letter of Credit Issued hereunder remains outstanding and uncancelled; and (iii) all Persons (other than the Seller or any Affiliate) have been fully reimbursed for all payments made under or relating to Letters of Credit. No Participation Advance shall reduce the then outstanding Reimbursement Obligations owed by the Seller to the applicable LC Bank. The Seller shall have an absolute obligation to reimburse such LC Bank, for its benefit and the benefit of each Purchaser that makes a Participation Advance to such LC Bank, in the amount of such Reimbursement Obligation, plus all Yield thereon. To the extent that (A) the Committed Purchaser is the LC Bank to which any Reimbursement Obligation is owed does not make its Participation Advance under this Section 2.11(b) or (B) any Committed Purchaser does not make such Participation Advance hereunder, the aggregate amount of such unfunded Participation Advances shall be deemed to be Participation Advances of such LC Bank until such time (if at all) that any such Defaulting Purchaser funds such Participation Advance to such LC Bank.

(c) If an LC Bank receives funds from or for the account of the Seller in payment of any Reimbursement Obligations with respect to which a Participation Advance has been made, such LC Bank will pay to each Facility Agent (for the benefit of its related Purchaser(s)) that has made such Participation Advance such Facility Agent’s ratable allocation of such funds (based on the outstanding Participation Advances of the Purchaser(s) in such Facility Agent’s Purchase Group), which shall also include all interest that has accrued with respect thereto received by such LC Bank; it being understood that such LC Bank shall retain a ratable amount of such funds that relate to the Participation Advances deemed made by such LC Bank’s Purchase Group. If an LC Bank is required at any time to return to the Seller or any other Person, or to a trustee, receiver, liquidator, custodian, or any official in any insolvency proceeding, any portion of the payments made by the Seller to such LC Bank pursuant to this Agreement in reimbursement of a payment made under any Letter of Credit or interest or fee thereon and with respect to which a portion of such payment was paid by such LC Bank to the Facility Agents (on behalf of their respective Purchasers) pursuant to this Section, each Purchaser that has received a portion of such payment shall, on demand of such LC Bank, forthwith return to such LC Bank its ratable amount (based on the amount of such payment received by such Facility Agent) of any amounts so returned by such LC Bank.

(d) Notwithstanding any other provision of this Agreement, prior to the date on which a drawing occurs on any Letter of Credit (each such date, a “Drawing Date”), no Yield shall accrue or be payable on the Stated Amount of such Letter of Credit, but fees with respect thereto shall be payable in accordance with the Fee Letter and each LC Bank Fee Letter. Following the Drawing Date of any Letter of Credit (and until a Reimbursement Purchase or payment or satisfaction in full of the Reimbursement Obligation arising as a result of such drawing), Yield shall accrue and be payable on the outstanding unpaid amount of such Reimbursement Obligation for each day from and including the date such Reimbursement Obligation arose to but excluding the date that Seller reimburses such Reimbursement Obligation in full (or such time that Reimbursement Purchases are made to satisfy such Reimbursement Obligation in full) at the applicable Yield. Interest on each Participation Advance shall accrue and be payable thereon for each day from and including the date such Participation Advance is made to but excluding the date that the Seller reimburses its Reimbursement Obligation for which such Participation Advance relates in full (or such time that Reimbursement Purchases are made to satisfy such Reimbursement Obligation in full) at the applicable Yield.

(e) The Seller’s obligations under this Section 2.11 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Seller may have or have had against any LC Bank, any beneficiary of a Letter of Credit or any other Person. The Seller also agrees with each LC Bank that no LC Bank shall be responsible for, and the Seller’s Reimbursement Obligations shall not be affected by, among other things, (i) any lack of validity or enforceability of any Letter of Credit or any Transaction Document or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any LC Bank under a Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.11(e), constitute a legal or equitable discharge of, or provide a right of setoff against, the Seller’s obligations hereunder. Neither the Administrative Agent, the Facility Agents, the Purchasers nor the LC Banks, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any LC Bank; provided that the foregoing shall not be construed to excuse the relevant LC Bank from liability to the Seller to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Seller to the extent permitted by applicable Law) suffered by the Seller that are caused by such LC Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an LC Bank (as finally determined by a court of competent jurisdiction), such LC Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an LC Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(f) If any Letter of Credit remains outstanding and undrawn (either in full or in part) on the Termination Date, effective as of such date, the Seller shall have a Reimbursement Obligation with respect to all such Letters of Credit in an amount equal to the aggregate Stated Amount of outstanding and undrawn Letters of Credit on such day, together with the associated Fee Collateral Amount, and the Seller agrees to satisfy such Reimbursement Obligation by depositing such amount into the LC Cash Collateral Account.

Section 2.12. Defaulting Purchasers. (a) If any Committed Purchaser becomes a Defaulting Purchaser at any time when there are undrawn Letters of Credit outstanding, then the Seller shall (i) within three (3) Business Days following notice by any LC Bank, cash collateralize for the benefit of the LC Banks a portion of the amount of the then outstanding Letters of Credit equal to such Defaulting Purchaser’s ratable share of such undrawn Stated Amount of outstanding Letters of Credit by depositing such amount into the LC Cash Collateral Account, and (ii) maintain funds in the LC Cash Collateral Account to cash collateralize such Defaulting Purchaser’s ratable share of undrawn Stated Amount of outstanding Letters of Credit (including increased amounts due to newly-issued Letters of Credit and reductions due to terminations of Letters of Credit). The Administrative Agent shall (1) apply funds deposited into the LC Cash Collateral Account pursuant to this Section 2.12(a) to satisfy a Defaulting Purchaser’s obligation to fund it portion of a Reimbursement Purchase pursuant to Section 2.11(a) or Participation Advance pursuant to Section 2.11(b) hereof and (2) transfer funds in the LC Cash Collateral Account in excess of the Required LC Cash Collateral Amount to the Seller as provided in Section 2.08(e) hereof.

(b) If the Seller has satisfied its obligations under Section 2.12(a), the Seller shall not be required to pay such Defaulting Purchaser the portion of the Used Fee or Unused Fee pursuant to the Fee Letter with respect to the amount of the undrawn Letters of Credit that is so cash collateralized by the Seller.

(c) Except for the portion of any fees not otherwise payable to such Defaulting Purchaser pursuant to Section 2.12(b), no amount payable by the Seller for the account of a Defaulting Purchaser under this Agreement (whether on account of Net Investment, Yield, indemnity payments or other amounts) shall be paid or distributed to such Defaulting Purchaser (or its Facility Agent), but instead shall be deposited to the LC Cash Collateral Account until the amount therein is equal to the amount of such Defaulting Purchaser’s ratable share of the Stated Amount of the undrawn Letters of Credit that is not cash collateralized in accordance with Section 2.12(a), and to the extent of any remaining amounts, to pay to such Defaulting Purchaser amounts owed to it.

Section 2.13. Payments and Computations, Etc. All per annum fees payable under this Agreement shall be calculated for the actual days elapsed on the basis of a 360-day year. All amounts to be paid or deposited by the Seller or the Servicer hereunder shall be paid or deposited in accordance with the terms hereof in immediately available funds no later than the time specified in the applicable provision of this Agreement, or, if not so specified, by 11:00 a.m. (New York City time) on the day when due. All such amounts shall be paid or deposited to the applicable party or account, as applicable, at the address listed on Schedule I hereto (or in the applicable Assignment and Assumption Agreement); provided, that, if such amounts are payable to any Purchasers or LC Banks, they shall be paid or deposited in the applicable Facility Agent’s account indicated on Schedule I hereto (or in the applicable Assignment and Assumption Agreement), until otherwise notified by such party. The Seller shall, to the extent permitted by Law, pay interest on all amounts not paid or deposited when due hereunder at a rate equal to the Default Rate. All computations of Yield hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed other than computations of interest calculated by reference to the Alternate Base Rate which shall be calculated on the basis of a 365- or 366-day year, as applicable.

Section 2.14. Increased Costs. The Seller will indemnify each Purchaser (and any of its Support Providers and LC Bank if any Regulatory Change (i) subjects such Person (each an “Affected Person”) to any charge on or with respect to such Affected Person’s obligations in connection with the Facility, or on or with respect to the Receivables, or subjects any such Affected Person to Tax on its Exposure Amount or its obligation to fund a portion of the Aggregate Exposure Amount (except for Taxes subject to indemnification and Excluded Taxes), (ii) imposes, modifies or deems applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or liabilities of any Affected Person, or credit extended by any Affected Person in connection with the Facility or (iii) imposes any other condition the result of which is to increase the cost to any Affected Person of performing its obligations in connection with the Facility, or to reduce the rate of return on any Affected Person’s capital as a consequence of its obligations in connection with the Facility, or to reduce the amount of any sum received or receivable by any Affected Person in connection with this Facility, or to require any payment calculated by reference to the amount of interests or loans held or interest received by it. The Seller will promptly pay to the Facility Agent for the Affected Person such indemnity amount as shall be specified to the Seller in a certificate of the Affected Person (or its Facility Agent, on its behalf) setting forth the calculations of such amount, together with the basis therefor. Any such certificate submitted by or on behalf of the Affected Person shall be conclusive and binding for all purposes, absent manifest error.

Section 2.15. Optional Reduction of Maximum Net Investment; Optional Reduction of Aggregate Net Investment. (a) The Seller may at any time and from time to time reduce in whole or in part the Maximum Net Investment (but not below the Aggregate Exposure Amount) by giving the Facility Agents written notice thereof at least five Business Days before such reduction is to take place; provided, however, that any partial reduction shall be in an amount of $5,000,000 or any higher multiple of $1,000,000. Any reduction in the Maximum Net Investment shall be allocated ratably among the Purchase Groups. The Seller shall pay each Facility Agent any accrued and unpaid Unused Fee on the date of such reduction with respect to the reduction amount.

(b) The Seller may reduce, in whole or in part, the Aggregate Net Investment (the amount of such reduction, the “Optional Reduction Amount”) by giving the Administrative Agent and the Facility Agents written notice thereof at least five (5) business days before such optional reduction. Each such written notice shall specify the requested Optional Reduction Amount and the requested optional reduction date (each, an “Optional Reduction Date”). If the Seller has delivered such notice, then on the requested Optional Reduction Date, the Servicer shall apply Collections that would have been used for Reinvestment Purchases to pay the Facility Agents (for the benefit of their respective Purchasers) their ratable shares of the reduction amount, together with any applicable Break Funding Costs. Each partial reduction shall be in minimum increments of $5,000,000 or any higher multiple of $1,000,000.

Section 2.16. Procedures for Extension of Scheduled Termination Date; Non-Extending Purchase Groups. (a) So long as no Termination Event or Potential

Termination Event has occurred and is continuing, no more than 90 and no less than 45 days prior to the then- current Scheduled Termination Date, the Seller may request that each Facility Agent consent to the extension of the Scheduled Termination Date for an additional period as provided in this Section 2.16, which decision shall be made by each Facility Agent (after consultation with its Purchase Group) in its sole discretion. Each Facility Agent shall notify the Seller of its willingness or its determination not to consent to such extension of the Scheduled Termination Date as soon as practical after receiving such notice, and in any event by the thirtieth day preceding the then current Scheduled Termination Date (the “Response Date”). Any Facility Agent which notifies the Seller of its Purchase Group’s determination not to extend or which does not expressly notify the Seller that it is willing to extend prior to the Response Date shall be deemed to have a “Non-Extending Purchase Group” after the then current Scheduled Termination Date (each such date, a “Non-Extension Date”). If any Facility Agents have agreed by the Response Date to the extension of the Scheduled Termination Date, the Scheduled Termination Date will be extended as provided in the preceding sentence for such Facility Agents and their Purchase Groups, and on the Non-Extension Date (prior to extension), (i) the Maximum Net Investment (and the LC Sub-Facility) will be reduced by the amount of the Non-Extending Purchase Group’s Purchase Group Maximum Net Investment and (ii) the Servicer shall set aside and hold in trust for the Non-Extending Purchase Group, a ratable percentage of Collections (based on the Exposure Amount of such Non-Extending Purchase Group as a percentage of the Aggregate Exposure Amount). If the amount so set aside on such Non-Extension Date is not adequate to repay the Non-Extending Purchase Group’s Net Investment, together with Yield thereon and other Aggregate Unpaids due to it, then on each Business Day after the Non-Extension Date, unless a Termination Event shall have occurred, the Servicer shall allocate to the Non-Extending Purchase Group its ratable portion of Collections (up to such Net Investment, Yield and other amounts) and on each Distribution Date after the Non-Extension Date, shall pay to the Facility Agent for the Non-Extending Purchase Group the Non-Extending Purchase Group’s Net Investment, Yield thereon and other Aggregate Unpaids due them until such amounts have been paid in full. The Facility Agent for a Non-Extending Purchase Group shall not be obligated to make any Purchases or Issue or Modify Letters of Credit on and after its Non-Extension Date.

Section 2.17. Facility Termination. Subject to other provisions of this Agreement requiring earlier termination, the Facility Agents’ obligations (on behalf of their respective Purchasers) to make Purchases hereunder and LC Banks’ obligations to Issue or Modify (and honor draws under) the Letters of Credit hereunder shall terminate at Facility Termination.

ARTICLE III

CLOSING PROCEDURES

Section 3.01. Purchase and Sale Procedures.

(a) General. Each Purchase hereunder shall constitute a purchase of, and shall transfer ownership to the Facility Agents for the benefit of the Purchasers of, undivided percentage ownership interests in each and every Receivable, together with Related Security and Collections with respect thereto, then existing.

(b) Sale Without Recourse. The Receivable Interest sold by the Seller hereunder shall be made without recourse except as specifically provided herein.

(c) Non-Assumption by the Purchase Groups of Obligations. No obligation or liability of the Seller to any Obligor or any third party under any Receivable or Contract which is part of the Receivables in which the Facility Agents, on behalf of their respective Purchase Groups, have acquired the Receivable Interest shall be assumed by any Facility Agent or Purchaser, and any such assumption is hereby expressly disclaimed. Each Purchaser, each LC Bank, each Facility Agent and the Administrative Agent shall be indemnified by the Seller in accordance with Section 10.01 hereof in respect of any Losses arising out of or incurred in connection with any Obligor’s assertion of such obligation or liability against the Purchasers, the LC Banks, the Facility Agents or the Administrative Agent.

Section 3.02. Conditions to Closing. On or prior to the date of the execution of this Agreement, the Seller shall deliver or cause to be delivered to the Administrative Agent the following documents and instruments, all of which shall be in a form and substance acceptable to the Administrative Agent and each Facility Agent (with copies for the Facility Agents, and with such additional copies thereof as the Administrative Agent may request):

(a) Copies of the resolutions of the managers of the Seller and of the Board of Directors of Phillips 66 Co. and the Parent, each certified as of the date hereof by such Person’s secretary or an assistant secretary authorizing the execution, delivery and performance of this Agreement, any other Transaction Document to which such Person is a party, and the other documents to be delivered by such Person hereunder and approving the transactions contemplated hereby and thereby;

(b) The certificate of formation of the Seller and the certificate of incorporation of Phillips 66 Co. and the Parent certified as of a date reasonably near the date hereof by the Secretary of State or other similar official of such Person’s jurisdiction of organization or incorporation, as applicable;

(c) A good standing certificate for each of the Seller, Phillips 66 Co. and the Parent issued by the Secretary of State or other similar official of such Person’s jurisdiction of organization or incorporation, each such certificate to be dated a date reasonably near the date hereof;

(d) A certificate of the secretary of each of the Seller, Phillips 66 Co. and the Parent dated the date hereof and certifying (i) the names and signatures of the officers authorized on such Person’s behalf to execute, and the Responsible Officers authorized to perform, this Agreement, any other Transaction Document to which such Person is a party, and any other documents to be delivered by such Person hereunder (on which certificate the Administrative Agent, the Facility Agents, the Purchasers and the LC

Banks may conclusively rely until such time as the Administrative Agent shall receive from such Person a revised certificate meeting the requirements of this clause (d)(i)) and (ii) a copy of such Person’s By-laws or, in the case of the Seller, the Limited Liability Company Agreement;

(e) Financing statements (Form UCC-l) in proper form for filing naming (i) the Seller as the debtor/seller and RBC, as Administrative Agent (on behalf of the Facility Agents for the benefit of the Purchasers and the LC Banks), as the secured party/purchaser for filing in the State of Delaware, and (ii) Originator as the debtor/seller, the Seller, as the secured party/purchaser, and RBC, as Administrative Agent (on behalf of the Facility Agents for the benefit of the Purchasers and the LC Banks), as assignee, for filing in the State of Delaware;

(f) Executed copies of proper financing statements (Form UCC-2 or UCC-3), necessary under the laws of all appropriate jurisdictions to release all security interests and other rights of any Person in Receivables previously granted by the Seller or Originator;

(g) Certified copies of requests for information or copies (Form UCC-11) (or a similar search report certified by parties acceptable to the Administrative Agent) dated a date reasonably near the Closing Date listing all effective financing statements which name the Seller, Originator or ConocoPhillips Company as debtor and which, in each case, are filed in jurisdictions in which the filings related to each such Person were made pursuant to item (e) above, together with copies of such Liens and financing statements;

(h) Evidence of establishment of the Lockboxes, Lockbox Accounts and Depository Accounts in the name of the Seller and copies of duly executed Blocked Account Agreements in form and substance reasonably satisfactory to the Facility Agents;

(i) Evidence of establishment of the LC Cash Collateral Account in the name of the Administrative Agent at JPMorgan Chase Bank, NA.;

(j) An opinion of Bracewell & Giuliani LLP, as counsel to the Seller, Phillips 66 Co. and the Parent, dated the date hereof, relating to bankruptcy matters, including (i) true sale between Originator and the Seller, and (ii) no substantive consolidation of Phillips 66 Co. with the Seller or the Parent with the Seller;

(k) A favorable opinion or opinions of Bracewell & Giuliani LLP, as special counsel to the Seller, Phillips 66 Co. and the Parent, each dated the date hereof, relating to (i) corporate or limited liability company matters, (ii) legality, validity and enforceability of the Transaction Documents, (iii) no conflicts with laws or agreements, (iv) no consents, (v) first priority perfected security interest of (A) the Seller’s interest in the Receivables, Related Security and Collections and (B) the Facility Agents’ interest in the Receivable Interest and (vi) such other matters as the Administrative Agent may reasonably request;

(l) Certificates of authorized officers of each of the Seller, Phillips 66 Co. and the Parent as to (i) the truth and correctness in all material respects of the representations and warranties in the Transaction Documents, including, but not limited to, in the case of the Seller and Phillips 66 Co., the absence of liens (including tax and judgment liens, but excluding adverse claims and liens that arise (a) pursuant to the Transaction Documents, (b) in connection with the Oil and Gas Lien Receivables or (c) in favor of a Depositary Bank under any Blocked Account Agreement) in the Receivables, Related Security and Collections and (ii) the absence of any Potential Termination Event or Termination Event;

(m) Executed copies of the Transaction Fee Letters;

(n) Payment to each Facility Agent and the Administrative Agent of the Upfront Fee and other fees payable in accordance with the Fee Letters, and payment of rating agency fees and fees of counsel to the Administrative Agent and Facility Agents to the extent invoiced at least two business days before the closing of the Facility; provided, that if any such Fee is not invoiced in time for payment at closing, such Fee shall be payable no later than the second business day after it is invoiced;

(o) Executed copies of each of the Purchase and Contribution Agreement and the Letter of Credit Reimbursement Agreement;

(p) A pro forma Monthly Report for the Monthly Period ended March 31, 2012;

(q) Satisfactory completion of a final agreed-upon procedures report by FTI Consulting;

(r) For each Purchase Group which includes a Conduit Purchaser (if so required by such Purchase Group), rating agency confirmation of the commercial paper rating of such Conduit Purchaser’s Commercial Paper; and

(s) Such other documents as the Administrative Agent or any Facility Agent may reasonably request.

Section 3.03. Conditions to Purchases and Letter of Credit Usage. In addition to any applicable terms set forth in Section 2.02, 2.05 and 2.11(a), each Purchase (including Incremental, Reinvestment and Reimbursement Purchases) and each Issuance or Modification of a Letter of Credit shall be subject to the following terms and conditions:

(a) in the case of the initial Purchase or Issuance, whichever first occurs, the Effective Date shall have occurred;

(b) the Termination Date shall not have occurred;

(c) in the case of an Incremental Purchase and Reimbursement Purchase, the Administrative Agent and each Facility Agent shall have received a Purchase Notice, and (ii) in the case of an Issuance of a Letter of Credit, the applicable LC Bank and the Administrative Agent shall have received an LC Request and, if applicable, an LC Application;

(d) the representations and warranties made by the Seller, Phillips 66 Co. and the Parent in any Transaction Document are true and correct in all material respects as of such day; provided that the representation and warranty contained in Section 6.02(h) shall be made on and as of the Closing Date and shall not be restated on the date of any Purchase or the date of any Issuance or Modification of a Letter of Credit that occurs after the Closing Date;

(e) the Seller, Phillips 66 Co. and the Parent are in compliance with their respective covenants and agreements in the Transaction Documents;

(f) no Termination Event or Potential Termination Event shall have occurred or shall occur as a result of such Purchase and/or Issuance/Modification of a Letter of Credit;

(g) both before and after such Purchase and/or Issuance/Modification of a Letter of Credit, the Aggregate Exposure Amount shall not exceed the Maximum Net Investment (and in the case of each Purchase Group, the Exposure Amount shall not exceed the related Purchase Group Net Investment) and the aggregate Stated Amount of Letters of Credit shall not exceed the LC Sub-Facility;

(h) the Facility Agents shall have received all reports and other information required to be delivered by the Seller, Phillips 66 Co. and the Parent; and

(i) both before and after such Purchase and/or Issuance/Modification of a Letter of Credit, the Percentage Interest shall not exceed 100% (95% if a Downgrade Event shall have occurred).

ARTICLE IV

PROTECTION OF THE OWNERS;

ADMINISTRATION AND SERVICING

OF RECEIVABLES; COLLECTIONS

Section 4.01. Acceptance of Appointment and Other Matters Relating to the Servicer. Originator agrees to act, and is hereby appointed by the Seller, the Administrative Agent and the Facility Agents to act, subject to the terms hereof, as the Servicer under this Agreement, and all Purchasers and the LC Banks are deemed to have consented to Originator acting as Servicer. The Servicer shall collect payments due under the Receivables in accordance with the standards that would be employed by a prudent institution in servicing comparable receivables for its own account and comparable to the Receivables and in accordance with the Credit and Collection Policy and shall have full power and authority, acting alone or through any party properly designated by it hereunder, to do any and all things in connection with such servicing and administration which it may deem necessary or desirable.

(a) Without limiting the generality of the foregoing and subject to Sections 2.08 and 4.09 hereof, the Servicer is hereby authorized and empowered (i) to receive and hold in trust for the Facility Agents (for the benefit of their respective Purchasers and the LC Banks) and Seller (to the extent of their respective interests) Collections received from Receivables as set forth in Article II and elsewhere in this Agreement and (ii) to execute and deliver, on behalf of the Seller and the Facility Agents (for the benefit of the Purchasers and the LC Banks), any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Receivables permitted under and in compliance with applicable Law and regulations. To the extent Collections are transferred to or otherwise received by the Servicer, the Servicer is hereby authorized and empowered to receive and hold in trust such Collections for the Facility Agents (for the benefit of their respective Purchasers and LC and LC Banks) and Seller (to the extent of their respective interests) to be allocated and distributed as provided in this Agreement.

(b) Subject to the rights retained by the Administrative Agent pursuant to Section 4.09 hereof, each of the Seller, the Purchasers, the LC Banks, the Facility Agents and the Administrative Agent hereby appoint the Servicer to enforce its respective rights and interests in and to the Receivable Interest. If any Person succeeds the initial Servicer as a Servicer, the replaced Servicer shall promptly deliver to such successor Servicer and the replaced Servicer shall hold in trust for the Administrative Agent, the Purchasers, the LC Banks, the Facility Agents and the Seller, in accordance with their respective interests, all documents instruments and records (including computer tapes or disks) that are reasonably necessary to service or collect the Receivables.

(c) Without the prior written consent of the Required Facility Agents, the Servicer shall not be permitted to delegate any of its duties or responsibilities as Servicer to any other Person other than with respect to written-off Receivables, to outside collection agencies in accordance with its customary practices.

Section 4.02. Maintenance of Information and Computer Records. The Servicer will hold in trust and keep safely for the Purchasers and the LC Banks all evidence of the Facility Agents’ (for the benefit of the Purchasers and the LC Banks) right, title and interest in and to the Receivable Interest. The Servicer will place an appropriate code or notation in its computer Records to indicate that the Facility Agents, on behalf of the Purchasers and the LC Banks, have acquired the Receivable Interest.

Section 4.03. Protection of the Interests of the Purchasers and LC Banks. (a) The Servicer will, or will cause the Seller and the Originator to, from time to time and at Seller’s sole expense, take all actions reasonably requested by the Administrative Agent necessary to perfect or protect the Facility Agents’ (for the benefit of their respective Purchasers and LC Banks) right, title and interest in the Receivable Interest, together with Related Security and all Collections with respect thereto, against all Persons whomsoever or to enable the Facility Agents or the Administrative Agent to exercise or enforce any of their respective rights hereunder.

(b) To the fullest extent permitted by applicable Law, the Seller hereby irrevocably grants to the Administrative Agent an irrevocable power of attorney, with full power of substitution, coupled with an interest, to sign and file in the name of the Seller, or in its own name, such financing statements and continuation statements (including “initial financing statements in lieu of continuation statements” under Revised Article 9) and amendments thereto or assignments thereof as the Administrative Agent or any Facility Agent deems necessary to protect or perfect the Receivable Interest; provided, however, that the rights of the Administrative Agent pursuant to such power of attorney shall be exercised only if a Termination Event shall have occurred.

(c) The Administrative Agent and each Facility Agent shall have the right to do all such acts and things as they may deem necessary to protect the interests of the Purchasers and the LC Banks, including, without limitation, confirmation and verification of the existence, amount and status of the Receivables; provided, however, that neither the Administrative Agent nor any Facility Agent shall contact any Obligor or mark any invoice as “assigned” unless a Termination Event shall have occurred.

Section 4.04. Maintenance of Writings and Records. The Servicer will at all times until completion of a Complete Servicing Transfer keep each writing or Record which evidences, and which is necessary or desirable to establish or protect, including such books of account and other Records as will enable the Administrative Agent and the Facility Agents or their designees to determine at any time the status of, the Receivable Interest of the Facility Agents (for the benefit of their respective Purchasers and LC Banks). The Servicer shall at its own expense prepare and maintain such Records in electronically-readable form in such format as the Servicer customarily maintains its records; provided, however, that upon a Complete Servicing Transfer with respect to the Servicer, the replaced Servicer shall within 10 Business Days of such Complete Servicing Transfer prepare such Records in such format as may be required to permit or facilitate the transfer of such Records to the successor Servicer.

Section 4.05. Information. The Servicer will, or will cause the Originator to furnish to the Administrative Agent such information with respect to the Receivables (including but not limited to the Originator’s standards and procedures for selling goods or services on credit) as the Administrative Agent may reasonably request, in consultation with the Facility Agents. The Servicer will also furnish to the Administrative Agent and each Facility Agent all material modifications, adjustments or supplements to the Credit and Collection Policy; provided, however, the Servicer shall not, without each Facility Agent’s prior written consent, alter or consent to the alteration of the Credit and Collection Policy as in effect from time to time unless such alteration would not impair the collectability of any Receivables in any material respect or would not otherwise be reasonably likely to have a Material Adverse Effect.

Section 4.06. Audits; Agreed-Upon Procedures. (a) Each of the Seller and the Servicer will, from time to time during regular business hours as requested by the Administrative Agent or any Facility Agent upon reasonable notice and subject to any applicable restrictions or limitations on access to any facility or information that is classified or restricted by contract or by law, regulation or governmental guidelines, and at the sole cost of such Seller Party, permit the Administrative Agent, the Facility Agents or their respective agents or representatives (i) to examine and make copies of and abstracts from all Records in the possession or under the control of such Person relating to the Receivables and the Related Security, including, without limitation, the related Contracts, and (ii) to visit the offices and properties of such Person for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to such Person’s financial condition or the Receivables and the Related Security or any Person’s performance under any of the Transaction Documents or any Person’s performance under the Contracts and, in each case, with any of the officers or employees of Seller or Servicer having knowledge of such matters; provided, that as long as no Termination Event or Downgrade Event shall have occurred, (A) the Seller and the Servicer shall only be responsible for the cost of one (1) such visit during any calendar year and (B) the Administrative Agent and the Facility Agents hereby agree to coordinate their due diligence visits.

(b) At the Administrative Agent’s request, the Servicer shall cause FTI Consulting or another firm selected by the Administrative Agent, to furnish an annual report to the Facility Agents pursuant to procedures agreed upon by the Seller, the Servicer and the Facility Agents; provided, that the Administrative Agent may, and shall if so directed by the Required Facility Agents, request that additional procedures be performed and reports be provided if there shall have occurred a Termination Event or a Potential Termination Event. Each such report shall be paid for by the Servicer.

Section 4.07. No Impairment. The Servicer will not take any action or cause any action to be taken to impair the rights of any Facility Agents (for the benefit of the Purchasers and LC Banks) in the Receivable Interest.

Section 4.08. Administration and Collections.

(a) General. Until a Complete Servicing Transfer shall have occurred, the Servicer will be responsible for the administration, servicing and collection of the Receivables.

(b) Administration. The Servicer shall, to the full extent permitted by Law, have the power and authority, on behalf of the Seller and each Facility Agent, to take such action in respect of any Receivable as the Servicer may deem advisable, including the resale of any repossessed, returned or rejected goods; provided, however, that the Servicer shall not under any circumstances, compromise, rescind, cancel (unless re-billed), adjust or modify (including by extension of time for payment or granting any discounts, allowances or credits) the Outstanding Balance of any Receivable except in accordance with the Credit and Collection Policy or otherwise with the prior written consent of the Facility Agents.

(c) Enforcement Proceedings. In the event of a default under any Receivable when a Termination Event does not exist, the Servicer shall, at the Seller’s sole expense, to the full extent permitted by Law, have the power and authority, on behalf of the Seller and each Facility Agent (for the benefit of its related Purchasers and LC Banks), to take or cause to be taken any action in respect of any such Receivable as the Servicer may deem advisable; provided, however, that the Servicer shall take no enforcement action (judicial or otherwise) with respect to such Receivable except in accordance with the Credit and Collection Policy or otherwise with the written consent of the Facility Agents. The Servicer will apply or will cause to be applied at all times when a Termination Event does not exist the same standards and follow the same procedures with respect to deciding to commence, and in prosecuting, litigation on such Receivable as is applied and followed with respect to like accounts serviced by it that are not owned by the Facility Agents’ (for the benefit of their respective Purchasers and LC Banks). In no event shall the Servicer or the Seller, as the case may be, be entitled to make or authorize any Person to make any Facility Agent, Purchaser or LC Bank a party to any litigation without such Facility Agent’s, Purchaser’s or LC Bank’s, as the case may be, express prior written consent.

(d) Facility Agents’ Rights to Enforce Receivables. At any time after the occurrence of a Termination Event, the Facility Agents may, but shall have no obligation to, take any action or commence any proceeding to realize upon any Receivable, including, but not limited to, delivery to an Obligor of notice of the Facility Agents’ (for the benefit of their respective Purchasers and LC Banks) interest in the Receivables, any such action or commencement of proceeding to be at the sole expense of the Seller. At such time as the Servicer has any obligation to pursue the collection of Receivables and the Administrative Agent, the Facility Agents or any Purchaser or LC Bank possesses any documents necessary therefor, the Administrative Agent or such Facility Agent, Purchaser or LC Bank, as the case may be, agrees to furnish such documents to the Servicer, to the extent and for the period necessary for the Servicer to comply with its obligations hereunder.

Section 4.09. Complete Servicing Transfer.

(a) General. If at any time a Termination Event shall have occurred, the Administrative Agent may, and at the request of the Required Facility Agents shall, by notice in writing to the Seller and the Servicer terminate the Servicer’s capacity as Servicer in respect of the Receivables (such termination referred to herein as a “Complete Servicing Transfer”). After a Complete Servicing Transfer, the Administrative Agent (or its designee approved by the Facility Agents) may itself administer, service and collect the Receivables, and in such event, may retain the Servicing Fee for its own account, in any manner it sees fit, including, without limitation, by compromise, extension or settlement of such Receivables. Alternatively, the Facility Agents may engage affiliated or unaffiliated contractors to perform all or any part of the administration, servicing and collection of the Receivables and require the Seller to pay to such contractors all or a portion of the Servicing Fee in consideration thereof.

(b) Transition. The Servicer, promptly but in no event later than ten Business Days after receiving a notice pursuant to Section 4.09(a) hereof, shall, at the Seller’s sole expense, (x) deliver to the Administrative Agent and the Facility Agents or their designated agents (i) a schedule of the Receivables serviced by the Servicer in which the Facility Agents (for the benefit of their respective Purchasers and LC Banks) have a Receivable Interest indicating as to each such Receivable information as to the related Obligor, the Outstanding Balance as of such date of such Receivable and the location of the evidences of such Receivable, together with such other information as the Administrative Agent and the Facility Agents may reasonably request and (ii) all evidence of such Receivables and such other Records related thereto (including, without limitation, true copies of any computer tapes and data in computer memories), (y) permit the Administrative Agent and the Facility Agents access to the Servicer’s premises, equipment and files and other Records relating to the Receivables and (z) to the extent not prohibited by contract or applicable Law, take all actions as are necessary to transfer or cause to be transferred to the Administrative Agent or its designated agent any software that relates to, and is necessary for the servicing of, such Receivables, in each case as the Administrative Agent and the Facility Agents may reasonably deem necessary to enable them to protect and enforce their rights and the rights of the Purchasers and LC Banks in the Receivable Interest. After any such delivery, the Servicer will not hold or retain any material executed counterpart or any document evidencing such Receivables or related Contracts without clearly marking the same to indicate conspicuously that the same is not the original and that transfer thereof does not transfer any rights against the related Obligor or any other Person.

(c) Collections. If at any time there shall be a Complete Servicing Transfer, the terminated Servicer will cause to be transmitted and delivered directly to the successor Servicer, promptly upon receipt and in the exact form received, all Collections (properly endorsed, where required, so that such items may be collected on behalf of the Facility Agents (for the benefit of their respective Purchasers and LC Banks)) to be distributed to the Facility Agents as provided herein. All such Collections consisting of cash shall not be commingled with other items or monies of the terminated Servicer for a period longer than two Business Days after the Servicer’s knowledge of its receipt thereof. If the successor Servicer receives items or monies that are not payments on account of the Receivables, such items or monies shall be delivered promptly to the Seller after being so identified by or to such successor Servicer. After a Complete Servicing Transfer, each of the Seller and the terminated Servicer hereby irrevocably grants the Administrative Agent or each of its designated agents, if any, an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take in the name of the Seller or the terminated Servicer, as the case may be, all steps with respect to any Receivable which the Administrative Agent, after consultation with the Facility Agents, may deem reasonably necessary or advisable to negotiate or otherwise realize on any right of any kind held or owned by the Seller or the terminated Servicer, as the case may be, or transmitted to or received by any Facility Agent or its designated agent (whether or not from the Seller or any Obligor) in connection with the Facility Agents’ (for the benefit their respective Purchasers and LC Banks) Receivable Interest.

(d) Collection and Administration at Expense of the Seller. The Seller agrees that in the event of a Complete Servicing Transfer it will reimburse the Administrative Agent, each Facility Agent, each Purchaser and LC Bank for all reasonable out-of-pocket expenses (including, without limitation, attorneys’ and accountants’ and other third parties’ fees and expenses, expenses incurred by the Administrative Agent, such Facility Agent, such Purchaser or such LC Bank, as the case may be, expenses of litigation or preparation therefor, and expenses of audits and visits to the offices of the Seller) incurred by the Administrative Agent, such Facility Agent, such Purchaser or such LC Bank in connection with the transfer of functions following a Complete Servicing Transfer whenever such expenses are incurred.

(e) Payments by Obligors. At any time, and from time to time, following a Complete Servicing Transfer, the Seller and the terminated Servicer shall permit such Persons as the Administrative Agent, with the consent of the Facility Agents, may designate to open and inspect all mail received by the Seller or the terminated Servicer and reasonably believed to relate to the Receivables, and to remove therefrom any and all Collections. The Administrative Agent shall be entitled to notify the Obligors of Receivables to make payments directly to the Administrative Agent of amounts due thereunder (i) during the existence of a Termination Event or (ii) after the occurrence of a Complete Servicing Transfer

Section 4.10. Lockboxes; Lockbox Accounts; Depositary Accounts. As of the Closing Date, the Seller and the Servicer shall have established the Lockboxes and related Lockbox Accounts, and the Depositary Accounts specified on Schedule III hereto. The Seller and Servicer hereby agree as follows (i) each Lockbox Account and Depositary Account shall be established in the name of the Seller as a segregated account and the funds deposited therein from time to time shall not be commingled with any other funds of the Seller or any Affiliate thereof; (ii) each Lockbox Account and Depositary Account shall be maintained with a Depositary Bank pursuant to the terms of a Blocked Account Agreement; (iii) to direct all Obligors to remit directly to a Permitted Lockbox, a Lockbox Account or a Depositary Account all Collections on account of the Receivables and, if the Servicer, the Seller or the Originator should receive any Collections, to deposit such Collections into the appropriate Lockbox Account or Depositary Account promptly upon availability of such amounts; (iv) not to direct any funds other than such Collections to be mailed to Lockboxes or deposited into related Lockbox Accounts or Depositary Accounts; (v) not to change any Depositary Bank, any Blocked Account Agreement or the location of any Lockbox without the consent of the Administrative Agent; and (vii) following a Termination Event, the Administrative Agent may, or shall at the direction of the Required Facility Agents, deliver a “shifting control notice” to the Depositary Banks, upon receipt of which notice, the Depositary Banks will follow the direction of the Administrative Agent as to application of Collections in such Accounts.

Section 4.11. Reports. (a) (i) On or prior to the Monthly Report Date in each month, the Servicer shall deliver to the Administrative Agent (who will promptly deliver the same to each Facility Agent) a monthly report, substantially in the form of Exhibit B (a “Monthly Report”), as of the close of business on the last day of the immediately preceding Calculation Period.

(ii) In addition to delivery of Monthly Reports in accordance with clause (a) above, following a Downgrade Event, the Servicer shall, on each Weekly Report Date, deliver to the Administrative Agent (who shall promptly deliver the same to each Facility Agent) a report in form and substance to be agreed upon by the Servicer and the Required Facility Agents (each a “Weekly Report”).

(iii) In addition to delivery of Monthly Reports in accordance with clause (a) above, if at any time (A) the long term unsecured debt of the Parent shall be below BB by S&P or below Ba2 by Moody’s, (B) the Parent (1) shall not have a long term unsecured rating from S&P and (2) shall not have a long term unsecured rating from Moody’s, or (C) a Termination Event shall have occurred and be continuing, the Servicer shall deliver to the Administrative Agent (who shall promptly deliver the same to each Facility Agent), on each Daily Report Date, a report in form and substance to be agreed upon by the Servicer and the Required Facility Agents (each a “Daily Report”).

(b) The Seller shall, or shall cause the Servicer to, furnish to the Administrative Agent (who shall promptly deliver the same to each Facility Agent) at any time and from time to time such other or further information in respect of the Receivables, the Seller and the Obligors as the Administrative Agent or any Facility Agent may reasonably request.

Section 4.12. Servicer Indemnification of Indemnified Parties. (a) The Servicer agrees to indemnify and hold harmless the Indemnified Parties from and against any Losses (other than any Losses to the extent resulting from the gross negligence or willful misconduct of the Indemnified Party or recourse (except as provided in this Agreement) for uncollectible Receivables) arising out of or resulting from (i) false or incorrect representations warranties or certifications of the Servicer, acting in that capacity, in any Transaction Document or any document delivered pursuant to any Transaction Document or (ii) any breach (whether by action or omission) by the Servicer, acting in that capacity, of any of its obligations or covenants under any Transaction Document.

(b) Promptly upon receipt by any Indemnified Party under this Section 4.12 of notice of the commencement of any suit, action, claim, proceeding or governmental investigation against such Indemnified Party, such Indemnified Party shall, if a claim in respect thereof is to be made against the Servicer hereunder, notify the Servicer in writing of the commencement thereof. The Servicer may participate in and assume the defense of any such suit, action, claim, proceeding or investigation at its expense, and no settlement thereof shall be made without the approval of the Servicer and the Indemnified Party. The approval of the Servicer and the Indemnified Party will not be unreasonably withheld or delayed. After notice from the Servicer to the Indemnified Party of its intention to assume the defense thereof with counsel reasonably satisfactory to the Administrative Agent and the Indemnified Party, and so long as the Servicer so assumes the defense thereof in a manner reasonably satisfactory to the Administrative Agent and the Indemnified Party, the Servicer shall not be liable for any legal expenses of counsel unless there shall be a conflict between the interests of the Servicer and the Indemnified Party, in which case the Indemnified Party(ies) shall have the right to employ counsel to represent it (them).

(c) The Servicer will promptly pay to the Facility Agent for the Indemnified Party such indemnity amount as shall be specified to the Servicer in a certificate of the Affected Party (or its Facility Agent, on its behalf) setting forth the calculations of such amount, together with the basis therefor. Any such certificate submitted by or on behalf of the Indemnified Party shall be conclusive and binding for all purposes, absent manifest error. The provisions of this Section 4.12 shall survive the termination of this Agreement.

Section 4.13. Servicing Fee. The monthly fee due to the Servicer for performing its obligations hereunder shall be equal to (A) the product of (1) the Servicing Fee Percentage, expressed as a decimal, and (2) the average daily Outstanding Balances of Receivables during the preceding Calculation Period, divided by (B) twelve. Such monthly Servicing Fee shall be paid to the Servicer in arrears on the second (2nd) Business Day after each Monthly Report Date.

ARTICLE V

PARENT UNDERTAKING

Section 5.01. Guaranty. The Parent hereby unconditionally guarantees the punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all obligations of Phillips 66 Co. and its successor legal entities, in its capacities as Phillips 66 Co., Servicer and the party requesting Letters of Credit under the Letter of Credit Reimbursement Agreement, now or hereafter existing under the Transaction Documents, whether for Collections, repurchase, indemnification payments, fees, expenses or otherwise (such obligations being the “Obligations”), and agrees to pay any and all reasonable and properly documented out-of-pocket expenses (including counsel fees and expenses) incurred by any Beneficiary in enforcing any rights under this Parent Undertaking, together with interest on such expenses (from the time when such amounts were incurred, based on a 365-day year) at a rate per annum for each day equal to 2.00% over the Alternate Base Rate on such day. Without limiting the generality of the foregoing, the Parent’s liability shall extend to all amounts which constitute part of the Obligations and would be owed by Phillips 66 Co. to the Seller or any Beneficiary under any Transaction Document but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving Phillips 66 Co. as debtor. For the avoidance of doubt, the obligations of the Parent under this Parent Undertaking do not include losses in respect to Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor.

Section 5.02. Guaranty Absolute. The Parent guarantees that the Obligations will be performed or paid strictly in accordance with the terms of the applicable Transaction Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or any Beneficiary with respect thereto. The obligations of the Parent under this Parent Undertaking are independent of the Obligations, and a separate action or actions may be brought and prosecuted against the Parent to enforce this Parent Undertaking, irrespective of whether any action is brought against Phillips 66 Co. or whether Phillips 66 Co. is joined in any such action or actions. The liability of the Parent under this Parent Undertaking shall be absolute and unconditional irrespective of:

(a) any lack of validity or enforceability of any Transaction Document, or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from any Transaction Document, including, without limitation, any increase in the Obligations resulting from additional Purchases or Issuances/Modifications of Letters of Credit or otherwise;

(c) any failure or omission to enforce any right, power or remedy with respect to the Obligations or any part thereof or any agreement relating thereto, or any collateral securing the Obligations or any part thereof;

(d) any waiver of any right, power or remedy or of any default with respect to the Obligations or any part thereof or any agreement relating thereto;

(e) any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Obligations;

(f) any manner of application of collateral, or proceeds thereof, to all or any of the Obligations, or any manner of sale or other disposition of any collateral for all or any of the Obligations or any other assets of Phillips 66 Co. or any of its Subsidiaries;

(g) the existence of any claim, setoff or other rights which the Provider may have at any time against Phillips 66 Co. in connection herewith or any unrelated transaction;

(h) any assignment or transfer of the Obligations or any part thereof permitted under the Purchase and Contribution Agreement, this Agreement or any other Transaction Document;

(i) any change, restructuring or termination of the corporate structure or existence of Phillips 66 Co. or any of its Subsidiaries; or

(j) any other circumstance which might otherwise constitute a defense available to, or a discharge of, Phillips 66 Co. or a guarantor.

Section 5.03. Waiver. (a) The Parent hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations and this Parent Undertaking and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against Phillips 66 Co. or any other Person or entity or any collateral.

(b) The Parent hereby waives any right to revoke this Parent Undertaking, and acknowledges that this Parent Undertaking is continuing in nature and applies to all Obligations, whether existing now or in the future.

(c) The Parent acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Transaction Documents and that the waivers set forth in this Section 5.03 are knowingly made in contemplation of such benefits.

Section 5.04. Subrogation. The Parent will not exercise any rights which it may acquire by way of subrogation under this Parent Undertaking, by any payment made hereunder or otherwise, until all the Obligations and other amounts payable under this Parent Undertaking shall have been paid in full and the Facility Termination shall have occurred. If any amount shall be paid to the Parent on account of such subrogation rights at any time prior to the later of (x) the payment in full of the Obligations and all other amounts payable under this Parent Undertaking and (y) the date after the Termination Date that all Aggregate Unpaids are paid in full, such amount shall be held in trust for the benefit of the Beneficiaries and shall forthwith be paid to the Administrative Agent to be credited and applied to the Obligations, whether matured or unmatured, in accordance with the terms of the applicable Transaction Document or to be held by the Administrative Agent as collateral security for any Obligations thereafter existing. If (i) the Parent shall make payment to the Beneficiaries of all or any part of the Obligations, (ii) all the Obligations and all other amounts payable under this Parent Undertaking shall be paid in full and (iii) the date after the Termination Date that all Aggregate Unpaids are paid in full shall have occurred, the Administrative Agent and the Facility Agents on behalf of their respective Beneficiaries will, at the Parent’s request, execute and deliver to the Parent appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Parent of an interest in the Obligations resulting from such payment by the Parent.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Section 6.01. General Representations and Warranties of the Seller and Phillips 66 Co. Except as otherwise set forth below, each of the Seller and Phillips 66 Co., as to itself (and, in the case of Phillips 66 Co., its Subsidiaries and/or Parent, if so specified), hereby represents and warrants to each Purchaser, each LC Bank, each Facility Agent and the Administrative Agent on and as of the date hereof and on and as of the date of each Purchase and each Issuance or Modification that:

(a) Corporate Existence, Power and Authority, Etc. It is duly organized, validly existing and in good standing in its jurisdiction of organization; it is duly qualified to do business in each jurisdiction where the conduct of its business so requires and except where failure to be so qualified would not be reasonably expected to have a Material Adverse Effect; it has corporate power and authority to execute and deliver the

Transaction Documents and to carry out the transactions contemplated thereby; each of the Transaction Documents to which it is a party has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (subject to usual and customary bankruptcy exceptions); it has all necessary authorizations and approvals to execute, deliver and perform its obligations under all of the Transaction Documents to which it is a party, except where failure to obtain any such authorization or approval would not reasonably be expected to result in a Material Adverse Effect; no notices to, or filings with, any Governmental Authority or regulatory body are required for the due execution, delivery or performance by it of any of the Transaction Documents to which it is a party, except for the filing of financing statements referred to therein and except where the failure to provide any such notice or make any such filing would not reasonably be expected to result in a Material Adverse Effect;

(b) No Termination Event. No Termination Event or Potential Termination Event has occurred and is continuing, or will, after giving effect to the Purchase and/or Issuance or Modification to occur on such day, occur;

(c) Eligible Receivables. All Receivables included in the calculation of Net Receivables Balance are Eligible Receivables at such time;

(d) Accuracy of Information. The written reports, financial statements, certificates and other written information (other than information of a global economic or industry nature) furnished by it or on its behalf in connection with the negotiation of the Transaction Documents or delivered in connection therewith (as modified or supplemented by other written information when so furnished), when taken as a whole, did not contain as of the date such written reports, financial statements or other written information were so furnished, any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that, with respect to (a) projections, estimates, pro forma financial information, engineering reports and forward-looking statements (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) contained in the materials referenced above, it represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time, and (b) financial statements, it represents only that such financial statements were prepared as represented or required elsewhere in this Agreement;

(e) Servicer Reports. The information furnished by it or on its behalf in each Monthly Report, Weekly Report or Daily Report is true and complete in all material respects as of the date of such report;

(f) Good Title. In the case of the Originator, each Receivable sold under the Purchase and Contribution Agreement is owned by the Originator free and clear of any lien or adverse claim (except that created in favor of the Administrative Agent (for the benefit of the Purchasers and the LC Banks) and the liens that arise automatically in connection with the Oil and Gas Lien Receivables or in favor of a Depositary Bank under a Blocked Account Agreement). In the case of the Seller, the Administrative Agent (on behalf of the Purchasers and LC Banks) has acquired from the Seller a valid and perfected first priority security interest in each Receivable sold and/or assigned under this Agreement free and clear of any lien or adverse claim (except for liens created pursuant to any of the Transaction Documents and those that arise in connection with Oil and Gas Lien Receivables or those that arise in favor of a Depositary Bank under a Blocked Account Agreement);

(g) Ownership/Security Interest. It has taken or caused to be taken all actions, including necessary filings, to evidence the Administrative Agent’s (on behalf of the Purchasers and the LC Banks) first priority undivided percentage ownership or security interest in all Receivables (whether existing or thereafter arising);

(h) Changes to Credit and Collection Policy. It has not made any change in any credit and collection policy that would (i) impair the collectability of any Receivables in any material respect or (ii) otherwise be reasonably likely to have a Material Adverse Effect;

(i) Litigation. In the case of the Seller, there are no actions, suits or proceedings pending or, to the knowledge of the Seller, asserted against it, which would constitute a Termination Event or otherwise be reasonably likely to have a Material Adverse Effect. In the case of Phillips 66 Co., as of the Closing Date, there is no litigation pending or, to Phillips 66 Co.’s knowledge, threatened in writing, against or affecting Phillips 66 Co. or any of its Subsidiaries that (i) purports to adversely affect the legality, validity or enforceability of the Transaction Documents (other than such litigation that the Administrative Agent has reasonably determined to be frivolous) or (ii) has had or could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect or a Parent Material Adverse Effect;

(j) Collections. All Obligors have been directed to remit their Collections to Lockboxes, Lockbox Accounts or Depositary Accounts, as applicable, listed on the schedule to this Agreement;

(k) Payments to the Originator. The Seller has given reasonably equivalent value to the Originator under the Purchase and Contribution Agreement in connection with each sale of Receivables thereunder, and no such sale was made for or on account of an antecedent debt owed by the Originator to the Seller or is or may be voidable as a fraudulent transfer under Section 548 of the Bankruptcy Code or a voidable preference under Section 547 of the Bankruptcy Code;

(l) Ownership of the Seller. Originator directly or indirectly owns 100% of the membership interests of the Seller, free and clear of any adverse claims;

(m) Subsidiaries, Business. The Seller has no subsidiaries and is engaged in no other business activities other than the business activities contemplated by the Transaction Documents;

(n) Solvency. After giving effect to any Purchase, Issuance, or Modification on such date and the application of the proceeds therefrom, the Seller is (i) not “insolvent” (as such term is defined in the Bankruptcy Code), (ii) able to pay its debts as they become due, (iii) does not have unreasonably small capital for the business in which it is engaged or for any business or transaction in which it reasonably expects to engage, and (iv) has tangible net worth equal to at least 3% of the aggregate outstanding balance of Receivables;

(o) Tax. The Seller has filed all material United States federal income tax returns and all other material tax returns on or before the applicable due date (as such due date may have been timely extended), and all taxes due pursuant to such returns or pursuant to any assessment received by the Seller have been paid (other than those which are currently being contested in good faith by appropriate proceedings), unless the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The charges, accruals and reserves on the books of the Seller in respect of taxes or other governmental charges are, in the opinion of the Seller, adequate.

(p) ERISA. The Seller has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan, except as any noncompliance could not reasonably be expected to result in a Material Adverse Effect. No Reportable Event (as defined in Section 4043 of ERISA or the regulations thereunder) has occurred or prohibited transaction under Section 406 of ERISA has occurred with respect to any “Employee Benefit Plan” (as that term is defined in Section 3(3) of ERISA), of the Seller or any ERISA Affiliate which could reasonably be expected to result in a Material Adverse Effect. No prohibited transaction under Section 406 of ERISA which could be expected to result in a Material Adverse Effect has occurred with respect to the Seller or any ERISA Affiliate or will occur upon the closing of any Purchase or any Issuance or Modification or the execution of any Transaction Document;

(q) Material Adverse Effect. Since the date of its formation, the Seller is not aware of the occurrence of any event or circumstance which has had or will have a Material Adverse Effect;

(r) Investment Company Act. The Seller is not and is not required to be registered as an “investment company” or a company “controlled” by an “investment company,” each as defined in the Investment Company Act of 1940, as amended;

(s) Required Credit Enhancement. After giving effect to the Purchase and/or Issuance or Modification on such date, the Percentage Interest shall not exceed 100% (95% if a Downgrade Event shall have occurred and be continuing);

(t) Compliance with Capital Requirements Directive. The Seller (i) owns a net economic interest in the Receivables in an amount at least equal to 5.0% of the Net Receivables Balance as required under Article 122a of the CRD, (ii) has not changed the manner (as contemplated under Article 122a of the CRD) in which it retains such net economic interest since the Closing Date, and (iii) has not entered into any short position or hedge with respect to such net economic interest. “CRD” means the Capital Requirements Directive which is comprised of Directives 2006/48/EC of the European Parliament and of the Council of 14 June 2006 relating to the taking up and pursuit of the business of credit institutions and Directive 2006/49/EC of the European Parliament and of the Council of 14 June 2006 on the capital adequacy of investment firms and credit institutions, as amended from time to time;

(u) Use of Proceeds. The Seller has not taken and will not take any action which would cause the use of the proceeds of the Purchases to violate the provisions of Regulation U of the Board of Governors of the Federal Reserve System; and

(v) Letter of Credit Reimbursement Agreement. At the time of any Issuance or Modification, (i) the terms of the Letter of Credit Reimbursement Agreement will be arms’ length terms not more favorable to any party than the terms that could reasonably be expected to be found in a similar transaction involving unrelated third parties, (ii) the pricing terms specified in the Letter of Credit Reimbursement Agreement will be comparable to the pricing terms available to Phillips 66 Co. in a similar transaction involving unrelated third parties, and (iii) the consideration provided under the Letter of Credit Reimbursement Agreement will constitute fair consideration and reasonably equivalent value.

Section 6.02. General Representations and Warranties of the Parent. The Parent hereby represents and warrants to each Purchaser, each LC Bank, each Facility Agent and the Administrative Agent on and as of the date hereof and on and as of the date of each Purchase and each Issuance or Modification; provided that the representation and warranty contained in Section 6.02(h) shall be made on and as of the Closing Date and shall not be restated on the date of any Purchase or the date of any Issuance or Modification of a Letter of Credit that occurs after the Closing Date that:

(a) Corporate Existence, Power and Authority, Etc. It is duly organized, validly existing and in good standing in its jurisdiction of organization; it is duly qualified to do business in each jurisdiction where the conduct of its business so requires and except where failure to be so qualified would not be reasonably likely to have a Parent Material Adverse Effect; it has corporate power and authority to execute and deliver the Transaction Documents and to carry out the transactions contemplated thereby; each of the Transaction Documents to which it is a party has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (subject to usual and customary bankruptcy exceptions); it has all necessary authorizations and approvals to execute, deliver and perform its obligations under all of the Transaction Documents to which it is a party, except where the failure to obtain any such authorization or approval would not reasonably be expected to result in a Parent Material Adverse Effect; no notices to, or filings with, any Governmental Authority or regulatory body are required for the due execution, delivery or performance by it of any of the Transaction Documents, except where the failure to provide any such notice or make any such filing would not reasonably be expected to result in a Parent Material Adverse Effect;

(b) No Termination Event. No Termination Event or Potential Termination Event has occurred and is continuing, or will, after giving effect to the Purchase and/or Issuance or Modification to occur on such day, occur;

(c) Accuracy of Information. The written reports, financial statements, certificates and other written information (other than information of a global economic or industry nature) furnished by it or on its behalf in connection with the negotiation of the Transaction Documents or delivered in connection therewith (as modified or supplemented by other written information so furnished), when taken as a whole, did not contain as of the date such written reports, financial statements or other written information were so furnished, any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that, with respect to (i) projections, estimates, pro forma financial information, engineering reports and forward-looking statements (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) contained in the materials referenced above, the Patent represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time and (ii) financial statements, each of the Seller and the Parent represents only that such financial statements were prepared as represented or required elsewhere in this Agreement;

(d) Litigation. As of the Closing Date, there is no litigation pending, or, to the Parent’s knowledge, threatened in writing, against or affecting the Parent or any of its Subsidiaries that (i) purports to adversely affect the legality, validity or enforceability of the Transaction Documents (other than such litigation that the Administrative Agent has reasonably determined to be frivolous) or (ii) has had or could reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect;

(e) Accuracy of Financial Statements. The (a) unaudited pro forma combined financial statements of the Parent and its consolidated Subsidiaries and the Contribution Business, consisting of (i) unaudited pro forma statement of income for the year ended December 31, 2011, prepared as though the Spin-Off occurred on January 1, 2011, and (ii) unaudited pro forma balance sheet as of December 31, 2011, prepared as though the Spin-Off occurred on December 31, 2011, and (iii) audited combined balance sheets as of December 31, 2010 and December 31, 2011 and combined statements of income, comprehensive income, cash flows, and changes in net parent company investment for the three years ended December 31, 2011, of the Parent and its consolidated Subsidiaries and the Contribution Business fairly present in all material respects, in conformity with GAAP, the combined financial position of the Parent, its Subsidiaries and the Contribution Business as of such date and their combined results of operations and cash flows for such fiscal years;

(f) Tax. The Parent and its Subsidiaries have filed all material United States federal income tax returns and all other material tax returns on or before the applicable due date (as such due date may have been timely extended), and (b) all taxes due pursuant to such returns or pursuant to any assessment received by the Parent or any of its Subsidiaries have been paid (other than those which are currently being contested in good faith by appropriate proceedings or to the extent that the failure to do so could not reasonably be expected to result in a Parent Material Adverse Effect. The charges, accruals and reserves on the books of the Parent and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Parent, adequate;

(g) ERISA. The Parent and each ERISA Affiliate have fulfilled their respective obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan, except as could not reasonably be expected to result in a Parent Material Adverse Effect. No Reportable Event (as defined in Section 4043 of ERISA or the regulations thereunder) occurred or prohibited transaction under Section 406 of ERISA has occurred with respect to any “Employee Benefit Plan” (as that term is defined in Section 3(3) of ERISA), of the Parent or any ERISA Affiliate which could reasonably be expected to result in a Parent Material Adverse Effect. No prohibited transaction under Section 406 of ERISA which could be expected to result in a Parent Material Adverse Effect has occurred with respect to the Parent or any ERISA Affiliate or will occur upon the closing of any Purchase or any Issuance or Modification or the execution of any Transaction Document;

(h) Material Adverse Effect. As of the Closing Date, since September 30, 2011, there has been no Parent Material Adverse Effect.

(i) Investment Company Act. Neither the Parent nor any of its Subsidiaries is or is required to be registered as an “investment company” or a company “controlled” by an “investment company,” each as defined in the Investment Company Act of 1940, as amended;

(j) Use of Proceeds. Neither the Parent nor any of its Subsidiaries has taken or will take any action which would cause the use of the proceeds of the Purchases to violate the provisions of Regulation U of the Board of Governors of the Federal Reserve System;

(k) Accounting. On its consolidated financial statements, the Parent treats the transactions contemplated by the Purchase and Contribution Agreement as financings by Originator, but includes appropriate notations to indicate that the Seller is a separate entity from Originator and the Parent and that the assets of the Seller are not available to satisfy the debts and obligations of Originator or the Parent; and

(l) Performance Guaranty. On the Closing Date, all of the obligations of the Parent under the Senior Credit Facilities (as defined in the Credit Agreement) and in the performance guaranty under this Agreement are the Parent’s senior unsecured obligations.

ARTICLE VII

COVENANTS

Section 7.01. Affirmative Covenants of the Seller and Phillips 66 Co. Until the Facility Termination, each of the Seller and Phillips 66 Co., as applicable, covenants to each Purchaser, each Facility Agent and the Administrative Agent, as to itself only (or, if so specified, in the case of Phillips 66 Co., as to its Parent and/or Subsidiaries), as follows:

(a) General:

(i) Compliance with Laws, Etc. The Seller will comply with all applicable laws, rules, regulations and orders and preserve and maintain its corporate existence, rights, franchises, qualifications, and privileges except to the extent that the failure so to comply with such laws, rules and regulations or the failure so to preserve and maintain such rights, franchises, qualifications, and privileges would not reasonably be expected to have a Material Adverse Effect. Originator will comply, and cause each Subsidiary to comply, with all applicable laws, ordinances, rules, regulations, and requirements of any Governmental Authority (including ERISA and the rules and regulations thereunder and laws of the United States regarding sanctions and export controls applicable to unauthorized dealings with sanctioned countries or Persons) except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Parent Material Adverse Effect;

(ii) Offices, Records, and Books of Account. It will keep its jurisdiction of organization and the office where it keeps its records concerning the Receivables at the address set forth under its name on the signature pages to this Agreement or upon 30 days’ prior written notice to the Administrative Agent, at any other locations in jurisdictions where all actions reasonably requested by the Administrative Agent to protect and perfect the interest in the Receivables have been taken and completed. It also will maintain and implement administrative and operating procedures (including, without limitation, the ability to recreate records evidencing Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the daily identification of each Receivable and all Collections of and adjustments to each existing Receivable). Originator will mark its data processing records and other books and records to indicate which Receivables have been sold or contributed to the Seller under the Purchase and Contribution Agreement;

(iii) Taxes. It will file all material tax returns and reports required by law to be filed by it and will promptly pay all taxes and governmental charges at any time owing, except when failure to pay would not reasonably be expected to have a Material Adverse Effect or a Parent Material Adverse Effect or such as are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established. It will pay when due any taxes payable in connection with the Receivables, except for Excluded Taxes or where failure to pay such taxes would not reasonably be expected to have a Material Adverse Effect (in the case of the Seller) or a Parent Material Adverse Effect (in the case of Phillips 66 Co.);

(iv) Performance and Compliance with Contracts and Credit and Collection Policy. It will, as applicable and at its own expense, timely and fully comply in all material respects with the applicable credit and collection policy in regard to each Receivable and the related Contracts;

(v) Deposits to Lockboxes or Depositary Accounts. It will instruct all Obligors to remit all their payments in respect of Receivables to Lockbox Accounts or Depositary Accounts (either by check mailed to a Lockbox maintained by the relevant Depositary Bank or directly by wire transfer or electronic funds transfer to a Depositary Account). If it receives any Collections directly, it will promptly (and in any event within one business day) cause such Collections to be deposited into a Lockbox Account or Depositary Account. It will not direct any funds to be deposited into any Lockbox Account or Depositary Account other than Collections of Receivables;

(vi) Other Information. It will cause to be provided to the Administrative Agent and each Facility Agent such other information respecting the Receivables or its condition or operations, financial or otherwise, as the Administrative Agent or such Facility Agent may from time to time reasonably request, including, but not limited to, all notices delivered to it under the Purchase and Contribution Agreement; and

(vii) Performance and Enforcement of Purchase and Contribution Agreement and Letter of Credit Reimbursement Agreement. It will perform all of its obligations under the Purchase and Contribution Agreement and the Letter of Credit Reimbursement Agreement and the Seller will enforce the Purchase and Contribution Agreement and the Letter of Credit Reimbursement Agreement in accordance with its terms.

(b) Reporting:

(i) The Seller will cause to be provided to the Administrative Agent (who shall promptly distribute the same to the Facility Agents) as soon as available and in any event within 120 days after the end of the fourth fiscal quarter of each fiscal year of the Seller, an audited balance sheet of the Seller as of the end of such quarter and a statement of income and retained earnings of the Seller for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by a financial officer of the Seller as having been prepared in accordance with GAAP;

(ii) The Seller will cause to be provided to the Administrative Agent (who shall promptly distribute the same to the Facility Agents) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Seller, a balance sheet of the Seller (which need not be audited) as of the end of such quarter and a statement of income and retained earnings of the Seller for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by a financial officer of the Seller as having been prepared in accordance with GAAP;

(iii) It will cause to be provided to the Administrative Agent (who shall promptly distribute the same to the Facility Agents) within 10 days after the time of the delivery of the financial statements provided for above (in the case of the Seller) and below (in the case of Phillips 66 Co.), a certificate of its financial officer to the effect that, to the best of such officer’s knowledge, no Termination Event or Potential Termination Event has occurred and is continuing or, if any Termination Event or Potential Termination Event has occurred and is continuing, specifying the nature and extent thereof; and

(iv) It will cause to be provided to the Administrative Agent (who shall promptly distribute the same to the Facility Agents) such additional information regarding its and its Subsidiaries’ (in the case of Phillips 66 Co.) operations, business affairs and financial condition, or compliance with the terms of this Agreement or any other Transaction Document, as may be reasonably requested by the Administrative Agent.

(c) Notices:

(i) Termination. It will cause to be provided to the Administrative Agent (who shall promptly distribute the same to the Facility Agents) promptly and in any event within five business days after obtaining knowledge of the occurrence of a Termination Event, Potential Termination Event, or Downgrade Event a statement of its financial officer setting forth details of such Termination Event, Potential Termination Event, or Downgrade Event;

(ii) Oil and Gas Liens. It will cause to be provided to the Administrative Agent (who shall promptly distribute the same to the Facility Agents) promptly after the occurrence thereof, notice of any holder of a lien or security interest arising pursuant to any Oil and Gas Lien Act taking any action to enforce or perfect such security interest;

(iii) Credit Agreement. At such time as any of the Administrative Agent or any Facility Agent is no longer a party to the Credit Agreement, Phillips 66 Co. will provide to the Administrative Agent (who shall promptly distribute the same to the Facility Agents) notice of (a) any amendment of the Financial Test or any defined term used in that Financial Test in the Credit Agreement or (b) the occurrence of an “Event of Default” under the Credit Agreement, together with a copy of the same, as soon as practicable after, but in no event later than 30 days following such amendment or occurrence; and

(iv) Material Event. At such time as any of the Administrative Agent or any Facility Agent is no longer a party to the Credit Agreement, Originator will cause to be provided to the Administrative Agent (who shall promptly distribute the same to the Facility Agents) promptly after the occurrence thereof, notice of (a) the institution of any litigation or proceeding that has had or is reasonably expected to have a Parent Material Adverse Effect (whether or not the claim asserted therein is considered to be covered by insurance) and (b) any adverse change in the ratings publicly announced by S&P or Moody’s of the Parent’s then current senior unsecured debt.

Section 7.02. Negative Covenants of the Seller and Phillips 66 Co. Except as otherwise specified below, until the Facility Termination, each of the Seller and Phillips 66 Co., as applicable, covenants and agrees, as to itself only (or, if so specified, in the case of Phillips 66 Co., as to its Subsidiaries), as follows:

(a) Sales, Liens, Etc. It will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any adverse claim (except for (i) the interest in favor of the Seller created pursuant to the Purchase and Contribution Agreement and the interest in favor of the Administrative Agent (for the benefit of the Purchasers and the LC Banks) created pursuant to this Agreement, (ii) in the case of Oil and Gas Lien Receivables and any Related Security and Collections thereof that constitute identifiable proceeds of such Oil and Gas Lien Receivables, the rights described in the definition thereof and (iii) the rights of any Depositary Bank arising in the Collections under any Blocked Account Agreement) upon or with respect to, any Receivable, Related Security, related Contract or Collections, or upon or with respect to any Lockbox Account or Depositary Account or any other asset of the Seller, or assign any right to receive income in respect thereof;

(b) Change in Payment Instructions to Obligors. It will not add or terminate any bank as a Depositary Bank from those listed on Schedule III hereto provided to the

Facility Agents, or make any change in its instructions to Obligors regarding payments to be made in respect of the Receivables or payments to be made to any Depositary Bank, unless the Administrative Agent will have received notice of such addition, termination or change (including an updated Schedule III) and a fully executed Blocked Account Agreement in form and substance satisfactory to the Administrative Agent with respect to each new Lockbox Account or Depositary Account;

(c) Change in Name or Jurisdiction of Origination, Etc. It will not change its name, identity or organizational structure unless the Administrative Agent shall have received at least thirty (30) days’ advance written notice of such change and all action by the Originator or the Seller, as applicable, necessary or appropriate to perfect or maintain the perfection of the Administrative Agent’s (for the benefit of the Purchasers and the LC Banks) ownership or security interest in the Receivables, the Related Security and the Collections (including, without limitation, the filing of all financing statements and the taking of such other action as the Administrative Agent may request in connection with such change or relocation) will have been duly taken;

(d) Treatment as Sales. It will not account for or treat (whether in financial statements or otherwise) the transactions contemplated by the Purchase and Contribution Agreement and this Agreement in any manner other than as the sale and/or absolute conveyance of Receivables, except that such transactions will be treated under GAAP as a liability in the Parent’s consolidated financial statements. It (or Parent) shall not treat, for U.S. federal income tax purposes, the transactions under this Agreement in any manner other than the sale of debt obligations;

(e) Transaction Documents. (i) It will not terminate, amend, waive or modify, or consent to any termination, amendment, waiver or modification of, any provision of any Transaction Document (other than the Letter of Credit Reimbursement Agreement) or grant any other consent or other indulgence under any Transaction Document (other than the Letter of Credit Reimbursement Agreement), in each case without the prior written consent of the Required Facility Agents or the further consents described below in Section 11.01.

(ii) It will not (x) terminate, amend, waive or modify, or consent to (or permit) any termination, amendment, waiver or modification of, Article 2, Article 4 or Article 8 of the Letter of Credit Reimbursement Agreement or any defined term used (directly or indirectly) in any such Article or (y) grant any other consent or other indulgence with respect to Article 2, Article 4 or Article 8 of the Letter of Credit Reimbursement Agreement or any defined term used (directly or indirectly) in any such Article, in each case without the prior written consent of the Required Facility Agents. Phillips 66 Co. will not assign the Letter of Credit Reimbursement Agreement (or any of its obligations thereunder) or otherwise substitute another Person (whether by novation or otherwise) for it (or any of its obligations) under the Letter of Credit Reimbursement Agreement, in each case without the prior written consent of the Required Facility Agents.

(f) Nature of Business. The Seller will not engage in any business activities other than those contemplated by the Transaction Documents and will not create or form any subsidiary;

(g) Mergers, Etc. The Seller will not merge with or into or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions), all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets or capital stock or other ownership interest of, or enter into any joint venture or partnership agreement with, any Person, other than as contemplated by the Transaction Documents;

(h) Distributions, Etc. The Seller will not declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any membership interests or other equity interests of the Seller, or return any capital to its members or other equity holders as such, or purchase, retire, defease, redeem or otherwise acquire for value or make any payment in respect of any membership interests or other equity of the Seller or any warrants, rights or options to acquire any membership interests or other equity of the Seller, now or hereafter outstanding; provided, however, that the Seller may declare and pay cash dividends to its sole member out of Collections available for such purpose pursuant to the Transaction Documents so long as (i) no Termination Event or Potential Termination Event shall then exist or would occur as a result thereof, (ii) such dividends are in compliance with all applicable law including the Delaware Limited Liability Company Act, and (iii) such dividends have been approved by all necessary and appropriate limited liability company action of the Seller and its board of managers; and

(i) Debt. The Seller will not create, incur, guarantee, assume or suffer to exist any indebtedness or other liabilities, whether direct or contingent, other than the incurrence of obligations pursuant to, and, as contemplated in, the Transaction Documents and the incurrence of operating expenses in the ordinary course of business.

Section 7.03. Affirmative Covenants of the Parent. Until the Facility Termination, the Parent covenants and agrees as follows:

(a) General: It will comply, and cause each Subsidiary to comply, with all applicable laws, ordinances, rules, regulations, and requirements of any Governmental Authority (including ERISA and the rules and regulations thereunder and laws of the United States regarding sanctions and export controls applicable to unauthorized dealings with sanctioned countries or Persons) except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Parent Material Adverse Effect;

(b) Reporting: (i) It will provide or cause to be provided to the Administrative Agent and the Facility Agents the Parent’s Form 10-K via EDGAR system of the SEC on the internet as soon as available and in any event within 90 days after the end of each fiscal year of the Parent, which will include in each case an audited consolidated balance sheet of the Parent and its Subsidiaries as of the end of such fiscal year and the related audited consolidated statements of income, cash flows and changes in common stockholders’ equity for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner acceptable to the SEC by Ernst & Young LLP or other independent public accountants of nationally recognized standing;

(ii) The Parent will provide or cause to be provided to the Administrative Agent and the Facility Agents the Parent’s Form 10-Q via EDGAR on the internet as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Parent, which will include a consolidated balance sheet of the Parent and its Subsidiaries, as of the end of such quarter and the related (a) consolidated statement of income for such quarter and for the portion of Parent’s fiscal year ended at the end of such quarter, and (b) consolidated statement of cash flows for the portion of the Parent’s fiscal year ended at the end of such quarter, setting forth in each case in comparative form (A) for the consolidated balance sheet, the figures as of the end of the Parent’s previous fiscal year, (B) for the consolidated statement of income, the figures for the corresponding quarter and the corresponding portion of the Parent’s previous fiscal year and (C) for the consolidated statement of cash flows, the figures for the corresponding portion of the Parent’s previous fiscal year; the making available of such financial statements shall constitute a certification by the Parent (subject to normal year-end adjustments) as to fairness of presentation and GAAP;

(iii) It will promptly furnish to the Administrative Agent (who shall promptly distribute the same to the Facility Agents) a copy of all documents filed by the Parent or any Subsidiary with the SEC; provided, that such documents shall be deemed to have been furnished or distributed, as the case may be, on the date when made available via EDGAR;

(iv) The Parent will cause to be provided to the Administrative Agent (who shall promptly distribute the same to the Facility Agents) at the time of the required delivery of its financial statements provided for above, a certificate of its financial officer to the effect that, to the best of such officer’s knowledge, the Parent is in compliance with the Financial Test, including reasonably detailed calculations demonstrating compliance with the Financial Test; and

(v) The Parent will cause to be provided to the Administrative Agent (who shall promptly distribute the same to the Facility Agents) from time to time such additional information regarding its and its Subsidiaries’ operations, business affairs and financial condition, or compliance with the terms of this Agreement or any other Transaction Document, as may be reasonably requested by the Administrative Agent.

Section 7.04. Negative Covenant of the Parent. Until the Facility Termination, the Parent covenants and agrees that it will not (a) consolidate or merge with or into any other Person or (b) sell, lease or otherwise transfer (in one transaction or in a series of transactions) all or substantially all of its assets to any other Person; provided, that (i) any Person may consolidate or merge with or into the Parent in a transaction in which the Parent is the surviving Person, and (ii) if at the time thereof and immediately after giving effect thereto no Default or Event of Default under the Credit Agreement shall have occurred and be continuing, any Person may consolidate or merge with or into the Parent, and the Parent may consolidate or merge with or into any Person, as long as the surviving entity, if other than the Parent, has an Investment Grade Rating and assumes each of the obligations of the Parent under this Agreement pursuant to an agreement executed and delivered to the Facility Agents in a form reasonably satisfactory to the Required Facility Agents.

Section 7.05. Separateness Covenants. Until the Facility Termination, each of the Seller and Phillips 66 Co. (as applicable) covenants and agrees, as to itself only, as follows:

(a) The Seller will at all times maintain at least one independent director or manager who (i) is not currently and has not been during the five years preceding the date of this Agreement an officer, director or employee of any of the Parent, Originator, ConocoPhillips, ConocoPhillips Company, or any of their respective affiliates or subsidiaries (except the Seller) (collectively, the “Other Companies”), (ii) is not a current or former officer or employee of the Seller, (iii) is not a stockholder of any of the Other Companies or any of their respective affiliates, and (iv) who (A) has prior experience as an independent director for a corporation or manager for a limited liability company whose charter documents required the unanimous consent of all independent directors thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (B) has at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities. The Seller will provide not less than five business days’ prior written notice to the Administrative Agent and the Facility Agents in the event of the replacement of the Seller’s independent manager;

(b) The Seller will conduct its business in its own name and from an office separate from that of the Other Companies (but which may be located in the same facility as one or more of the Other Companies). The Seller will have stationery and other business forms separate from that of the Other Companies;

(c) The Seller will at all times be adequately capitalized in light of its contemplated business;

(d) The Seller will at all times provide for its own operating expenses and liabilities from its own funds except that common overhead expenses may be shared by the Seller, Phillips 66 Co. and the Parent (the “Other Phillips 66 Companies”) on a basis reasonably related to use;

(e) The Seller will maintain its assets and transactions separately from those of the Other Companies and reflect such assets and transactions in financial statements separate and distinct from those of the Other Companies and evidence such assets and transactions by appropriate entries in books and records separate and distinct from those of the Other Companies. The Seller will hold itself out to the public under the Seller’s own name as a legal entity separate and distinct from the Other Phillips 66 Companies. The Seller will not hold itself out as having agreed to pay, or as being liable, primarily or secondarily, for, any obligations of the Other Companies;

(f) The Seller will hold at least one annual duly noticed meeting of its Board of Managers, make and retain minutes of such meetings and otherwise observe all limited liability company formalities as a distinct entity;

(g) The Seller will prepare its financial statements separately from those of any of the Other Phillips 66 Companies and will insure that any consolidated financial statements of any Other Phillips 66 Company that are filed with the SEC or any other governmental agency or are furnished to any creditors of any Other Company will include notes clearly stating that the Seller is a separate business entity and that its assets are available first and foremost to satisfy the claims of the creditors of the Seller;

(h) The Seller will not direct or participate in the management of any of the Other Companies’ operations;

(i) The Seller will not maintain any joint account with any Other Company or become liable as a guarantor or otherwise with respect to, or grant a security interest in any of its assets to secure, any debt or contractual obligation of any Other Company;

(j) The Seller will not engage in any transaction with, or make loans, advances or otherwise extend credit to, any of the Other Companies except as expressly contemplated by the Transaction Documents;

(k) Phillips 66 Co. will take all actions necessary to maintain the Seller as a separate, limited purpose subsidiary of Phillips 66 Co. pursuant to, and in accordance with the terms of, the Limited Liability Company Agreement; and

(l) Each of the Seller and Phillips 66 Co. will take such other actions as are necessary on its part to ensure that the facts and assumptions set forth in the opinion issued by Bracewell & Giuliani LLP, as counsel for Seller, in connection with the closing of the Facility and relating to substantive consolidation issues, and in the certificates accompanying such opinion, remain true and correct in all material respects at all times.

ARTICLE VIII

TERMINATION

Section 8.01. Termination Events. The occurrence of each of the following events shall constitute a “Termination Event”:

(a) Failure of the Seller or Phillips 66 Co. to perform or observe any covenant or agreement under the Transaction Documents, and such failure shall continue for five (5) Business Days after such applicable party receives written notice or actual knowledge of such failure;

(b)(i) Failure of the Seller or Phillips 66 Co. (other than when acting in its capacity as Servicer) to make when due any payment or deposit required to be made by it under any Transaction Document, and such failure shall continue for (A) in the case of Net Investment, the Mandatory Reduction Amounts, Reimbursement Obligations and the required deposits to the LC Cash Collateral Account, one (1) Business Day, or (B) in the case of payment of Yield, fees and other amounts, three (3) Business Days, or (ii) failure of the Servicer to deposit or remit any amounts due under this Agreement, and such failure shall continue for one (1) Business Day;

(c) Any representation or warranty made or deemed made by the Seller, Phillips 66 Co. or the Parent under or in connection with any Transaction Document or any certificate, report or other statement delivered by the Seller, Phillips 66 Co. or the Parent pursuant to the terms set forth in the Transaction Documents shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered (unless such representation or warranty relates solely to one or more specific Receivables incorrectly characterized as Eligible Receivables and immediately following the removal of such Receivables from the Net Receivables Balance, the Percentage Interest does not exceed 100% (95% if a Downgrade Event has occurred and is continuing);

(d)(i) The Seller shall fail to pay any indebtedness when due; or (ii)(A) the Parent, Phillips 66 Co. or any of their respective Subsidiaries shall default beyond any applicable period of grace in any payment of principal of or interest on any Indebtedness for Borrowed Money (as defined in the Credit Agreement) on which the Parent, Phillips 66 Co. or any of their respective Subsidiaries is liable in an aggregate principal amount then outstanding of $150,000,000 or more, or (B) an event of default (other than a failure to pay principal or interest) as defined in any mortgage, indenture, agreement or instrument under which there may be issued, or by which there may be secured or evidenced, under any such Indebtedness shall happen and shall result in such Indebtedness becoming or being declared due and payable prior to the date on which it could otherwise become due and payable;

(e)(i) One or more judgments or decrees involving a liability in excess of $10,000 shall be entered against the Seller; (ii) one or more judgments or decrees shall be entered against Phillips 66 Co. or the Parent or any of their respective Subsidiaries or any combination thereof involving in the aggregate a liability (not paid or fully covered by insurance) of $150,000,000 or more with respect to Phillips 66 Co., the Parent or any of their Subsidiaries and, in the case of either clause (i) or clause (ii), such judgments or decrees shall not have been vacated, dismissed, discharged or stayed within 30 days from the entry thereof;

(f) The Seller, the Parent, Phillips 66 Co. or any of their respective Material Subsidiaries shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian or the like of itself or of all or a substantial part of its property, (ii) become unable, admit in writing its inability or fail to pay its debts generally as they become due, (iii) make a general assignment for the benefit of creditors, (iv) be adjudicated a bankrupt or insolvent, (v) commence a voluntary case under the federal bankruptcy laws of the United States of America or file a voluntary petition or answer seeking reorganization, an arrangement with creditors or an order for relief or seeking to take advantage of any insolvency law or file an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization or insolvency proceeding, or action shall be taken by it for the purpose of effecting any of the foregoing, or (vi) if without the application, approval or consent of the Seller, Phillips 66 Co., the Parent or any of its Material Subsidiaries, a proceeding shall be instituted in any court of competent jurisdiction, under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking in respect of the Seller, Phillips 66 Co., the Parent or any of its Material Subsidiaries an order for relief or an adjudication in bankruptcy, reorganization, dissolution, winding up, liquidation, a composition or arrangement with creditors, a readjustment of debts, the appointment of a trustee, receiver, liquidator or custodian or the like of the Seller, Phillips 66 Co., the Parent or such Material Subsidiaries or of all or any substantial part of its assets, or other like relief in respect thereof under any bankruptcy or insolvency law, and, if such proceeding is being contested by the Seller, Phillips 66 Co., the Parent or such Material Subsidiaries in good faith, the same shall (A) result in the entry of an order for relief or any such adjudication or appointment or (B) continue undismissed for any period of 60 consecutive days;

(g) The Administrative Agent (for the benefit of the Purchasers and the LC Banks) shall cease to have, for any reason, a valid and perfected first priority ownership or security interest in the Receivables, the Related Security and the Collections (subject only to such ownership or security interests that arise under the Oil and Gas Act or under any Blocked Account Agreement);

(h) An “event of termination” shall occur under the Purchase and Contribution Agreement, or any material provision thereof shall for any reason cease to be valid and binding on the Seller or the Originator, as the case may be, or the Seller or the Originator shall so state in writing;

(i) Any Transaction Document shall terminate in whole or in part (except in accordance with its terms or with the consent of the parties thereto) or shall cease to be effective or to be legally valid, binding and enforceable obligation of any one of the Seller, Phillips 66 Co. or the Parent, or any one of the Seller, Phillips 66 Co. or the Parent shall directly or indirectly contest such effectiveness, validity, binding nature or enforceability of any such Transaction Document;

(j) 3-month rolling average Dilution Ratio exceeds 3.75% (3.25% following a Downgrade Event);

(k) 3-month rolling average Delinquency Ratio exceeds 6.50% (5.00% following a Downgrade Event);

(l) 3-month rolling average Default Ratio exceeds 1.00% (0.75% following a Downgrade Event);

(m) 3-month rolling average Loss-to-Liquidation Ratio exceeds 0.75% (0.50% following a Downgrade Event);

(n) 3-month rolling average of Days Sales Outstanding exceeds 20 days (15 days following a Downgrade Event);

(o) the Percentage Interest exceeds (i) 100% for a period of two consecutive business days or (ii) following a Downgrade Event, 95% for one Business Day;

(p) the Servicer shall fail to deliver any Monthly Report, Weekly Report or Daily Report when required under the Transaction Documents, and such failure shall continue for (a) in the case of the Monthly Report, 5 Business Days and (b) in the case of the Weekly Report or Daily Report, 2 Business Days;

(q) as of the last day of any fiscal quarter, commencing with the first quarter-end date occurring after the Closing Date, the ratio of the Parent’s Consolidated Net Debt as of such date shall exceed 60% of the Parent’s Total Capitalization as of such date (“Consolidated Net Debt” and “Total Capitalization” as used in this clause (q) (the “Financial Test”) shall have the meanings given them in the Credit Agreement);

(r) Failure of the Parent to perform any covenant or honor its guarantee of Servicer performance contained in this Agreement, and such failure shall continue for 5 business days after, in the case of a breach of a covenant, the Parent receives written notice or obtains actual knowledge of such breach;

(s)(i) a Change of Control shall occur, (ii) the Parent shall cease to own, directly or indirectly, 100% of the equity interests in the Originator, or (iii) Originator shall cease to own, directly or indirectly, 100% of the membership interests of the Seller; or

(t) an ERISA Event shall occur that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Parent Material Adverse Effect.

Section 8.02. Consequences of a Termination Event. (a) Upon the occurrence of any Termination Event, the Administrative Agent may, or at the direction of the Required Facility Agents shall, by written notice to the Seller, the Originator, and the Servicer, declare an event of termination (an “Event of Termination”) which shall commence the wind-down period after which no Reinvestment Purchases shall be made; provided, that, upon the occurrence of the Termination Events specified in Section 8.01(f) above, the Event of Termination shall be deemed to have occurred automatically. In addition, upon the occurrence of any Termination Event, (i) the Maximum Net Investment shall be reduced as of each calendar date thereafter equal to the Aggregate Exposure Amount as of such date (and each Purchase Group’s Exposure Amount will be reduced ratably), (ii) the Percentage Interest shall be increased to 100% and all Collections will be applied to repay the Facility, (iii) pricing on the Facility will be at the Default Rate, (iv) the Seller shall deposit into the LC Cash Collateral Account the amount necessary to cause the amount therein to be equal to the Required LC Cash Collateral Amount, (v) the Administrative Agent may, or at the direction of the Required Facility Agents shall, deliver the notices of exclusive control to the Depositary Banks under the Blocked Account Agreements, and (vi) the Administrative Agent may, or at the direction of the Required Facility Agent shall, replace Originator as servicer.

(b) Upon the occurrence and continuance of any Termination Event, the Purchasers, the LC Banks, the Facility Agents and the Administrative Agent shall have, in addition to all rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of the applicable jurisdiction and under other applicable Laws, which rights shall be cumulative.

(c) The parties hereto acknowledge that this Agreement is, and is intended to be, a contract to extend financial accommodations to the Seller within the meaning of Section 365(e)(2)(B) of the Bankruptcy Code (11 U.S.C. § 365(e)(2)(B)) (or any amended or successor provision thereof or any amended or successor code).

ARTICLE IX

THE ADMINISTRATIVE AGENT AND THE FACILITY AGENTS

Section 9.01. Authorization and Action. (a) Each Facility Agent, each Purchaser and each LC Bank hereby appoints RBC as Administrative Agent hereunder and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. When requested to do so by a Facility Agent, the Required Facility Agents or the Facility Agents (as the context herein requires or allows), the Administrative Agent shall take such action or refrain from taking such action as a Facility Agent, the Required Facility Agents or the Facility Agents, as the case may be, direct under or in connection with or on any matter relating to the Seller, Originator, the Servicer or the Parent, this Agreement and all other Transaction Documents. In the event of a conflict between a determination or calculation made by the Administrative Agent and a determination or calculation made by any Purchaser, LC Bank or any Facility Agent, the determination or calculation of the Purchaser, the LC Bank or the Facility Agent shall control absent manifest error.

(b) Each Purchaser and LC Bank in a Purchase Group hereby accepts the appointment of the applicable Facility Agent hereunder, and authorizes such Facility Agent to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to such Facility Agent by the terms of this Agreement, if any, together with such other powers as are reasonably incidental thereto. Each other Purchaser or LC Bank within any other Purchase Group hereby accepts the appointment of the related Facility Agent for such Purchase Group and authorizes and empowers such Facility Agent as provided in the two preceding sentences.

(c) Except for actions which the Administrative Agent or any Facility Agent is expressly required to take pursuant to this Agreement or any Conduit Support Document, neither the Administrative Agent nor any Facility Agent shall be required to take any action which exposes the Administrative Agent or such Facility Agent to personal liability or which is contrary to applicable Law unless the Administrative Agent or such Facility Agent shall receive further assurances to its satisfaction from the Purchasers and LC Banks of the indemnification obligations under Section 9.06 hereof against any and all liability and expense which may be incurred in taking or continuing to take such action. The Administrative Agent agrees to give to each Facility Agent, each Purchaser and each LC Bank prompt notice of each notice and determination given to it by the Seller, Originator, the Servicer, the Originator, the Parent, or any Depositary Bank or by it to the Seller, Originator, the Servicer, the Originator, the Parent or any Depositary Bank, pursuant to the terms of this Agreement. Each Facility Agent agrees to give the Administrative Agent and such Facility Agent’s respective Purchasers and LC Banks prompt notice of each notice and determination given to it by the Seller, Originator, the Servicer, the Originator, the Parent, any Depositary Bank or by it to the Seller, Originator, the Servicer, the Originator, the Parent or any Depositary Bank, pursuant to the terms of this Agreement. Notwithstanding the foregoing, neither the Administrative Agent nor any Facility Agent shall be deemed to have knowledge or notice of the occurrence of any Termination Event unless the Administrative Agent or such Facility Agent has received written notice from a Conduit Purchaser, a Committed Purchaser, any LC Bank, any other Facility Agent, the Seller or the Servicer referring to this Agreement, describing such Termination Event and stating that such notice is a “notice of a Termination Event.” Subject to Section 9.07 hereof, the appointment and authority of the Administrative Agent and each Facility Agent hereunder shall terminate on the date of Facility Termination.

(d) For the avoidance of doubt, notwithstanding any other provision hereof, (i) no Facility Agent in its capacity as such shall have any purchase, reinvestment or funding commitment or obligation hereunder, nor be obligated to remit funds to the Seller hereunder, unless such funds are received from the applicable Conduit Purchaser or Committed Purchaser, and (ii) no Facility Agent shall have any personal liability for any default by its Conduit Purchaser or Committed Purchaser hereunder.

Section 9.02. UCC Filings. The Purchasers, the LC Banks, the Facility Agents, the Seller, Originator, the Servicer and the Parent

expressly recognize and agree that the Administrative Agent may be listed as the assignee or secured party of record on, and the Facility Agents, the Purchasers, the LC Banks, expressly authorize the Administrative Agent to execute on their behalf as their agent, the various UCC filings required to be made hereunder and under the Transaction Documents in order to perfect the sale and assignment of the Receivable Interest from the Seller to the Facility Agents, for the benefit of the Purchasers and the LC Banks, that such listing and/or execution shall be for administrative convenience only in creating a record or nominee owner to take certain actions hereunder on behalf of the Facility Agents, the Purchasers and the LC Banks or to execute UCC filings on behalf of the Facility Agents, the Purchasers and the LC Banks and that such listing and/or execution will not affect in any way the status of the Facility Agents, and the Purchasers and the LC Banks as the beneficial owners of, and secured parties with respect to, the Receivable Interest. In addition, such listing or execution shall impose no duties on the Administrative Agent other than those expressly and specifically undertaken in accordance with this Article IX. In furtherance of the foregoing, each Facility Agent, Purchaser and LC Bank shall be entitled to enforce their respective rights created under this Agreement without the need to conduct such enforcement through the Administrative Agent except as provided herein.

Section 9.03. Administrative Agent’s and Facility Agents’ Reliance, Etc. (a) Neither the Administrative Agent nor any Facility Agent nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Administrative Agent or Facility Agent under or in connection with this Agreement (including, without limitation, the Administrative Agent’s servicing, administering or collecting Receivables as Servicer pursuant to Section 4.01 hereof), except for its or their own gross negligence or willful misconduct. Without limiting the foregoing, the Administrative Agent and each Facility Agent: (i) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Purchaser or LC Bank and shall not be responsible to any Purchaser or LC Bank for any statements, warranties or representations made by the Seller, Originator, the Servicer, the Originator or the Parent in connection with this Agreement or any Transaction Agreement; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any Transaction Agreement on the part of the Seller, Originator, the Servicer, the Originator or the Parent or to inspect the property (including the books and records) of the Seller, Originator, the Servicer, the Originator or the Parent; (iv) shall not be responsible to any Owner for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (v) shall incur no liability under or in respect of this Agreement by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by telex or electronic means) believed by it in good faith to be genuine and signed or sent by the proper party or parties.

(b) Each Facility Agent shall determine with its related Purchasers and LC Banks, the number of such (each, a “Voting Block”) which shall be required to request or direct such Facility Agent to take action, or refrain from taking action, under this Agreement and the other

Transaction Documents on behalf of such Purchasers and LC Banks. Such Facility Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of its appropriate Voting Block, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of such Facility Agent’s Purchasers and LC Banks.

(c) Unless otherwise advised in writing by a Facility Agent or by any Purchaser or LC Bank on whose behalf such Facility Agent is purportedly acting, each party to this Agreement may assume that (i) such Facility Agent is acting for the benefit of each of its respective Purchasers and LC Banks, as well as for the benefit of each assignee or other transferee from any such Purchaser or LC Bank, and (ii) such action taken by such Facility Agent has been duly authorized and approved by all necessary action on the part of the Purchasers and LC Banks on whose behalf it is purportedly acting. Each Conduit Purchaser (or, with the consent of all other members of the respective Purchase Group then existing, any other Purchaser or LC Bank) shall have the right to designate a Facility Agent (which may be itself) to act on its behalf and on behalf of its assignees and transferees for purposes of this Agreement by giving to the Administrative Agent written notice thereof signed by such Purchaser(s) and/or LC Bank(s) and the newly designated Facility Agent; provided, however, if such new Facility Agent is not an Affiliate of a Facility Agent that is party hereto, any such designation of a new Facility Agent shall require the consent of the Seller, which consent shall not be unreasonably withheld. Such notice shall be effective when receipt thereof is acknowledged by the Administrative Agent, which acknowledgement the Administrative Agent shall not unreasonably delay giving, and thereafter the party named as such therein shall be Facility Agent for such Purchasers and LC Banks under this Agreement. Each Facility Agent and its respective Purchasers and LC Banks shall agree among themselves as to the circumstances and procedures for removal and resignation of such Facility Agent.

Section 9.04. Non-Reliance on the Administrative Agent and the Facility Agents. Without limiting the generality of any other provision of this Agreement: (a) each of the Conduit Purchasers, the Committed Purchasers, the LC Banks and the Facility Agents expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Seller, Originator, the Servicer, the Originator or the Parent, shall be deemed to constitute any representation or warranty by the Administrative Agent to any such Person. Each of the Conduit Purchasers, the Committed Purchasers, the LC Banks and the Facility Agents represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Conduit Purchaser, Committed Purchaser, LC Bank or Facility Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Seller, Originator, the Servicer, the Originator and the Parent and made its own decision to enter into this Agreement. Each of the Conduit Purchasers, the Committed Purchasers, the LC Banks and the Facility Agents also represents that it will, independently and without reliance upon the Administrative Agent or any other Conduit Purchaser, Committed Purchaser, LC Bank or Facility Agent, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Transaction Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Seller, Originator, the Servicer, the Originator and the Parent. Except for notices, reports and other documents expressly required to be furnished to the Facility Agents, the other Purchasers and LC Banks by the Administrative Agent hereunder, the Administrative Agent shall have no duty or responsibility to provide any Conduit Purchaser, any Committed Purchaser, any LC Bank or any Facility Agent with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Seller, Originator, the Servicer, the Originator or the Parent which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

Each of the Committed Purchasers and LC Banks expressly acknowledges that neither its Facility Agent (or any other Facility Agent) nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by its Facility Agent (or any other Facility Agent) hereinafter taken, including any review of the affairs of the Seller, Originator, the Servicer, the Originator or the Parent shall be deemed to constitute any representation or warranty by any Facility Agent to any such Person. Each of the Committed Purchasers and LC Banks represents to the Facility Agents that it has, independently and without reliance upon its Facility Agent or any other Committed Purchaser, LC Bank or Facility Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Seller, Originator, the Servicer, the Originator and the Parent made its own decision to enter into this Agreement. Each of the Committed Purchasers and LC Banks also represents that it will, independently and without reliance upon its Facility Agent, any other Committed Purchaser, LC Bank or Facility Agent, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Transaction Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Seller, Originator, the Servicer, the Originator and the Parent. Except for notices, reports and other documents expressly required to be furnished to any Purchaser or LC Bank by its Facility Agent hereunder, no Facility Agent shall have any duty or responsibility to provide any Purchaser or LC Bank with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Seller, Originator, the Servicer, the Originator or the Parent which may come into the possession of such Facility Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

Section 9.05. Administrative Agent, Facility Agents and Affiliates. RBC, each Facility Agent and their respective Affiliates may generally engage in any kind of business with the Seller, Originator, the Servicer, the Originator, the Parent or any Obligor, any of their respective Affiliates and any Person who may do business with or own securities of the Seller, Originator, the Servicer, the Originator, the Parent or any Obligor or any of their respective Affiliates, all as if such parties did not have the agency agreements contemplated by this Agreement and without any duty to account therefor to the Purchasers or the LC Banks.

Section 9.06. Indemnification. The Committed Purchasers and LC Banks in each Purchase Groups (proportionately, among the Purchase Groups, in accordance with their respective Purchase Group Percentages) severally agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Seller or the Servicer), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent under this Agreement; provided, that (i) no Committed Purchaser or LC Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting or arising from the Administrative Agent’s gross negligence or willful misconduct and (ii) no Committed Purchaser or LC Bank shall be liable for any amount in respect of any compromise or settlement or any of the foregoing unless such compromise or settlement is approved by the Facility Agents. Without limitation of the generality of the foregoing, the Committed Purchasers and LC Banks in each Purchase Groups (proportionately, among the Purchase Groups, in accordance with their respective Purchase Group Percentages) agree to reimburse the Administrative Agent (to the extent not reimbursed by the Seller or the Servicer), promptly upon demand, for any reasonable out-of-pocket expenses (including reasonable counsel fees) incurred by the Administrative Agent in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement; provided, that no Purchaser or LC Bank shall be responsible for the costs and expenses of the Administrative Agent in defending itself against any claim alleging the gross negligence or willful misconduct of the Administrative Agent to the extent such gross negligence or willful misconduct is determined by a court of competent jurisdiction in a final and non-appealable decision.

Section 9.07. Successor Administrative Agent. The Administrative Agent may resign at any time by giving at least sixty days’ written notice thereof to the Purchasers, the LC Banks, the Facility Agents, the Seller, Originator, the Servicer and the Parent. Upon any such resignation, the Facility Agents representing the more than 50% of the Maximum Net Investment shall have the right to appoint a successor Administrative Agent approved by the Seller (which approval will not be unreasonably withheld or delayed). If no successor Administrative Agent shall have been so appointed by the Facility Agents, and shall have accepted such appointment, within sixty days after the retiring Administrative Agent’s giving of notice or resignation, then the retiring Administrative Agent may appoint a successor Administrative Agent which, if such successor Administrative Agent is not an Affiliate of any of the Facility Agents, is approved by the Seller (which approval will not be unreasonably withheld or delayed), and which successor Administrative Agent shall be (a) a commercial bank having a combined capital and surplus of at least $250,000,000 and (b) experienced in the types of transactions contemplated by this Agreement. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

ARTICLE X

INDEMNIFICATION; EXPENSES

Section 10.01. Indemnity by Seller. (a) The Seller shall indemnify the Administrative Agent, the Facility Agents, the Purchasers, the Support Providers and the LC Banks and their respective assigns, officers, directors and employees (each, an “Indemnified Party”) against all liabilities, claims, damages, costs, expenses, or losses (“Losses”) associated with the Facility, excluding, however, (i) Losses to the extent resulting from the gross negligence or willful misconduct of the Indemnified Party or (ii) recourse (except as provided in this Agreement) for uncollectable Receivables.

Without limiting the foregoing, the Seller shall indemnify the Indemnified Parties for all Losses resulting from:

(i) False or incorrect representations, warranties or certifications of the Seller, the Originator, the Servicer or the Parent in any Transaction Document or any document delivered pursuant to any of the Transaction Documents;

(ii) Failure by the Seller, the Originator, the Servicer or the Parent to comply with applicable law, rules or regulations related to the Receivables;

(iii) Failure to vest in the Administrative Agent (for the benefit of the Purchasers and the LC Banks) a first priority perfected ownership or security interest in the Receivables (other than the rights which arise therein in the case of Oil and Gas Lien Receivables and the rights of any Depositary Bank therein which arise under a Blocked Account Agreement);

(iv) Failure to file, or delay in filing, any financing statements or similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to the Receivables, the Related Security or the Collections;

(v) Any dispute, claim or defense of an Obligor (other than discharge in bankruptcy) to the payment of any Receivable including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid or binding obligation of such Obligor, or any other claim resulting from the sale of the goods or services related to such Receivable or the furnishing or failure to furnish such goods or services or relating to collection activities with respect to such Receivable or any Contract related thereto, or any adjustment, cash discount, rebate, return of product or cancellation with respect to such Receivable;

(vi) Failure by the Seller, Originator, the Servicer or the Parent to perform any of their respective duties or other obligations or comply with any of their respective covenants under the Transaction Documents;

(vii) Any products liability, environmental or other claim by an Obligor or other third party arising out of the goods or services which are the subject of any Receivable;

(viii) Any third party investigation, litigation or proceeding (actual or threatened) related to this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, or the use of proceeds of Purchases under this Agreement or the draw under any Letter of Credit, or in respect of any Receivable;

(ix) Commingling of Collections with any other funds of the Seller, Originator, the Servicer or the Parent;

(x) Third party claims arising from the Seller’s, Originator’s or the Servicer’s administration of the Receivables;

(xi) The sale of any Receivable in violation of applicable Law;

(xii) Any setoff by any Obligor, any net-outs under a Net-Out Agreement and any netting under master netting agreements;

(xiii) Any Letter of Credit issued pursuant to this Agreement or the use of the proceeds thereof by the applicable beneficiary or any affiliate, agent, employee or assignee thereof;

(xiv) The failure of the Seller or Originator to pay when due any sales, excise, motor fuel, business and occupation, property or other similar taxes payable in connection with the Receivables;

(xv) Any interest any Person may acquire in any Receivable or any Collections or Related Security with respect thereto pursuant to any Oil and Gas Act; and

(xvi) Any dispute, suit or claim arising out of any provision in any Contract restricting or prohibiting sale and assignment of the related Receivables.

(b) Promptly upon receipt by any Indemnified Party under this Section 10.01 of notice of the commencement of any suit, action, claim, proceeding or governmental investigation against such Indemnified Party, such Indemnified Party shall, if a claim in respect thereof is to be made against the Seller hereunder, notify the Seller in writing of the commencement thereof. Any notice claiming compensation under this Section shall set forth in reasonable detail the amount or amounts to be paid to it hereunder and shall be conclusive in the absence of manifest error. The Seller may participate in and assume the defense and settlement of any such suit, action, claim, proceeding or investigation at its expense, and no settlement thereof shall be made without the approval of the Seller and the Indemnified Party. The approval of the Seller will not be unreasonably withheld or delayed. After notice from the Seller to the Indemnified Party of its intention to assume the defense thereof with counsel reasonably satisfactory to the Administrative Agent and the Facility Agents, and so long as the Seller so assumes the defense thereof in a manner reasonably satisfactory to the Administrative Agent and the Facility Agents, the Seller shall not be liable for any legal expenses of counsel unless there shall be a conflict between the interests of the Seller and the Indemnified Party, in which case the Indemnified Party(ies) shall have the right to employ one counsel to so represent it (them).

(c) The Seller will promptly pay to the Facility Agent for the Indemnified Party such indemnity amount as shall be specified to the Seller in a certificate of the Indemnified Party (or its Facility Agent, on its behalf) setting forth the calculations of such amount, together with the basis therefor. Any such certificate submitted by or on behalf of the Indemnified Party shall be conclusive and binding for all purposes, absent manifest error.

(d) Each Indemnified Party, on behalf of itself, its assigns, officers, directors, officers and employees, shall use its good faith efforts to mitigate, reduce or eliminate any losses, expenses or claims for indemnification.

Section 10.02. Indemnity for Taxes. (a) The Seller will indemnify each Indemnified Party against any Taxes (other than Excluded Taxes) (i) which may be asserted or imposed in respect of Receivables and sales or assignment thereof or the receipt of Collections or other proceeds with respect to Receivables or any Related Security, (ii) which may arise by reason of the ownership or security interest in, or the sale or other disposition of any interest in the Receivables or any Related Security or (iii) which may arise otherwise by reason of the execution, delivery, performance or enforcement of the Transaction Documents.

(b) The Administrative Agent and each Facility Agent will promptly notify the Seller of any event of which it has knowledge, which will entitle it or any Person in its Purchase Group to compensation pursuant to this Section 10.02; provided, however, that failure of any Indemnified Party to demand indemnification for any Taxes shall not constitute a waiver of such right to indemnification, except that the Seller shall not be required to indemnify an Indemnified Party for Taxes under this Section 10.02 unless such Indemnified Party notifies the Seller of such claim no later than 180 days after such Indemnified Party has knowledge of such Taxes being imposed or arising. Any notice claiming compensation under this Section shall set forth in reasonable detail the additional amount or amounts to be paid to it hereunder and shall be conclusive in the absence of manifest error. In determining such amount, any Indemnified Party may use any reasonable averaging and attribution methods. The Seller shall be obligated to any claim for tax indemnity promptly upon receipt of such notice.

(c) Each Indemnified Party agrees that it will use reasonable efforts to reduce or eliminate any claim for indemnity pursuant to this Section 10.02 including, subject to applicable

Law, a change in the funding office of such Indemnified Party; provided, however, that nothing contained herein shall obligate any Indemnified Party to take any action that imposes on such Indemnified Party any additional costs or legal or regulatory burdens which such Indemnified Party reasonably considers material, nor which, in such Indemnified Party’s reasonable opinion, would have an adverse effect on its business, operations or financial condition.

Section 10.03. Indemnity by Phillips 66 Co. (a) Phillips 66 Co. shall indemnify the Indemnified Parties for all Losses resulting from:

(i) False or incorrect representations, warranties or certifications of Phillips 66 Co. in this Agreement or any document delivered pursuant to this Agreement; and

(ii) Failure by Phillips 66 Co. to perform any of its duties or other obligations or comply with any of its covenants under this Agreement.

(b) Promptly upon receipt by any Indemnified Party under this Section 10.03 of notice of the commencement of any suit, action, claim, proceeding or governmental investigation against such Indemnified Party, such Indemnified Party shall, if a claim in respect thereof is to be made against Phillips 66 Co. hereunder, notify Phillips 66 Co. in writing of the commencement thereof. Any notice claiming compensation under this Section shall set forth in reasonable detail the amount or amounts to be paid to it hereunder and shall be conclusive in the absence of manifest error. Phillips 66 Co. may participate in and assume the defense and settlement of any such suit, action, claim, proceeding or investigation at its expense, and no settlement thereof shall be made without the approval of Phillips 66 Co. and the Indemnified Party. The approval of Phillips 66 Co. will not be unreasonably withheld or delayed. After notice from Phillips 66 Co. to the Indemnified Party of its intention to assume the defense thereof with counsel reasonably satisfactory to the Administrative Agent and the Facility Agents, and so long as Phillips 66 Co. so assumes the defense thereof in a manner reasonably satisfactory to the Administrative Agent and the Facility Agents, Phillips 66 Co. shall not be liable for any legal expenses of counsel unless there shall be a conflict between the interests of Phillips 66 Co. and the Indemnified Party, in which case the Indemnified Party(ies) shall have the right to employ one counsel to so represent it (them).

(c) Phillips 66 Co. will promptly pay to the Facility Agent for the Indemnified Party such indemnity amount as shall be specified to Phillips 66 Co. in a certificate of the Indemnified Party (or its Facility Agent, on its behalf) setting forth the calculations of such amount, together with the basis therefor. Any such certificate submitted by or on behalf of the Indemnified Party shall be conclusive and binding for all purposes, absent manifest error.

(d) Each Indemnified Party, on behalf of itself, its assigns, officers, directors, officers and employees, shall use its good faith efforts to mitigate, reduce or eliminate any losses, expenses or claims for indemnification.

Section 10.04. Expenses. The Seller agrees, promptly following receipt of a written invoice, to pay or cause to be paid, and to save each Purchaser, each LC Bank, each Facility Agent and the Administrative Agent harmless against liability for the payment of, (a) all reasonable out-of-pocket expenses (excluding salaries and overhead costs) incurred by or on behalf of any Purchaser, any LC Bank, any Facility Agent and the Administrative Agent in connection with the negotiation, execution, delivery and preparation of this Agreement and the other Transaction Documents and the transactions contemplated by or undertaken pursuant to or in connection herewith or therewith (including, without limitation, rating agency fees, the reasonable fees of FTI Consulting in conducting the agreed-upon procedures, and the reasonable fees and expenses of counsel from one law firm representing the Administrative Agent and the Facility Agents) and (b) all reasonable out-of-pocket expenses (including, without limitation, the reasonable fees and expenses of counsel from one law firm representing the Administrative Agent and the Facility Agents), including all reasonable costs and expenses actually incurred by or on behalf of any Purchaser, any LC Bank, any Facility Agent and the Administrative Agent from time to time (i) relating to any requested amendments, waivers or consents under the Transaction Documents, (ii) arising in connection with the Purchasers’, the LC Banks’, the Facility Agents’ or the Administrative Agent’s enforcement or preservation of their respective rights (including, without limitation, the perfection and protection of the Receivable Interest ) under the Transaction Documents, (iii) relating to audit and due diligence fees (limited as provided in Section 4.06 hereof or (iv) relating to the maintenance of the transactions contemplated by or undertaken pursuant to or in connection with this Agreement or the other Transaction Documents; provided that so long as no Termination Event exists, Seller shall not be responsible for the fees and expenses of more than one law firm.

ARTICLE XI

MISCELLANEOUS

Section 11.01. Amendments and Waivers. The Required Facility Agents may, in writing, from time to time, (a) enter into agreements with the Seller, the Originator, the Servicer and the Parent amending, modifying or supplementing this Agreement, and (b) in their sole discretion, grant waivers of the provisions of this Agreement or consents to a departure from the due performance of the obligations of the Seller, the Originator, the Servicer or the Parent under this Agreement; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all Facility Agents and LC Banks:

(i) change the definitions of “Aggregate Exposure Amount”, “Concentration Limit”, “Eligible Receivable”, “Net Receivables Balance”, “Percentage Interest” or “Total Reserve Amount”, or any components of any of the foregoing, contained in this Agreement;

(ii) reduce the amount of Aggregate Net Investment or Yield thereon or delay any scheduled date for payment thereof;

(iii) reduce fees payable by the Seller to the Facility Agents or the Purchasers, or delay the dates on which such fees are payable;

(iv) extend the Scheduled Termination Date (except as extended in accordance with the terms of this Agreement); or

(v) change any of the provisions of this Section 11.01 or the definition of “Required Facility Agents”;

and provided, further, that no amendment, waiver or consent shall (a) increase the Purchase Group Maximum Net Investment of a Purchase Group or reduce the amount of Net Investment of, or Yield or fees payable to, any Purchase Group unless in writing and signed by the Facility Agent for such Purchase Group and its related Purchasers or (b) affect the rights of any LC Banks, including by the reduction of the amount of the Reimbursement Obligation or Yield thereon or any fees payable with respect to the Letters of Credit issued by it, unless in writing signed by such LC Bank. Any waiver of any provision hereof, and any consent to a departure by the Seller, Originator, the Servicer or the Parent from any of the terms of this Agreement, shall be effective only in the specific instance and for the specific purpose for which given.

To the extent that any Facility Agent for any Purchase Group determines that it (or the Conduit Purchaser(s) in such Purchase Group) is obligated by S&P or Moody’s to do so, such Facility Agent will provide S&P and/or Moody’s, as applicable, with a copy of each amendment to this Agreement prior to the effectiveness thereof.

Section 11.02. Successors and Assigns; Assignments; Participations. (a) This Agreement shall be binding on the parties hereto and their respective successors and assigns; provided, however, that none of the Seller, the Originator, the Servicer or the Parent may assign any of its rights or delegate any of its duties hereunder without the prior written consent of the Facility Agents. Each of the Purchasers may assign, (a) without any prior written consent, in whole or in part, its interest in the Receivables and obligations hereunder to any other then existing Purchaser, any Support Provider or to any other Conduit Purchaser administered by its Facility Agent, and (b) with the consent of the Seller, the Administrative Agent and the Facility Agents, each of which consents shall not be unreasonably withheld or delayed, to any other Person, provided, that if a Termination Event exists, the Seller’s consent shall not be required. To effectuate an assignment hereunder, both the assignee and the assignor (including, as appropriate, its Facility Agent) will be required to execute and deliver to the Seller, the Servicer and the Administrative Agent an Assignment and Assumption Agreement. Following any assignment in accordance with the foregoing criteria, the Purchase Group Percentage and Purchase Group Maximum Net Investment of each Purchase Group hereunder (after giving effect to the assignment) will be adjusted to such extent as may be necessary to reflect such assignment (and Schedule I hereto shall be deemed to be amended accordingly). The Seller, Originator and the Parent hereby agree and consent to the complete assignment by the applicable Conduit Purchasers of all of their respective rights under, interest in, title to and obligations under the Transaction Documents to the respective Collateral Agent under the applicable Conduit Purchaser’s Commercial Paper programs.

(b) Any Committed Purchaser may sell participating interests (each acquirer of a participating interest, a “participant”) in its rights and obligations pursuant to this Agreement; provided, however, that the selling Committed Purchaser shall retain all rights and obligations under this Agreement and all parties to this Agreement shall continue to deal solely with such selling Committed Purchaser. Each agreement between a Committed Purchaser and a participant shall provide that (i) such Committed Purchaser shall retain the sole right to enforce the Transaction Documents and to approve any amendment, modification or waiver of any provision of this Agreement (other than any amendment, modification or waiver of a provision described in clause (ii) in Section 11.01 that affects such participant), (ii) such participant shall be entitled to receive no greater indemnity amounts than its related Committed Purchaser would have been entitled to receive (unless the Seller consents to such participant) and (iii) such participant provide its related Committed Purchaser with the applicable tax forms that it would have had to provide under Section 11.07, if it were a Purchaser.

(c) Any Purchaser may at any time pledge or grant a security interest in all or any portion of its rights (including, without limitation, any interests in the Receivable Interest and any rights to payment of Net investment and Yield) under this Agreement to secure obligations of such Purchaser to a Federal Reserve Bank, without notice to or consent of the Seller, Originator or the Parent; provided, that no such pledge or grant of a security interest shall release a Purchaser from any of its obligations hereunder, or substitute any such pledgee or grantee for such Purchaser as a party hereto.

(d) Any LC Bank may assign its interests, rights and obligation as an LC Bank under this Agreement only with the consent of the Seller.

Section 11.03. No Implied Waiver; Cumulative Remedies. No course of dealing and no delay or failure of any Purchaser, any LC Bank, any Facility Agent or the Administrative Agent in exercising any right, power or privilege under the Transaction Documents shall affect any other or future exercise thereof or the exercise of any other right, power or privilege; nor shall any single or partial exercise of any such right, power or privilege or any abandonment or discontinuance of steps to enforce such a right, power or privilege preclude any further exercise thereof or of any other right, power or privilege. The rights and remedies of the Administrative Agent, the Facility Agents, Purchasers and the LC Banks under the Transaction Documents are cumulative and not exclusive of any rights or remedies which the Administrative Agent, any Facility Agent, any Purchaser or any LC Bank would otherwise have.

Section 11.04. No Discharge. The respective obligations of the Seller, the Originator, the Servicer and the Parent under the Transaction Documents shall be absolute and unconditional and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by (a) any exercise or nonexercise of any right, remedy, power or privilege under or in respect of the Transaction Documents or applicable Law, including, without limitation, any failure to set-off or release in whole or in part by the Administrative Agent, any Facility Agent, any Purchaser or any LC Bank of any balance of any deposit account or credit on its books in favor of the Seller, the Originator, the Servicer or the Parent, as the case may be, or any waiver, consent, extension, indulgence or other action or inaction in respect of any thereof, or (b) any other act or thing or omission or delay to do any other act or thing which could operate as a discharge of the Seller, the Originator, the Servicer or the Parent as a matter of Law.

Section 11.05. Set-Off. In case a Termination Event shall occur and be continuing, each Purchaser and LC Bank shall each have the right, in addition to all other rights and remedies available to it, without notice to the Seller, the Originator, or the Servicer or the Parent, as the case may be, to set-off against and to appropriate and apply to any amount owing by the Seller, the Originator, the Servicer or the Parent hereunder which has become due and payable, any debt owing to, and any other funds held in any manner for the account of, such Person by a Purchaser or an LC Bank or by any holder of any assignment, including, without limitation, all funds in all deposit accounts (whether time or demand, general or special, provisionally credited or finally credited, or otherwise), now or hereafter maintained by such Person with a Purchaser or an LC Bank or a Collateral Agent (it being understood that no such set-off with respect to either the Seller, the Originator, the Servicer or the Parent shall be applied to any amounts owing by any other Person hereunder). Such right shall exist whether or not such debt owing to, or funds held for the account of, the Seller, the Originator, the Servicer or the Parent is or are matured other than by operation of this Section 11.05 and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to any Purchaser or LC Bank. Each Facility Agent agrees that if its Purchase Group shall, by reason of any of its related Purchasers and LC Banks exercising any right of set-off or counterclaim or otherwise, receive payment of a portion of the Aggregate Net Investment or Participation Advance which exceeds such Purchase Group’s Percentage of the Aggregate Exposure Amount, such Facility Agent shall, on behalf of its Purchase Group, purchase participations (and each Purchaser and LC Bank in such Facility Agent’s Purchase Group shall immediately reimburse the Facility Agent based on its interests in such Aggregate Exposure Amount) in the portion of the Aggregate Exposure Amount funded by each other Purchase Group, and such other adjustments shall be made, as may be required so that all reductions in the Aggregate Exposure Amount shall be shared by the Purchase Groups ratably in accordance with their respective Purchase Group Percentages. Nothing in this Agreement shall be deemed a waiver or prohibition or restriction of any Purchaser’s or LC Bank’s or any holder’s rights of set-off or other rights under applicable Law.

Section 11.06. Payments Set Aside. To the extent that the Seller, the Parent or any Obligor makes a payment to a Purchaser or an LC Bank, or a Purchaser or LC Bank exercises its rights of set-off, and such payment or set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by, or is required to be refunded, rescinded, returned, repaid or otherwise restored to the Seller, the Parent, such Obligor, a trustee, a receiver or any other Person under any Law, including, without limitation, any bankruptcy law, any state or federal law, common law or equitable cause, the obligation or part thereof originally intended to be satisfied shall, to the extent of any such restoration, be reinstated, revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred. The provisions of this Section 11.06 shall survive the termination of this Agreement.

Section 11.07. Tax Forms. (a) Each Purchaser and each LC Bank agrees to provide the Seller, the Servicer, the Administrative Agent and the Facility Agent for such Purchaser and LC Bank with (A) (x) two appropriately executed copies of Internal Revenue Service Form W-9, or any successor form, on the date hereof (or, if later, on the date on which it becomes a Purchaser or LC Bank under this Agreement) certifying that such Purchaser or LC Bank is exempt from U.S. backup withholding or (y) two appropriate executed copies of Internal Revenue Service Form W-8ECI (or alternatively, Internal Revenue Service Form W-8BEN), or any successor forms, (i) on the date hereof (or, if later, the date on which it becomes an Purchaser or LC Bank under this Agreement), and (ii) upon the occurrence of any event that would require the amendment or resubmission of any such Form previously provided hereunder and (B) any other forms, certificates or information in connection therewith requested by the Seller, the Servicer, the Administrative Agent or the Facility Agent for such Purchaser or LC Bank.

(b) If a payment made to a Purchaser under this Agreement would be subject to U.S. Federal withholding Tax imposed by FATCA if such Purchaser were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Purchaser shall deliver to the Seller, the Servicer and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Seller or Servicer such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Seller, the Servicer or the Administrative Agent as may be necessary for the Seller, the Servicer and the Administrative Agent to comply with their obligations under FATCA and to determine that such Purchaser has complied with such Purchaser’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for the purposes of this clause (b), FATCA shall include any amendments made to FATCA after the date of this Agreement.

Section 11.08. Replacement of Purchase Groups. If (i) any Conduit Purchaser’s Commercial Paper ceases to have a short-term debt rating of “A-1” or better by S&P, “P-1” or better by Moody’s and “F-1” or better from Fitch Ratings (but only if such Conduit Purchaser’s Commercial Paper is then rated by such Rating Agency) or (ii) any Purchase Group includes a Defaulting Purchaser, as long as no Potential Termination Event or Termination Event then exists (or would occur after giving effect to any termination of a Purchase Group), upon notice to the related Facility Agent and the Administrative Agent, the Seller shall have the right to terminate the interests, rights and obligations of such Purchaser and its Purchase Group or require each Purchaser in such Facility Agent’s Purchase Group to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.02 hereof), all of its respective interests, rights and obligations under this Agreement to an assignee that shall assume such obligations; provided, that each member of such terminated or assigning Purchase Group shall have received payment of an amount equal to all outstanding Net Investment, Participation Advances, Yield in respect thereof, accrued and unpaid fees and all other Aggregate Unpaids payable to it hereunder, from the Seller or the assignee, as the case may be; and provided further, that (i) if the Purchase Group proposed to be terminated without replacement includes an LC Bank whose Letters of Credit would remain outstanding after such termination, such termination will be permissible only if the

Aggregate Exposure Amount would not exceed the Maximum Net Investment, in each case, after giving effect to the termination of such Purchase Group and the associated repayments to it and reduction of its Purchase Group Maximum Net Investment and the Maximum Net Investment and (ii) if such terminated or assigning Purchase Group includes an LC Bank whose Letters of Credit will remain outstanding after such termination or assignment, as applicable, such LC Bank (a) will remain a party hereto and shall continue to have the rights and obligations of an LC Bank under this Agreement with respect to Letters of Credit issued by it prior to such termination or assignment, other than the right to receive the Used Fee or the Unused Fee, and (b) will have no LC Bank Sublimit and no obligation to issue additional Letters of Credit. The Seller agrees to use commercially reasonable efforts to cause the Letters of Credit issued by a LC Bank which is a member of a terminated or assigning Purchase Group to be terminated and replaced.

Section 11.09. No Petition. Each party hereto agrees, for the benefit of the holders of the privately or publicly placed indebtedness of borrowed money of any Conduit Purchaser not, prior to the date which is one (1) year and one (1) day after the payment in full of all such indebtedness, to acquiesce, petition or otherwise, directly or indirectly, invoke, or cause such Conduit Purchaser to invoke, the process of any Official Body for the purpose of (a) commencing or sustaining a case against such Conduit Purchaser under any federal or state bankruptcy insolvency or similar law (including the Federal Bankruptcy Code), (b) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official for such Conduit Purchaser or any substantial part of the property of such Person, or (c) ordering the winding up or liquidation of the affairs of such Conduit Purchaser.

Section 11.10. No Recourse. The obligations of each Conduit Purchaser, under this Agreement shall be payable solely out of the funds of such Conduit Purchaser available for such purpose and shall be solely the corporate or limited liability company obligations of such Conduit Purchaser. No recourse shall be had for the payment of any amount owing by a Conduit Purchaser in respect of this Agreement or for the payment of any fee hereunder or for any other obligation or claim arising out of or based upon this Agreement against any Affected Party, any Facility Agent, or the Administrative Agent, any Affiliate of any of the foregoing, or any stockholder, employee, officer, director, incorporator or beneficial owner of any of the foregoing.

Section 11.11 Holidays. Except as may be otherwise provided in this Agreement, if any payment due hereunder shall be due on a day which is not a Business Day, such payment shall instead be due on the next Business Day.

Section 11.12. Records. Except as may be otherwise provided in this Agreement to the contrary, all amounts calculated or due hereunder shall be determined from the records of the Administrative Agent or the applicable Facility Agent, which determinations shall be conclusive absent manifest error.

Section 11.13. Term of Agreement. This Agreement shall terminate on the date of Facility Termination; provided, however, that (i) the indemnification and payment provisions set forth in Sections 2.14, 4.12 and 11.06 and Article X hereof and (ii) the agreement set forth in Section 11.09 hereof shall be continuing and shall survive any termination of this Agreement.

Section 11.14. Notices. (a) All notices, requests, demands, directions and other communications (collectively “notices”) under the provisions of this Agreement shall be in writing (including telexed, facsimile or electronic communication) unless otherwise expressly permitted hereunder and shall be sent by first-class mail, first-class express mail, electronic mail or courier, or by telex or facsimile, in all cases with charges prepaid. All notices shall be sent to the applicable party at the notice addresses appearing on the signature page hereof (in the case of the Seller, Phillips 66 Co., the Parent and the Administrative Agent) or on Schedule I hereto (in the case of the Facility Agents, the Purchasers and the LC Banks) or in accordance with the last unrevoked written direction from such party to the other parties hereto.

(b) All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt. Notices sent by e-mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient.

Section 11.15. Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability of such provision in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

Section 11.16. Prior Understandings. This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and supersedes all prior understandings and agreements, whether written or oral.

Section 11.17. Governing Law; Submission to Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. Each party hereto hereby submits to the nonexclusive jurisdiction of the federal courts for the Southern District of New York for the purpose of adjudicating any claim or controversy arising in connection with any of the Transaction Documents or any of the transactions contemplated thereby, and for such purpose, to the extent they may lawfully do so, waive any objection which each may now or hereafter have to such jurisdiction or to venue therein and any claim of inconvenient forum with respect thereto.

Section 11.18. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

Section 11.19. Confidentiality. Phillips 66 Co., the Seller and the Parent agree to keep the information contained in the Transaction Documents that relates to Yield, fees and other pricing terms strictly confidential. Each Purchaser, each LC Bank, each Facility Agent and the Administrative Agent shall keep all non-public information obtained pursuant to the Transaction Documents and the transactions contemplated hereby or thereby or effected in connection herewith or therewith confidential and will not disclose such information to outside parties. Notwithstanding the foregoing, any party hereto may make disclosure (i) if it is obligated to do so pursuant to a request or order under any Law or pursuant to a subpoena or other legal process; (ii) if it is requested to do so by any regulatory authority; (iii) in the case of the Facility Agents, the Purchasers and the LC Banks, to bank examiners, and to potential assignees and participants; (iv) to its Affiliates, to its and its Affiliates’ directors, officers, employees, agents, auditors, counsel and other advisors; (v) in connection with any litigation or dispute or the exercise of any remedies under the Transaction Documents; or (vi) to any rating agency, subject to, in the case of each of clause (iii), (iv), (v) and (vi), reasonable efforts to cause the recipient of such proprietary information to keep it confidential.

Section 11.20. USA Patriot Act. Each Committed Purchaser that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Seller, the Originator, the Servicer and the Parent that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each of the Seller, the Originator, the Servicer and the Parent, which information includes the name and address of each of the Seller, the Originator, the Servicer and the Parent and other information that will allow such Committed Purchaser to identify each of the Seller, the Originator, the Servicer and the Parent in accordance with the Act.

Section 11.21. Additional Branches. At such time as Originator adds a new branch and the Seller acquires Receivables generated by that new branch, as long as that new branch is in a line of business which Originator has on the Closing Date, the Required Facility Agents will promptly determine, after receipt from the Seller and Originator of appropriate data and conducting of any necessary due diligence, whether such new branch is an Eligible Branch or an Ineligible Branch; provided, however, that a new branch in the refined products business will automatically be listed as an Eligible Branch if, at the time the status of such branch is first determined by the Required Facility Agents, the Receivables generated by that new branch are less than 2.5% of the Receivables generated by Originator’s other Eligible Branches. Schedule IV to this Agreement will be automatically updated to reflect the addition of any new branch and its status. For the avoidance of doubt, (i) until the determination of the status of a new branch, such branch shall be deemed to be an Ineligible Branch and (ii) any new branch which is in a line of business which Originator does not have on the Closing Date shall not be an Eligible Branch.

IN WITNESS WHEREOF, the parties hereto, by their duly authorized signatories, have executed and delivered this Agreement as of the date first above written.

ROYAL BANK OF CANADA, as Administrative Agent and Structuring Agent

By:	/s/ Veronica L. Gallagher
Authorized Signatory
Title:

[Signature Page to Receivables Purchase Agreement]

OLD LINE FUNDING, LLC, as a Conduit Purchaser

By: Royal Bank of Canada, as attorney-in-fact

By:	/s/ Janine D. Marsini
Authorized Signatory
Title:

ROYAL BANK OF CANADA, as a Committed Purchaser, an LC Bank and a Facility Agent

By:	/s/ Janine D. Marsini
Authorized Signatory Title:

By:	/s/ Veronica L. Gallagher
Authorized Signatory Title:

[Signature Page to Receivables Purchase Agreement]

CIESCO, LLC, as a Conduit Purchaser

By: Citibank, N.A., as attorney-in-fact

By:	/s/ Kosta Karantzoulis
Authorized Signatory
Title: Vice President Citigroup Global Markets, Inc.

CITIBANK, N.A., as a Committed Purchaser and an LC Bank

By:	/s/ Kosta Karantzoulis
Authorized Signatory
Title: Vice President Citigroup Global Markets, Inc.

CITIBANK, N.A., as a Facility Agent

By:	/s/ Kosta Karantzoulis
Authorized Signatory
Title: Vice President Citigroup Global Markets, Inc.

[Signature Page to Receivables Purchase Agreement]

WORKING CAPITAL MANAGEMENT CO., L.P., as a Conduit Purchaser

By:	/s/ Shinichi Nochide
Authorized Signatory
Title:

MIZUHO CORPORATE BANK, LTD., as a Committed Purchaser, an LC Bank and a Facility Agent

By:	/s/ Leon Mo
Authorized Signatory
Title:

[Signature Page to Receivables Purchase Agreement]

MARKET STREET FUNDING LLC, as a Conduit Purchaser

By:	/s/ Doris Hearn
Authorized Signatory
Title:

PNC BANK, NATIONAL ASSOCIATION, as a Committed Purchaser and an LC Bank

By:	/s/ Mark Falcione
Authorized Signatory
Title: Senior Vice President

PNC BANK, NATIONAL ASSOCIATION, as a Facility Agent

By:	/s/ William Falcon
Authorized Signatory
Title: Vice President

[Signature Page to Receivables Purchase Agreement]

LIBERTY STREET FUNDING LLC, as a Conduit Purchaser

By:	/s/ Jill A. Russo
Authorized Signatory
Title:

THE BANK OF NOVA SCOTIA, as a Committed Purchaser, an LC Bank and a Facility Agent

By:	/s/ John Frazell
Authorized Signatory
Title: Director

[Signature Page to Receivables Purchase Agreement]

GOTHAM FUNDING CORP., as a Conduit Purchaser

By:	/s/ David V. DeAngelis
Authorized Signatory
Title: Vice President

The BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH, as a Committed Purchaser

By:	/s/ Maria Ferradas
Authorized Signatory
Title: Vice President

The BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH, as an LC Bank

By:	/s/ Maria Ferradas
Authorized Signatory
Title: Vice President

The BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH, as a Facility Agent

By:	/s/ Aditya Reddy
Authorized Signatory
Title: Managing Director

[Signature Page to Receivables Purchase Agreement]

PHILLIPS 66 RECEIVABLES FUNDING LLC, as Seller

By:	/s/ Mehmet F. Muftuoglu
Authorized Signatory
Title: Vice President

Address for Notices:

1320-9 Plaza Office Building
315 S. Johnstone
Bartlesville, Oklahoma 74004
Attention: Paul Curtis
Telephone: (918) 661-4166
Fax: (918) 662-2976

[Signature Page to Receivables Purchase Agreement]

PHILLIPS 66 COMPANY, as Servicer and as Originator

By:	/s/ Frances M. Vallejo
Authorized Signatory
Title: Vice President and Treasurer

Address for Notices:

600 North Dairy Ashford Road
Houston, Texas 77079
Attention: Treasurer
Telephone: (281) 293-1000
Fax: (281) 293-2941

[Signature Page to Receivables Purchase Agreement]

PHILLIPS 66, as Parent

By:	/s/ Frances M. Vallejo
Authorized Signatory
Title: Vice President and Treasurer

Address for Notices:

600 North Dairy Ashford Road
Houston, Texas 77079
Attention: Treasurer
Telephone: (281) 293-1000
Fax: (281) 293-2941

[Signature Page to Receivables Purchase Agreement]